UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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National Storage Affiliates Trust
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MOVE IT BOAT & RV ST
MOVE IT
STORAGE
NATIONAL STORAGE
AFFILIATES
NORTHWEST
SELF
STORAGE
STORAGE
62939

NOTICE OF 2024

ANNUAL MEETING OF SHAREHOLDERS & PROXY STATEMENT

Dear fellow shareholders:

During our nine years operating as a public company, National Storage Affiliates has maintained a commitment to growth and positive change. In 2023, that focus resulted in important achievements that we believe strategically position the Company for future success.

In 2023, we:

•Sold assets to improve our portfolio concentration in attractive markets and reduce our exposure to slower growing markets and assets;
•Utilized asset sale proceeds to reduce our floating rate debt exposure, free up our revolving line of credit and buy back common shares;
•Formed a new joint venture to access additional investment capital; and
•Invested in our data warehouse and new AI technology to enhance our operating model and drive efficiencies.

These accomplishments would not have been possible without the hard work of our over 1,000 employees and the continued partnership of our PROs. As we enter our tenth year as a public company, we are diligently focused on advancing our People, Process and Platform initiatives to drive value for our shareholders and all stakeholders.

As our business evolves, so too does our governance. In February, we welcomed a new independent trustee, Lisa Cohn, to our board of trustees, and in March, we increased the size of our board from 11 to 12 trustees and nominated Michael Schall to stand for election at our 2024 annual meeting of shareholders as an independent trustee. We have also revamped our proxy statement, making changes to organization and formatting to enhance transparency and improve readability.

We hope these changes will be helpful as you consider your vote ahead of our 2024 annual meeting of shareholders, which will be held virtually on Monday, May 13, 2024 at 11:00 a.m., mountain daylight time. We are pleased to invite you to attend that meeting and, in all events, we encourage you to have your say in our governance and direction by voting your shares.

Thank you for your continued support and investment in National Storage Affiliates.

Tamara D. Fischer Executive Chairperson	David G. Cramer President, Chief Executive Officer and Trustee

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 13, 2024
To the Shareholders of National Storage Affiliates Trust:
We invite you to attend the 2024 annual meeting of shareholders (the "Annual Meeting") of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company," "we," "our" or "us").

Meeting Date:	May 13, 2024

Time:	11:00 a.m., Mountain Daylight Time (MDT)

Location:	The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/NSA2024.

Record Date:	March 15, 2024

Items of Business:	1. Election of Twelve Trustees to the Company's Board of Trustees
2. Ratification of Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for 2024
3. Non-Binding Advisory Resolution to Approve Executive Compensation
4. Non-Binding Advisory Resolution to Approve the Frequency of Holding an Advisory Vote on Executive Compensation
5. Approval of the National Storage Affiliates Trust 2024 Equity Incentive Plan
6. Transaction of Other Business that Properly Comes Before the Annual Meeting
Our board of trustees recommends that you vote FOR each of Items 1, 2, and 3, FOR "Every Year" for Item 4, and FOR Item 5.

How to Vote:	This proxy statement includes information on how to vote your common shares.
Your proxy is being solicited by our board of trustees.
We hope that all shareholders who can do so will attend the Annual Meeting in person via the live webcast. Whether or not you plan to attend, we urge you to promptly submit your proxy or voting instructions to help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting.

By Order of the Board of Trustees,

Tiffany S. Kenyon Executive Vice President, Chief Legal Officer, and Secretary

Greenwood Village, Colorado
March 29, 2024
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2024. The Proxy Statement, our 2023 Annual Report to Shareholders, and the means to vote electronically at the Annual Meeting or by Internet, telephone or mail are available at www.proxyvote.com. You will need to enter the control number found on your proxy card to access these materials via the Internet.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	2

OUR BOARD

WHO WE ARE
As summarized below, our trustees and trustee nominees have unusually deep industry-specific operating expertise as well a wide, varied, and complementary set of skills, experiences, and attributes. The information about our trustees and trustee nominees is current as of March 15, 2024. We refer to our company as the "Company," "NSA", "we," "our" or "us".

Tamara D. Fischer Age: 68	EXPERIENCE
2013 - Present
–Executive Chairperson of NSA since April 2023
–Prior roles at NSA include Chief Executive Officer ("CEO") (January 2020 – March 2023), President (July 2018 – June 2022), and Chief Financial Officer (2013 – December 2019)

2004 -2008
–Executive Vice President & Chief Financial Officer of Vintage Wine Trust, Inc., a triple net lease real estate investment trust ("REIT") focused on real estate assets related to the U.S. domestic wine industry

	1993 - 2003	–Executive Vice President & Chief Financial Officer of Chateau Communities, Inc., one of the largest REITs in the manufactured home community sector
PUBLIC COMPANY AND OTHER BOARDS

–NSA, since 2020
–Mid-America Apartment Communities, Inc. (NYSE: MAA), since 2023
•Member of audit committee and real estate investment committee
–Duke Realty Corporation (NYSE: DRE) (2020 – 2022)
–JLL Income Property Trust, Inc., since 2023
–National Self Storage Association, since 2020
•Past Chairperson of the Board
–Nareit Executive Board, since 2020

QUALIFICATIONS AND EXPERTISE

–Certified public accountant (inactive)
–Bachelor of arts, business administration, Case Western Reserve University
–Financial expertise and extensive experience with self storage, real estate investments and the REIT industry

.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	3

Arlen D. Nordhagen Age: 67	EXPERIENCE
2013 - Present
–Vice Chairperson of NSA since April 2023
–Founder of NSA
–Prior roles at NSA include CEO (2013 - December 2019), Executive Chairman (January 2020 - March 2023), Chairman (April 2015 - December 2019), and Chairman of the Board of Managers of NSA's sole trustee (pre-April 2015)

	1988 - 2014	–Co-founded SecurCare Self Storage, Inc. ("SecurCare"), one of our participating regional operators ("PROs") until March 2020 –President and CEO of SecurCare (2000 - 2014)
Prior Other Experience
–Founder of MMM Healthcare, Inc., the largest provider of Medicare Advantage health insurance in Puerto Rico
–Managing member of various private investment funds and held various managerial positions at DuPont and Synthetech, Inc.

PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2015
QUALIFICATIONS AND EXPERTISE

–Masters of business administration, with high distinction, Harvard University
–Bachelor of science, chemical engineering, summa cum laude, University of North Dakota
–Over 30 years of experience in the self storage sector; grew SecurCare to over 150 self storage properties
–Extensive real estate investment, operations, financial and REIT industry expertise

David G. Cramer Age: 59	EXPERIENCE
	2020 - Present	–CEO of NSA since April 2023 –President of NSA since July 2022 –Prior roles at NSA include Chief Operating Officer (2020 - April 2023)
	1998 - 2020	–President and CEO of SecurCare (2014 - 2020) –Prior roles at SecurCare include Chief Operating Officer and director of operations
Prior Other Experience
–Founding board member of FindLocalStorage.com, an industry digital marketing consortium
–Served on NSA's PRO Advisory Committee and Chairperson of NSA's Technology and Best Practices Group since NSA's formation

PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2023 –SBOA TI Reinsurance Ltd., a Cayman Islands exempted company, in which we have an approximate 6% ownership interest
QUALIFICATIONS AND EXPERTISE
–Over 25 years of experience in the self storage sector –Extensive real estate investment, acquisitions, operations and digital marketing expertise

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	4

Lisa R. Cohn Age: 55	EXPERIENCE
	2020 - Present	–President & General Counsel of Apartment Income REIT Corp. (NYSE: AIRC), with responsibility for governance, information technology and process innovation, human resources, and legal
2002 - 2020
–Various leadership roles with Aimco (NYSE: AIV), including most recently as Executive Vice President, General Counsel and Secretary, with responsibility for construction services, asset quality and service, insurance, risk management, human resources, property dispositions nationwide, and Aimco’s acquisition activities in the western region
–Previously served as chairperson of Aimco’s investment committee

	Prior Other Experience	–Attorney at Hogan & Hartson LLP (now Hogan Lovells), with an emphasis on public and private transactional work, public equity offerings and venture capital financing –Federal judicial clerk
PUBLIC COMPANY AND OTHER BOARDS

–NSA, since February 2024
–Nareit Advisory Board of Governors
–BBYO, since 2022
–Craig Hospital Foundation, since 2018
•Chairperson of Finance and Investment Committee
–Rose Community Foundation (2010 - 2020)
–Denver Jewish Day School (2008 - 2016)
•Chairperson of Board of Trustees (2012 - 2015)

QUALIFICATIONS AND EXPERTISE

–Juris Doctor degree, cum laude, Harvard Law School
–Bachelor's degree, public policy, with honors and distinction, Stanford University
–Extensive legal expertise and experience with REITs, corporate governance, business operations and strategy

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	5

Paul W. Hylbert, Jr. Age: 79	EXPERIENCE
	2011 - Present	–Chairman of Kodiak Building Partners, LLC ("Kodiak"), a building products distribution platform –Prior roles at Kodiak include CEO (2011 - 2014)
	2007 - 2010	–President & CEO of ProBuild Holdings, Inc., a national fabricator and distributor of building products and a subsidiary of Fidelity Capital
	2000 - 2006	–President & CEO of Lanoga Corporation, one of the top U.S. retailers of lumber and building materials, until acquired by Fidelity Capital
1991991 to 2000
–President & Co-CEO of PrimeSource Building Products, a national fabricator, packager and distributor of building products (1991 - 1997), after which the company was sold and Mr. Hylbert served as President (1997 - 2000)

	Prior Other Experience	–CEO of Wickes Europe, Wickes Lumber, and Sequoia Supply subsidiaries of Wickes, Inc. before leading a leveraged buy-out of Sequoia Supply to form PrimeSource Building Products in 1987
PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2015 •Lead independent trustee since 2016
QUALIFICATIONS AND EXPERTISE

–Masters of business administration, University of Michigan
–Bachelor of arts, Denison University
–Extensive experience in acquisitions and "roll-up" transactions
–Over 40 years of experience as an officer or director of numerous companies

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	6

Chad L. Meisinger Age: 56	EXPERIENCE
2006 - Present
–Founder & CEO of Over The Top (OTT) Marketing, which provides multi-location businesses with large scale, inbound digital customer acquisition services that are delivered through a proprietary software platform

	2015 - 2017	–Founder, President & CEO of IP Dynamx
	2011 - 2014	–Developed more than 40 chiropractic clinics throughout Los Angeles County with regional development rights for The Joint Corp.
2006 - 2009
–Head of affiliate sales and marketing for Google Radio, which he joined after serving as a key investor and chief marketing officer of dMarc Broadcasting, which was acquired by Google Radio in 2006 for $1.2 billion in cash and performance incentives

1999 - 2005
–Co-founder, Chairman & CEO of First MediaWorks, which provided the radio industry with a proprietary software platform and marketing services to help increase ratings and revenue and which was sold to Mediaspan in 2005

Prior Other Experience
–Co-founded Thinique Medical Weight Loss in 2013 and built to over 200 franchised units within a year before selling to one of his co-founders
–Beginning in 1995, co-founder, CEO and board trustee of First Internet Franchise Corporation, the first Internet Service Providers (ISP) franchisor in the world with hundreds of franchise territories licensed worldwide

PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2015
QUALIFICATIONS AND EXPERTISE
–Extensive digital marketing, technology, cybersecurity and franchising experience and strong entrepreneurial character

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	7

Steven G. Osgood Age: 67	EXPERIENCE
	2008 - Present	–CEO of Square Foot Companies, LLC, a Cleveland, Ohio based private real estate company focused on single tenant properties –Adjunct Professor, Georgetown University (January 2024 - Present)
	2007 - 2008	–Chief Financial Officer of DuPont Fabros Technology, Inc., a Washington, DC based REIT that owned, operated and developed data center properties, which merged with Digital Realty Trust Inc. in 2017
	2006 - 2007	–Chief Financial Officer of Global Signal, Inc., a Sarasota, Florida based REIT that was acquired by Crown Castle International Corp. in 2007
	2004 - 2006	–President & Chief Financial Officer of U-Store-It Trust (now CubeSmart), a Cleveland, Ohio based self storage REIT
	1993 - 2004	–Chief Financial Officer of the Amsdell Companies, the predecessor of U-Store-It
	Prior Other Experience	–Manager of All Stor Storage, LLC (liquidated) –Member of the audit staff of Touche Ross & Co. (1978 - 1982)
PUBLIC COMPANY AND OTHER BOARDS

–NSA, since 2015
•Chairperson of Finance Committee
–Hannon Armstrong Sustainable Infrastructure Capital, Inc. (NYSE: HASI)
• Chairperson of audit committee and member of compensation committee
–Alzheimer's Impact Movement

QUALIFICATIONS AND EXPERTISE

–Former certified public accountant
–Masters of business administration, University of San Diego
–Bachelor of science, Miami University
–Extensive self storage, real estate, finance, and public company expertise

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	8

Dominic M. Palazzo Age: 68	EXPERIENCE
1982 - 2011
–Various roles at PricewaterhouseCoopers LLC ("PwC"), including most recently as audit partner
•Responsible for real estate practice in Denver, Colorado office
•Expertise in due diligence, mergers and acquisitions, public equity and debt offerings, corporate restructurings and financings
•Clients included Chateau Communities, Affordable Residential Communities, and other private real estate companies
•Served real estate clients developing different types of real estate assets, including multi-family, office, hotels and resort properties
•Responsible for the initial public offering of Affordable Residential Communities in 2004
•Served in the PwC National Accounting and SEC Directorate in New York City, performing technical accounting consultations and research for PwC

	Prior Other Experience	–Past president of the Executive Real Estate Roundtable –Former member of the Colorado Society of CPAs and the American Institute of Certified Public Accountants
PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2015 •Chairperson of Audit Committee
QUALIFICATIONS AND EXPERTISE
–Bachelor of science, accounting, DePaul University –Over 34 years of combined experience in public accounting and industry –Extensive real estate public accounting experience

Michael J. Schall Age: 66	EXPERIENCE
1993 - 2023
–President & CEO of Essex Property Trust, Inc. (2011 - 2023)
–Prior roles at Essex Property Trust, Inc. include Senior Executive Vice President & Chief Operating Officer (2005 - 2010) and Chief Financial Officer (1993 - 2005)

Prior Other Experience
–Chief Financial Officer of Essex Property Corporation, the predecessor to Essex Property Trust, Inc.
–Joined The Marcus & Millichap Company in 1986
–Director of finance for Churchill International, a technology-oriented venture capital company (1982 -1986)
–Member of the audit department at Ernst & Young (then known as Ernst & Whinney), specializing in the real estate and financial services industries (1979 - 1982)

PUBLIC COMPANY AND OTHER BOARDS

–Essex Property Trust, Inc. (NYSE: ESS), since 1994
–Pebblebrook Hotel Trust, Inc. (NYSE: PEB), since 2009
•Member of compensation committee and nominating and corporate governance committee
–Former member of Nareit Executive Board of Governors
–Member of National Multifamily Housing Council
–Member of American Institute of CPAs

QUALIFICATIONS AND EXPERTISE
–Bachelor of science, University of San Francisco –Certified public accountant (inactive) –Extensive REIT, finance, business operations and strategy expertise

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	9

Rebecca L. Steinfort Age: 54	EXPERIENCE
2018 - 2023
–CEO of Eating Recovery Center/Pathlight Behavioral Health ("ERC"), a national healthcare services provider focused on treating patients suffering from behavioral health conditions
–Prior roles at ERC include President and Chief Operating & Business Development Officer

	2015 - 2016	–CEO of Hero Management LLC, a leading provider of healthcare practice management services for dental, orthodontic and vision care practices that serve the pediatric Medicaid population
2009 - 2015
–Various positions at DaVita Healthcare Partners ("DaVita"), including Co-Founder and Chief Operating Officer of DaVita's primary-care subsidiary and Chief Strategy and Marketing Officer of DaVita's dialysis business unit

	2007 - 2009	–Various leadership positions at QIP Holder, LLC (parent company of Quiznos, a multinational sandwich franchise), including Chief Marketing Officer
	2001 - 2006	–Various senior executive positions at Level 3 Communications, LLC
	1997 - 1999	–Consultant at Bain & Company
PUBLIC COMPANY AND OTHER BOARDS

–NSA, since 2018
•Chairperson of Compensation, Nominating and Corporate Governance Committee ("CNCG Committee")
–Milacron Holdings Corp. (NYSE: MCRN) (2017 - 2019)
•Member of audit committee
–Nature’s Sunshine Products, Inc. (NYSE: NATR) (2015 - 2018)
•Chairperson of compliance committee and member of audit committee
–One Call, since 2023
•Non-executive Chairperson of Board of Directors
–Forefront Dermatology, since 2023
–Banyan Treatment Centers, since 2023
•Chairperson of audit committee
–Helping Hands Family, since 2023

QUALIFICATIONS AND EXPERTISE
–Masters of business administration, Harvard University –Bachelor of arts, Princeton University –Extensive marketing, technology and strategic planning expertise

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	10

Mark Van Mourick Age: 67	EXPERIENCE
	2007 - Present	–Co-owner and co-founder of Optivest Properties, LLC ("Optivest"), one of our PROs
	1987 - 2018	–Founder and CEO of Optivest Wealth Management, an SEC registered wealth management firm serving wealthy families in southern California
	Prior Other Experience	–Senior Vice President and principal at Smith Barney, Harris, Upham (prior to 1987)
PUBLIC COMPANY AND OTHER BOARDS
–NSA, since 2015 –Optivest Foundation •Chairman of the board –Northrise University
QUALIFICATIONS AND EXPERTISE

–Bachelor of science, international finance and management, University of Southern California
–Principal, general partner, managing member and/or agent in more than 80 real estate syndications since 1991
–Extensive real estate, self storage and financial experience

Charles F. Wu Age: 66	EXPERIENCE
	2015 - Present	–Executive Fellow at Harvard University’s Graduate School of Business –Prior roles at Harvard University’s Graduate School of Business include Senior Lecturer
	2004 - 2015	–Co-founder and Managing Director of BayNorth Capital, a Boston-based private real estate equity firm
	1998 - 2004	–Co-founder and Managing Director of Charlesbank Capital Partners, a private equity firm
	1995 - 1998	–Managing Director of Harvard Private Capital Group, the private equity and real estate investment unit of Harvard Management Company and predecessor firm to Charlesbank Capital Partners
Prior Other Experience
–Managing Director at Aldrich Eastman & Waltch ("AEW"), where he directed the restructuring group and was a portfolio manager
–Prior to AEW, worked at Morgan Stanley in their corporate finance department

PUBLIC COMPANY AND OTHER BOARDS

–NSA, since 2021
–Kennebunk Savings, a Maine mutual savings bank
–Trustee for the University of Massachusetts
–University of Massachusetts Building Authority Board
–Past Vice-Chair of Newton-Wellesley Hospital
–Was a founding board member of the Rose Kennedy Greenway Conservancy
–Past President of the Newton Schools Foundation
–Former member of Harvard University’s Facilities and Planning Committee

QUALIFICATIONS AND EXPERTISE

–Masters of business administration, with distinction, Harvard University
–Bachelor of arts, magna cum laude and Phi Beta Kappa, Harvard University
–Extensive real estate and private equity investment, capital markets, and mergers and acquisitions expertise

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	11

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	12

Trustee Nominee Demographics
	Fischer	Nordhagen	Cramer	Cohn	Hylbert	Meisinger	Osgood	Palazzo	Schall	Steinfort	Van Mourick	Wu
Age(1)	68	67	59	55	79	56	67	68	66	54	67	66
Average Age	64
Years of Tenure(1)	4	9	1	0	9	9	9	9	0	6	9	3
Average Tenure	5.7
Gender Diversity	✓			✓						✓
Racial or Ethnic Diversity												✓
(1) Age and tenure as of March 29, 2024.

Trustee Nominee Skills and Experience
	Fischer	Nordhagen	Cramer	Cohn	Hylbert	Meisinger	Osgood	Palazzo	Schall	Steinfort	Van Mourick	Wu
Self Storage Sector	ò	ò	ò				ò				ò	ò
Public Company Experience	ò	ò	ò	ò	ò	ò	ò	ò	ò	ò
REIT	ò	ò	ò	ò		ò	ò	ò	ò
Real Estate Investment or Management	ò	ò	ò	ò	ò	ò	ò	ò	ò		ò	ò
Private Equity or Investment	ò	ò	ò		ò	ò	ò		ò	ò	ò	ò
Business Strategy or Operations	ò	ò	ò	ò	ò	ò	ò		ò	ò	ò	ò
Digital Marketing			ò			ò			ò	ò
Legal				ò					ò
Compliance and Regulatory	ò	ò	ò	ò	ò	ò	ò		ò	ò	ò	ò
Technology and Cybersecurity			ò	ò		ò			ò	ò
Corporate Responsibility or Sustainability	ò	ò	ò	ò			ò		ò	ò
Enterprise Risk Management	ò	ò	ò	ò	ò	ò	ò		ò	ò
Financial	ò	ò		ò			ò	ò	ò	ò
Mergers and Acquisitions or Capital Markets	ò	ò	ò	ò	ò	ò	ò	ò	ò	ò	ò	ò

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	13

PROPOSAL 1 FOR ELECTION OF TRUSTEES
PROPOSAL 1: ELECTION OF TRUSTEES
As of the date of this Proxy Statement, we have not received notice of any additional candidates to be nominated for election as trustees at the Annual Meeting. Consequently, we expect the election of trustees will be an uncontested election and the provisions of our Third Amended and Restated Bylaws (the "Bylaws") providing for majority voting in uncontested elections will apply. As a result, to be elected as a trustee, a nominee must receive votes "FOR" his or her election constituting a majority of the total votes cast for and against such nominee at the Annual Meeting at which a quorum is present. If a nominee does not receive sufficient "FOR" votes to be elected or re-elected, our board of trustees and CNCG Committee must comply with certain procedures, which are described below under "–How We Govern and Are Governed–Majority Vote and Trustee Resignation Policy". Proxies solicited by our board of trustees will be voted FOR Messrs. Nordhagen, Cramer, Hylbert, Meisinger, Osgood, Palazzo, Schall, Van Mourick, and Wu and Mss. Fischer, Cohn and Steinfort, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
In accordance with our declaration of trust (the "Declaration of Trust") and our Bylaws, any vacancies occurring on our board of trustees, including vacancies occurring as a result of the death, resignation, or removal of a trustee, or due to an increase in the size of the board of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.
There is no familial relationship, as defined under Securities and Exchange Commission (the "SEC") regulations, among any of the trustees, our named executive officers ("NEOs") or other executive officers, other than with respect to Mr. Cramer, who is our president, CEO and one of our trustees and a trustee nominee for re-election, and Mr. Nordhagen, our vice chairperson of the board of trustees and a trustee nominee for re-election. Messrs. Nordhagen and Cramer are brothers-in-law. See "–How We Govern and Are Governed–Trustee Independence."
Our board of trustees recommends a vote FOR the election of Messrs. Nordhagen, Cramer, Hylbert, Meisinger, Osgood, Palazzo, Schall, Van Mourick, and Wu and Mss. Fischer, Cohn and Steinfort as trustees.

HOW WE ARE SELECTED, ELECTED AND EVALUATED

SIZE OF BOARD; CURRENT NOMINEES
Our board of trustees is currently comprised of eleven trustees. In February 2024, upon the recommendation of our CNCG Committee, our board of trustees increased the size of our board from ten trustees to eleven trustees and elected Lisa R. Cohn as a trustee. In March 2024, upon the recommendation of our CNCG Committee, our board of trustees increased the size of our board from eleven trustees to twelve trustees and nominated Michael J. Schall, along with our other current trustees, to stand for election or re-election, as the case may be, at the Annual Meeting. As a result, the trustee nominees standing for election or re-election, as the case may be, at the Annual Meeting are listed below.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	14

Tamara D. Fischer	Steven G. Osgood
Arlen D. Nordhagen	Dominic M. Palazzo
David G. Cramer	Michael J. Schall
Lisa R. Cohn	Rebecca L. Steinfort
Paul W. Hylbert, Jr.	Mark Van Mourick
Chad L. Meisinger	Charles F. Wu
Each trustee elected will hold office until our next annual meeting of shareholders and until a successor has been duly elected and qualifies, or until the trustee's earlier resignation, death or removal.
INCLUSIVE TRUSTEE SELECTION PRACTICES

We seek highly qualified trustee candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The CNCG Committee considers diversity of all types in choosing the most qualified candidates, including gender, race/ethnicity, age, experience, orientation, veteran status and skills.
The procedures and considerations of the CNCG Committee in recommending qualified trustee candidates are described below under "–Identification of Trustee Candidates." The CNCG Committee and our board of trustees concluded that each of our trustee nominees should be nominated for election based on the qualifications and experience described in their biographical information.
It is intended that our common shares of beneficial interest (the "Common Shares") represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Nordhagen, Cramer, Hylbert, Meisinger, Osgood, Palazzo, Schall, Van Mourick, and Wu and Mss. Fischer, Cohn and Steinfort as trustees, unless otherwise instructed. If the candidacy of any trustee nominee should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of trustees. Our board of trustees has no reason to believe that, if elected, any of the nominees will be unable or unwilling to serve as a trustee.
IDENTIFICATION OF TRUSTEE CANDIDATES
In accordance with our Corporate Governance Guidelines ("Guidelines") and the CNCG Committee's written charter, the CNCG Committee is responsible for identifying and recommending trustee candidates to our board of trustees for consideration as nominees to stand for election at our annual meetings of shareholders.
The CNCG Committee evaluates the skill sets required for service on our board of trustees and periodically identifies potential trustee candidates. If it is determined there is the need for additional or replacement trustees, the CNCG Committee will assess potential trustee candidates previously identified as well as other appropriate potential trustee candidates based upon information it receives regarding such potential candidates or otherwise possesses, which assessment may be supplemented by additional inquiries. The CNCG Committee also evaluates, among other things, each potential trustee's knowledge of and experience in or with the self storage sector, REITs and other real estate investment and management businesses, private equity and other investments, finance, capital markets and mergers and acquisitions, technology and cybersecurity, digital marketing, public company experience, business strategy and operations, legal matters, compliance and regulatory matters, enterprise risk management, and corporate responsibility and sustainability matters. The CNCG Committee may seek input on such trustee candidates from other trustees, including our executive chairperson, vice chairperson and our president and CEO, and recommends trustee candidates to our board of trustees for nomination.
The CNCG Committee does not solicit trustee nominations, but it will consider recommendations by shareholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent within a reasonable period of time prior to the decision. The CNCG Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. The CNCG

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	15

Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying trustee candidates or gathering information regarding the background and experience of trustee candidates. If the CNCG Committee engages any such third party, the CNCG Committee will have sole authority to approve any fees or terms of retention relating to these services.

HOW WE GOVERN AND ARE GOVERNED

BOARD OF TRUSTEES
Our board of trustees is responsible for overseeing our affairs. Our board of trustees conducts its business through meetings and actions taken by written consent in lieu of meetings. Our board of trustees intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. During 2023, our board of trustees held nine meetings. All of our trustees attended at least 75% of the meetings of our board of trustees and of the Audit Committee, CNCG Committee, and Finance Committee, on which they served during this period. Our board of trustees' policy, as set forth in our Guidelines, is to encourage and promote the attendance by each trustee at all scheduled meetings of our board of trustees and all meetings of our shareholders.
TRUSTEE INDEPENDENCE
The Guidelines provide that a majority of the trustees serving on our board of trustees must be independent as required by the New York Stock Exchange ("NYSE") listing standards. Our board of trustees has also adopted certain independence standards (the "Independence Standards") to assist it in making determinations with respect to the independence of trustees. The Independence Standards are available for viewing on our website at www.nationalstorageaffiliates.com. Based upon its review of all relevant facts and circumstances, our board of trustees affirmatively determined in 2023 that Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood, Dominic M. Palazzo, Rebecca L. Steinfort, Mark Van Mourick, and Charles F. Wu qualified as independent trustees as required by the NYSE listing standards, SEC rules, and our Guidelines and Independence Standards. Our board of trustees conducted a similar review in 2024 and determined that each of our non-executive trustee nominees, Lisa R. Cohn, Paul W. Hylbert, Jr., Chad L. Meisinger, Steven G. Osgood, Dominic M. Palazzo, Michael J. Schall, Rebecca L. Steinfort, Mark Van Mourick, and Charles F. Wu, qualified as independent trustees as required by the NYSE listing standards, SEC rules, and our Guidelines and Independence Standards. In making these determinations, the board of trustees considered the relationships and transactions described below under "Certain Relationships and Related Transactions."

LEADERSHIP STRUCTURE OF THE BOARD OF TRUSTEES

Leadership of our board of trustees is vested in our executive chairperson of the board and in our lead independent trustee. We do not have a formal policy regarding whether the roles of chairperson of the board and CEO should be separated. Rather, the CNCG Committee and the board of trustees make this determination based on relevant facts and circumstances to establish a structure that meets our needs at that time, enhances the understanding and communication between management and the board of trustees, allows for better understanding and evaluation of our operations, and improves the board of trustees' ability to perform its oversight role. Currently, we have separated the roles of chairperson of the board and CEO. Ms. Fischer serves as executive chairperson of the board, Mr. Nordhagen serves as vice chairperson, and Mr. Cramer serves as CEO (in addition to his role as president) and is a member of the board of trustees. In connection with establishing this structure, the CNCG Committee and the board of trustees determined that the separation of the roles, together with Ms. Fischer's, Mr. Nordhagen's, and Mr. Cramer's service on our board of trustees, meets our Company's needs and the above goals.
In recognition of the importance of the board of trustees' independent oversight role and the need to maintain a strong independence from management, we require our board of trustees to annually elect one independent trustee to serve as lead independent trustee when the chairperson of the board is not independent. In

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2023 and, subject to his re-election at the Annual Meeting, in 2024, our board of trustees re-appointed Paul W. Hylbert, Jr. as lead independent trustee, a role he has served in since 2016. Our lead independent trustee works with Ms. Fischer, executive chairperson of our board of trustees, Mr. Nordhagen, vice chairperson of our board of trustees, and Mr. Cramer, our president and CEO and a member of our board of trustees, to establish the agenda for regular meetings of our board of trustees. Mr. Hylbert also serves as chair of regular meetings of our board of trustees when our executive chairperson is absent, presides at executive sessions, serves as a liaison among our executive chairperson, our CEO, and our independent trustees, and encourages dialogue between our independent trustees and NEOs. He also establishes the agenda for meetings of our independent trustees and performs such other duties as our board of trustees may establish or delegate. Mr. Hylbert's experience and leadership has enhanced the operation of our board of trustees and its ability to perform its oversight role.
COMMITTEES OF THE BOARD OF TRUSTEES
Our board of trustees has three standing committees: the Audit Committee, the CNCG Committee and the Finance Committee. Set forth below is a summary of the committee roles and responsibilities, as well as the proposed composition of each committee in 2024 following the Annual Meeting, subject to the election of all of our trustee nominees.

AUDIT COMMITTEE
Members:	Dominic M. Palazzo (Chairperson) Steven G. Osgood Mark Van Mourick Subject to his election at the Annual Meeting, Mr. Schall is expected to join the Audit Committee.
Number of Meetings in 2023:	7
Independence and Financial Experts:
Each Audit Committee member is independent as required by NYSE listing standards, SEC rules, our Guidelines and Independence Standards, and our Audit Committee charter.

Our board of trustees has also determined that all of the Audit Committee members are financially literate, with the requisite accounting or related financial management expertise required by NYSE listing standards, and that Mr. Palazzo, Mr. Osgood and Mr. Schall qualify and serve as "audit committee financial experts" for purposes of, and as defined by, the SEC rules.

Roles and Responsibilities:
The Audit Committee's responsibilities are set forth in its written charter and include:
–Engaging, reviewing the plans and results of the engagement with, and approving the services provided by, our independent registered public accounting firm;
–Reviewing the independence of the independent registered public accounting firm and considering the range of audit and non-audit fees;
–Reviewing the adequacy of our internal accounting controls;
–Approving, after reviewing with management and external auditors, our quarterly earnings releases and supplemental financial information and our interim and audited annual financial statements prior to each filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K;

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AUDIT COMMITTEE
Roles and Responsibilities (continued):
–Meeting with officers responsible for certifying our annual reports on Form 10-K or any quarterly report on Form 10-Q prior to any such certification;
–Reviewing with such responsible officers disclosures related to any significant deficiencies in the design or operation of internal controls; and
–Periodically discussing with our external auditors such auditors' judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements.

The Audit Committee also works to discharge our board of trustees' responsibilities relating to:
–Our and our subsidiaries' corporate accounting and reporting practices;
–The quality and integrity of our consolidated financial statements;
–Our compliance with applicable legal and regulatory requirements;
–The performance, qualifications and independence of our external auditors;
–The staffing, performance, budget, responsibilities and qualifications of our internal audit function; and
–Reviewing our policies with respect to risk assessment and risk management, including the guidelines and policies by which these activities are undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counterparty and credit risks, our capital availability and refinancing risks, and any cybersecurity or environmental risks, if applicable.

Audit Committee Charter:	Available on our website at www.nationalstorageaffiliates.com

COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members:	Rebecca L. Steinfort (Chairperson) Paul W. Hylbert, Jr. Chad L. Meisinger Subject to her election at the Annual Meeting, Ms. Cohn is expected to join the CNCG Committee in place of Mr. Hylbert.
Number of Meetings in 2023:	4
Independence:	Each CNCG Committee member is independent as required by NYSE listing standards, SEC rules, our Guidelines and Independence Standards, and our CNCG Committee charter.

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COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Roles and Responsibilities:
The CNCG Committee's responsibilities are set forth in its charter and include:

–Annually reviewing and approving the corporate goals and objectives relevant to the compensation paid by us to our NEOs;
–Evaluating our NEOs' performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by the board of trustees), determining and approving the compensation of our NEOs based on that evaluation;
–Overseeing our equity-based compensation plans and programs;
–Reviewing and recommending to our board of trustees from time to time the compensation for our non-executive trustees;
–Advising our board of trustees with respect to the organization, function and composition of the board of trustees and its committees;
–Overseeing the self-evaluation of our board of trustees (individually and as a whole) and the board of trustees' evaluation of management and reporting thereon to the board of trustees;
–Periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures;
–Identifying and recommending to our board of trustees potential candidates for nomination;
–Recommending to our board of trustees the appointment of our executive officers;
–Assisting our executive and vice chairpersons and board of trustees in overseeing the development of executive succession plans; and
–Preparing CNCG Committee reports.

A committee of our senior leaders oversees our physical, social and other policy risks and opportunities, including environmental, health and safety, corporate social responsibility, corporate governance, sustainability and other public policy matters that may be relevant to us ("Corporate Responsibility Committee"). The Corporate Responsibility Committee reports to, and is overseen by, our CNCG Committee and assists our board of trustees, the CNCG Committee and the Company's management in setting the Company's strategy relating to, identifying and making recommendations regarding, and overseeing communications with respect to, these matters. The chairperson(s) and other members of the Corporate Responsibility Committee provide periodic reports to the CNCG Committee.

The CNCG Committee retained Ferguson Partners Consulting, L.P. ("FPC"), a professional services firm focused on compensation and other consulting services as well as executive and board recruitment, to provide advice regarding the compensation program for our NEOs and independent trustees. FPC reports directly to the CNCG Committee on these matters. Except for the services described above, board recruitment consulting services, equity incentive plan review services, and proxy review services, FPC did not perform in 2023, and does not currently provide, any other services to management or us.

CNCG Committee Charter:	Available on our website at www.nationalstorageaffiliates.com

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FINANCE COMMITTEE
Members:	Steven G. Osgood (Chairperson) Paul W. Hylbert, Jr. Charles F. Wu Subject to his election at the Annual Meeting, Mr. Schall is expected to join the Finance Committee in place of Mr. Hylbert.
Number of Meetings in 2023:	5
Independence:	Each Finance Committee member is independent as defined by our Independence Standards and as required by our Guidelines and Finance Committee charter.
Roles and Responsibilities:
The Finance Committee is responsible for reviewing and, where appropriate, approving, on behalf of the Company, acquisitions or dispositions of self storage properties and debt financing transactions, in each case within certain parameters. The Finance Committee is also responsible for the review and approval of the Company's hedging and swap policy and strategies.
Finance Committee meetings are designed to provide the members of the Finance Committee with an opportunity to discuss the rationale for certain acquisitions or dispositions as well as certain debt financing transactions. In making any determination, the Finance Committee reviews all material background items and conducts any further due diligence necessary or desirable to make an informed decision with respect to such transactions.

From time to time, we may form special committees of the board of trustees for a specified purpose.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee has furnished the following report for the fiscal year ending December 31, 2023:
The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of trustees.
Management is primarily responsible for our financial reporting process including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. KPMG LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal controls over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

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The Audit Committee held seven meetings in 2023. Representatives of KPMG LLP were in attendance at six of our Audit Committee meetings. These meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and KPMG LLP. At these meetings, among other things, the Audit Committee reviewed and discussed with management the consolidated financial statements contained in our quarterly and annual periodic reports, as applicable, as well as our earnings releases. The Audit Committee also discussed with KPMG LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301: Communications with Audit Committees, which included a discussion of KPMG LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting. The Audit Committee met with KPMG LLP, with and without management present, to discuss the results of their audits.
The Audit Committee also discussed with KPMG LLP their independence from us. KPMG LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee also received regular updates on the amount of fees and scope of audit and tax services provided by KPMG LLP.
Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee unanimously recommended to our board of trustees that our audited consolidated financial statements for the fiscal year ended December 31, 2023 be included in our annual report to shareholders and in our Annual Report on Form 10-K filed with the SEC.
Dominic M. Palazzo
Steven G. Osgood
Mark Van Mourick

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

ROLE OF THE BOARD OF TRUSTEES AND RISK OVERSIGHT
Pursuant to our Declaration of Trust and Bylaws, our business and affairs are managed under the direction of our board of trustees. Our board of trustees has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of trustees keep informed of our business by participating in meetings of our board of trustees and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with Ms. Fischer, our executive chairperson, Mr. Nordhagen, our vice chairperson, Mr. Cramer, our president, CEO, and a member of our board of trustees, and our other NEOs.
In connection with their oversight of risk to our business, our board of trustees, the Audit Committee, the Finance Committee and CNCG Committee consider feedback from management concerning the risks related to our business, operations and strategies. The Audit Committee discusses and reviews policies with respect to our risk assessment and risk management, including guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counterparty and credit risks, our capital availability and refinancing risks, and any cybersecurity or environmental risks, if applicable. The Audit Committee also considers enterprise risk management, and management regularly reports to the Audit Committee and our board of trustees regarding our risk assessment and risk mitigation activities.

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The Finance Committee discusses and reviews our hedging and swap policy and strategy. The CNCG Committee discusses and reviews our human capital risk management strategies. Management also regularly reports to our board of trustees and its committees on our leverage policies, our asset acquisition process, any asset impairments and our compliance with applicable REIT rules and other regulations. Members of our board of trustees routinely meet with management and, when appropriate, outside advisors, in connection with their consideration of matters submitted for the approval of our board of trustees and the risks associated with such matters.
With respect to cybersecurity, our risk management committee established a cybersecurity subcommittee that is comprised of members of our management team and other personnel and which is focused on cybersecurity initiatives. The cybersecurity subcommittee reports regularly to our risk management committee which is composed of a cross section of the Company's management team, and the risk management committee periodically reports to the Audit Committee and board of trustees regarding the Company's cybersecurity risks and initiatives. We have also implemented cybersecurity training at all levels of our organization and conduct periodic phishing assessments for our employees to reinforce that training.
Our board of trustees believes that its composition protects shareholder interests and provides appropriate independent oversight of management. Nine of our twelve trustee nominees are "independent" as defined by NYSE listing standards, SEC rules, and our Guidelines and Independence Standards, as more fully described above under "–Trustee Independence." The independent trustees meet separately from management on at least a quarterly basis in executive sessions presided over by our lead independent trustee and are very active in the oversight of our Company. The independent trustees oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our NEOs and the selection and evaluation of trustees. Each independent trustee has the ability to add items to the agenda of board of trustees meetings or raise subjects for discussion that are not on the agenda for that meeting.
Our board of trustees believes that its supermajority independent composition and the roles that our independent trustees perform provide effective corporate governance at the board of trustees' level and independent oversight of both our board of trustees and management. The current governance structure, when combined with the functioning of the independent trustee component of our board of trustees, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.
CODE OF BUSINESS CONDUCT AND ETHICS
Our board of trustees has adopted a Code of Business Conduct and Ethics (the "Code of Conduct") that applies to our trustees, officers and employees. Among other matters, the Code of Conduct is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct to appropriate persons identified in the code; and accountability for adherence to the Code of Conduct. Any waiver of the Code of Conduct for our trustees or officers may be made only by our board of trustees or our CNCG Committee and will be promptly disclosed as required by law or stock exchange regulations. The Code of Conduct is available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Code of Conduct, free of charge, to shareholders who request it. Requests should be directed to our corporate secretary at National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111.
PERSONAL LOANS TO EXECUTIVE OFFICERS AND TRUSTEES
We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our trustees and executive officers.
CORPORATE GOVERNANCE GUIDELINES
Our board of trustees has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our board of trustees carries out its responsibilities,

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including the trustee resignation policy as described under "–Majority Vote and Trustee Resignation Policy" below. In addition, among the areas addressed by the Guidelines are the composition of our board of trustees, its functions and responsibilities, its standing committees, its PRO advisory committee, trustee qualification standards, access to management and independent advisors, trustee compensation, management succession, trustee orientation and continuing education, oversight of corporate responsibility initiatives, and the annual performance evaluation and review of our board of trustees and committees. The Guidelines are available for viewing on our website at www.nationalstorageaffiliates.com. We will also provide the Guidelines, free of charge, to shareholders who request it. Requests should be directed to our corporate secretary at National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111.
GOVERNANCE HIGHLIGHTS

✓	9 of 12 trustee nominees are independent	✓	Equity holders may amend bylaws
✓	Separate chair and CEO roles	✓	Majority voting in uncontested elections
✓	Experienced and dedicated lead independent trustee	✓	Minimum equity ownership guidelines
✓	No staggered board of trustees; annual election of all trustees	✓	Active shareholder outreach program
✓	Diversity of age, race, gender, tenure, skills and experience among trustees	✓	No poison pill
✓	Recovery policy for erroneously awarded executive incentive compensation	✓	Prohibition against hedging the value of Company securities
✓	Three trustee nominee Audit Committee financial experts	✓	Limitations on pledging of Company securities by NEOs and trustees
✓	No excise tax gross-ups on payments made in connection with a change of control	✓	Opted out of Maryland's unsolicited takeover act (which we may not opt into without shareholder approval) and control share acquisition statute

As a result of our opting out of Maryland's unsolicited takeover statute, we may not stagger the election of our trustees without shareholder approval.
TRUSTEE ATTENDANCE AT ANNUAL MEETINGS OF SHAREHOLDERS
Our policy is to encourage and promote the attendance by each trustee at all meetings of our shareholders. All of our then-current trustees attended the 2023 Annual Meeting. We currently believe that all of our trustees intend to attend the upcoming Annual Meeting.
EXECUTIVE SESSIONS OF INDEPENDENT TRUSTEES
The independent trustees meet in executive sessions at least four times per year at regularly scheduled meetings of our board of trustees.
MAJORITY VOTE AND TRUSTEE RESIGNATION POLICY
We have a majority voting policy for the election of trustees in uncontested elections. Under majority voting, to be elected as a trustee in an uncontested election, a nominee must receive votes “FOR” the nominee's election constituting a majority of the total votes cast for and against such nominee at the annual meeting at which a quorum is present. If an incumbent trustee does not receive sufficient “FOR” votes to be re-elected, Maryland law provides that the incumbent trustee would continue to serve on the Company’s board of trustees as a “holdover” trustee. Under the Company’s Guidelines, the trustee must submit a letter of resignation to the Company’s board of trustees. The Company’s CNCG Committee will consider such tendered resignation and recommend to the Company’s board of trustees whether to accept it. The Company’s board of trustees will decide whether to accept

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any such resignation within 90 days after certification of the election results and will publicly disclose its decision. If the resignation is not accepted, the trustee will continue to serve until the trustee's successor is duly elected and qualifies or until the trustee’s earlier death, resignation, retirement or removal. If a trustee’s offer to resign is accepted by the Company’s board of trustees, or if a nominee for trustee is not elected and the nominee is not an incumbent trustee, then the Company’s board of trustees, in its sole discretion, may fill any resulting vacancy pursuant to the Bylaws. In a contested election, trustees shall be elected by a plurality of all the votes cast at a meeting of shareholders duly called and at which a quorum is present.
BYLAW AMENDMENTS
We have a policy to permit equity holders to alter or repeal any provision of the Bylaws and to adopt new Bylaws. Approval of amendments to the Bylaws by equity holders requires the affirmative vote of both:

•holders of a majority of the Company's Common Shares outstanding as of the Determination Date (as defined below); and

•holders of Common Shares and limited partners (other than the Company) of our operating partnership, NSA OP, LP (our "operating partnership"), representing a majority of the number of Common Shares outstanding as of the Determination Date together with the number of additional Common Shares that would be issuable if:
◦all Class A common units of limited partner interest ("OP units") in our operating partnership outstanding as of the Determination Date were exchanged on a one-for-one basis, subject to adjustments as provided in the Third Amended and Restated Agreement of Limited Partnership of our operating partnership (as amended, the "Partnership Agreement"), for Common Shares, and
◦the OP units which would be outstanding if each series of subordinated performance units (or other similar class or series of OP units created from time to time) outstanding as of the Determination Date (whether or not then convertible) were converted into OP units using the conversion ratio for each such class or series in effect as of the last day of the most recent fiscal year determined pursuant to the terms of the Partnership Agreement and as approved by the Company's board of trustees, were exchanged on a one-for-one basis, subject to adjustments as provided in the Partnership Agreement, for Common Shares.
“Determination Date” means the close of business on the record date for determining the shareholders and holders of OP units and subordinated performance units entitled to cast votes at a duly called annual or special meeting of shareholders.

Our shareholders do not have the power to alter or repeal any provision of our Bylaws relating to the amendment of our Bylaws.

HOW WE LISTEN AND COMMUNICATE

Our board of trustees values input from our investors and casts a wide net for ideas and information that can inform its deliberations and decision making. We have created multiple means to communicate with our trustees, including the following:
•Participating in our Annual Meeting and asking questions.
•Emailing us at NSABoard@nsareit.net.

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•Writing to us by regular mail, sent to the attention of David G. Cramer, our president, CEO and member of our board of trustees, at National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111.
•Making a good faith report to the Audit Committee regarding any questionable or unethical accounting or auditing matters via regular mail addressed to the Audit Committee, National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111.
•Requesting or participating in engagement meetings with our management or trustees. During 2023, we held approximately 74 of such meetings with approximately 188 current and prospective investors to discuss various key corporate matters, including our differentiated growth strategy, financing strategy, risk management practices, corporate responsibility initiatives, and strong corporate governance practices.
•Participating in other events we attend or speak at.
•Encouraging members of our board of trustees to be available to speak to institutional shareholders outside of formal meeting settings.
We reserve the right to disregard any communication we determine is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate or that involve sales, business, or job-seeking calls.

HOW WE ARE PAID

Independent members of our board of trustees are compensated for their services as described below. Annually, each independent trustee may elect to receive between 50% and 100% of the value of their total annual cash compensation in equity. Non-independent members of our board of trustees receive no compensation for their services as trustees.

For 2023, each of our independent trustees was eligible to receive annual compensation as follows:
•Cash compensation: $60,000
•Equity compensation: $100,000
•Additional annual cash compensation:
◦Lead Independent Trustee: $25,000
◦Audit Committee:
▪Chairperson: $25,000
▪Member: $10,000
◦CNCG Committee:
▪Chairperson: $25,000
▪Member: $10,000
◦Finance Committee:
▪Chairperson: $20,000
▪Member: $10,000

For 2023, 100% of our independent trustees elected to receive some or all of their annual cash compensation in the form of equity

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We also reimburse each of our trustees for expenses incurred in connection with attending board of trustees and committee meetings. In addition, if the board of trustees forms a special committee, the trustees serving on the special committee may receive additional compensation.
The table below summarizes the compensation received by our independent trustees during 2023.

Trustee Compensation Table for 2023
Name(1)	Fees Paid or Earned in Cash(2)	Stock Awards(2)	Total
Paul W. Hylbert, Jr.	$105,000	$100,000	$205,000
Chad L. Meisinger	70,000	100,000	170,000
Steven G. Osgood	90,000	100,000	190,000
Dominic M. Palazzo	85,000	100,000	185,000
Rebecca L. Steinfort	85,000	100,000	185,000
Mark Van Mourick(3)	61,250	100,000	161,250
Charles F. Wu	70,000	100,000	170,000
Total	$566,250	$700,000	$1,266,250
(1)    George L. Chapman was a member of our board of trustees in 2023 until he unexpectedly passed away on March 22, 2023. J. Timothy Warren was a member of our board of trustees in 2023 until May 22, 2023, the date of our 2023 annual meeting of shareholders. Neither Mr. Chapman nor Mr. Warren received any compensation in 2023 in connection with their board service and therefore are not included in the above table. Ms. Cohn is not included in the above table because she was elected to the Board in February 2024 and did not receive any compensation for the year ended December 31, 2023. Mr. Schall is not included in the above table because he is a trustee nominee standing for election at the Annual Meeting.
(2)    For those trustees that elected in 2023 to receive any portion of the value of their 2023 annual cash compensation in equity, grants for the full value of such compensation were made on May 26, 2023, based on the closing price of our Common Shares on May 24, 2023 of $36.60. Each of Messrs. Hylbert, Meisinger, Osgood, Palazzo, and Wu and Ms. Steinfort elected to receive payment of 100%, and Mr. Van Mourick elected to receive payment of 50%, of the value of his or her 2023 annual cash compensation in LTIP units which represent a class of partnership interests in our operating partnership. Accordingly, Messrs. Hylbert, Meisinger, Osgood, Palazzo, Van Mourick, and Wu and Ms. Steinfort were awarded LTIP units as follows: Mr. Hylbert - 5,602 units, Mr. Meisinger - 4,645 units, Mr. Osgood - 5,192 units, Mr. Palazzo - 5,055 units, Ms. Steinfort - 5,055 units, Mr. Van Mourick - 3,689 units, and Mr. Wu - 4,645 units. The dollar values shown in the table above for the LTIP units, including LTIP units taken in lieu of cash compensation, represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification ("ASC") Topic 718. The LTIP units granted on May 26, 2023 are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding our 2024 Annual Meeting, so long as such person remains a trustee. With respect to the portion of Mr. Van Mourick's 2023 annual cash compensation taken in cash, Mr. Van Mourick was paid three-fourths of such amount ($26,250) between April 1, 2023 and December 31, 2023, which is reflected in the above table. The remaining installment of Mr. Van Mourick's 2023 cash compensation ($8,750) was paid in 2024 and is not reflected in the above table. The 1,262 LTIP units granted to Mr. Wu on February 25, 2021 in connection with his election to the board of trustees vested on February 25, 2023. The following table sets forth the aggregate number of outstanding compensatory LTIP units held by our non-employee trustees that had not vested as of December 31, 2023:

Name	Number of LTIP units
Paul W. Hylbert, Jr.	5,602
Chad L. Meisinger	4,645
Steven G. Osgood	5,192
Dominic M. Palazzo	5,055
Rebecca L. Steinfort	5,055
Mark Van Mourick	3,689
Charles F. Wu	4,645
(3)    Excludes consideration paid to entities controlled or managed by Mr. Van Mourick, or in which he has an ownership interest, in connection with the acquisition by us of self storage properties or the management of our properties by entities in which Mr. Van Mourick has an interest. For additional information see "Certain Relationships and Related Transactions–Material Benefits to Related Parties."

Each independent trustee is subject to our minimum equity ownership guidelines. See "Our Pay–Compensation Discussion and Analysis–How We Oversee and Apply our Pay Programs–Minimum Equity Ownership Guidelines."

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	26

PROPOSAL 2 FOR AUDITOR VOTE

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Our board of trustees is requesting that our shareholders ratify this appointment of KPMG LLP.

KPMG LLP has audited our consolidated financial statements since the Company's formation. KPMG LLP has also provided certain other services to us.
Neither our Bylaws nor other governing documents or law require shareholder ratification of the Audit Committee's appointment of KPMG LLP as our independent registered public accounting firm. However, our board of trustees is submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the ratification of this appointment is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.
Representatives of KPMG LLP are expected to be present at the Annual Meeting via the live webcast and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from shareholders.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table summarizes the aggregate fees billed to us for professional services provided by KPMG LLP for the years ended December 31, 2023 and 2022.

	2023	2022
Audit Fees(1)	$1,118,000	$1,015,000
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$1,118,000	$1,015,000
(1)    Audit Fees include fees related to the annual audit of the Company included in our annual report on Form 10-K, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, accounting consultations attendant to the audit, and for services associated with our public offerings, including review of registration statements and prospectuses and related issuances of comfort letters and consents and other services related to SEC matters. Audit Fees associated with the review of registration statements and issuance of comfort letters included above are $153,000 for 2023 and $135,000 for 2022. Audit Fees also include costs related to the audit of the Company’s internal control over financial reporting based on criteria established in 2013 by the Committee of Sponsoring Organizations of the Treadway Commission.
In accordance with the Audit Committee charter, the Audit Committee reviews and pre-approves the engagement fees and the terms of all audit and non-audit services to be provided by the external auditors and evaluates the effect thereof on the independence of the external auditors.
A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	27

Our board of trustees recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	28

OUR COMPANY

WHO WE ARE
We, at NSA, support over 1,000 jobs across the United States. This team of talented people, in turn, helps us provide the services we offer and supports the value we create. We are expected in this proxy statement to share information on our executive officers, which we do here, but each of them—as well as each of our trustees—is keenly aware of the importance of our entire team. Biographies for our executive officers who serve as trustees can be found under "Our Board–Who We Are," and biographies of our other executive officers are set forth below.

Derek Bergeon Age: 47	EXPERIENCE
	2019 - Present	–Executive Vice President & Chief Operating Officer of NSA since April 2023 –Previously Senior Vice President of Operations of NSA (April 2019 - March 2023)
	2010 - 2019	–Various roles at Extra Space Storage, including most recently as Division Vice President (2015 - 2019)
	Other Prior Experience	–Veteran of the United States Navy
QUALIFICATIONS AND EXPERTISE

–Over twelve years of experience in the self storage industry and over 20 years of experience in operations and multi-unit management
–Bachelor of arts, business administration, summa cum laude, Ashford University

William S. Cowan, Jr. Age: 48	EXPERIENCE
	2023 - Present	–Executive Vice President & Chief Strategy Officer of NSA since May 2023
	2012 - 2023	–Managing Director in the Real Estate, Gaming, Lodging and Leisure Group of Jefferies LLC, leading the US coverage efforts for self storage, multifamily, industrial and net lease sectors
	Other Prior Experience	–Worked in Real Estate, Gaming and Lodging Group at Bank of America Merrill Lynch –Served in the 25th Infantry Division of the United States Army and rose to the rank of Captain
QUALIFICATIONS AND EXPERTISE

–Oversees NSA’s strategic initiatives, including acquisitions, dispositions, investor relations, risk management, insurance and internal audit functions
–Closely involved in over $160 billion of advisory and capital markets transactions for public and private real estate companies over his 15 years in investment banking
–Masters of business administration, Darden School of Business at the University of Virginia; received the Faculty Award for Academic Excellence
–Bachelor of arts, Davidson College; awarded an Army ROTC Scholarship

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	29

Tiffany S. Kenyon Age: 49	EXPERIENCE
2018 - Present
–Chief Legal Officer of NSA since January 2023
–Executive Vice President of NSA since January 2022
–Secretary of NSA since January 2020
–Prior roles at NSA include General Counsel (January 2022 – December 2022), and Senior Vice President & Senior Legal Officer (May 2018 – December 2021)

	2008 - 2018	–Various positions at MarkWest Energy Partners, L.P, including most recently as Vice President, Law
	2000 - 2008	–Private practice with Greenberg Traurig, LLP, initially as a corporate securities associate and then as a shareholder
	1998 - 2000	–Corporate securities associate with Freeborn & Peters
QUALIFICATIONS AND EXPERTISE

–Over 25 years of legal experience, specializing in finance, securities, capital markets, mergers and acquisitions, and commercial transactions
–Juris doctor degree, Order of the Coif, University of Colorado at Boulder
–Bachelor of science, business administration, Phi Beta Kappa, University of North Carolina at Chapel Hill

Brandon S. Togashi Age: 41	EXPERIENCE
2014 - Present
–Executive Vice President, Chief Financial Officer, & Treasurer since January 2020
–Chief Accounting Officer since 2017
–Prior roles at NSA include Controller (2014 – March 2019), Senior Vice President (July 2018 - December 2019) and Vice President (2014 - June 2018)

	2013 - 2014	–Vice President, Corporate Accounting at DCT Industrial Trust Inc.
	2010 - 2013	–Manager, and later Senior Manager, in the audit practice at KPMG LLP
QUALIFICATIONS AND EXPERTISE

–Certified public accountant
–Oversees all financial functions for the Company including treasury, capital markets, accounting and tax
–Bachelor of science, business administration, magna cum laude, as a university honors scholar, Colorado State University

More broadly, as of December 31, 2023:

•32% of our senior management team, at the director level or above, identify as female.
•44% of our field employee leaders (regional managers and area managers) identify as female.
•32% of our employees identify as racially or ethnically diverse.
•63% of our employees identify as female.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	30

WHAT WE DO

NSA is a self-administered, self-managed real estate investment trust focused on the ownership, operation, and acquisition of self storage properties predominantly located within the top 100 metropolitan statistical areas ("MSAs") throughout the United States. We support our customers' needs by providing access to an efficient storage experience combined with the strengths of multi-market scale and professional management. We are fortunate to operate in the consistently highest performing REIT property type that has a track record of resilience and the protections provided by diversity of geography.
We know we are not the only providers of self-storage and its related services. We therefore think carefully about how we do what we do so we can provide our services profitably and consistent with our core values: compassion, humility, accountability and integrity. Here are a few highlights.
•We have good governance hygiene.
–We have opted out of the Maryland unsolicited takeover and control share acquisition statutes.
–We have annual trustee elections, majority voting, equal voting rights for all common shareholders, and separate board chairperson and CEO positions.
–Our board of trustees is diverse by race/ethnicity, gender, age, backgrounds, and skills.
–Our board of trustees is notable for the breadth and depth of its industry experience.
•We value and expect legal, ethical, thoughtful and inclusive operations and support them with:
–A Code of Business Conduct and Ethics.
–A Whistleblower Policy with reporting facilities and protections.
–Corporate Governance Guidelines.
–A Vendor Code of Conduct to help extend the reach of our standards across our value chain.
•We administer many programs to support and get the best from our employees so they can provide the best service to our customers and support our communities. Highlights include:
–A fully funded health care option.
–Wellness reimbursement benefit.
–A 401(k) retirement savings plan with an employer match contribution.
–Employee assistance program.
–Employee discount programs.
–A variety of professional development support programs.
–A compassion fund to enable employees to support each other in times of need with an employer match.
–A performance-based bonus incentive plan for our corporate and managerial employees.
–Charitable, corporate and employee contributions to a wide range of programs and communities.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	31

•Our sustainability focus starts at the top, as our Corporate Responsibility Committee (comprised of members of our senior management team) oversees our physical, social and other policy risks and opportunities and reports to our CNCG Committee on our efforts.
•Our Environmental Management System helps the stores we directly manage by:
–increasing our operating efficiency.
–reducing the impacts of our operations on the environment.
•We measure our energy and water utilization for a majority of our stores and report that data to the Global Real Estate Sustainability Benchmark ("GRESB").
•We are working to increase the production of solar energy from our store locations.
•We are optimizing and tracking our waste management at a majority of our stores.

HOW WE DID
Self storage is a sector that feels the cyclical effects of a variety of headwinds and tailwinds including housing market changes; shifts in the sources, nature, number, quality, and locations of jobs; demographics changes (up-sizing, downsizing, family composition changes); factors affecting or limiting new construction and permitting; and supply chain disruptions. While we have a long-term perspective and make strategic decisions and assess performance over periods longer than a year, a few highlights of our performance in 2023 and early 2024 are below:
•Acquired 20 wholly-owned self storage facilities in 2023 for approximately $229.5 million.
•Increased same store total revenues for 2023 by 2.4% year over year and increased same store NOI for 2023 by 1.6% year over year. Our same store portfolio is defined in our annual report on Form 10-K for the year ended December 31, 2023 ("Form 10-K") filed with the SEC on February 28, 2024. Net Operating Income ("NOI") is defined and reconciled to its most directly comparable U.S. generally accepted accounting principles ("GAAP") measure in Appendix A to this Proxy Statement.
•Repurchased an aggregate of 8,836,639 Common Shares for approximately $310.2 million during 2023.
•Approved a new share repurchase program in 2023, authorizing but not obligating the repurchase of up to $275 million of Common Shares from time to time.
•Entered into a joint venture in 2023 (the "2023 Joint Venture"), in which we hold a 25% ownership interest and a state pension fund advised by Heitman Capital Management LLC ("Heitman") holds a 75% ownership interest. The 2023 Joint Venture may be capitalized by up to $400 million to acquire self storage properties and is managed by one of our subsidiaries.
•Entered into a new joint venture in 2024 (the "2024 Joint Venture") in which we have a 25% ownership interest and a subsidiary of Heitman holds a 75% ownership interest. We contributed 56 wholly-owned properties valued at approximately $346.5 million to the 2024 Joint Venture, which is also managed by one of our subsidiaries.
•Entered into an agreement in 2023 to sell 71 wholly-owned self storage properties for approximately $540.0 million before disposition costs and credits, of which 32 properties were sold in December 2023 and 38 properties were sold in February 2024.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	32

OUR PAY

COMPENSATION DISCUSSION AND ANALYSIS

WHO WE PAY

We believe that pay design and pay fairness matter to all of our team members. We also believe that pay is only one of the ways we attract, retain, motivate and show appreciation and support for our people. We are required, however, in this proxy statement to focus disclosures on the compensation of our NEOs. We do so while emphasizing that our day-to-day focus is more inclusive.

Our NEOs for 2023 are:

•Tamara D. Fischer, Executive Chairperson
•David G. Cramer, CEO and President
•Brandon S. Togashi, Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer
•William S. Cowan, Jr., Executive Vice President and Chief Strategy Officer
•Tiffany S. Kenyon, Executive Vice President, Chief Legal Officer and Secretary

WHAT WE PAID

Name	Salary(1)	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards(2)	All Other Compensation(3)	Total
Tamara D. Fischer	$416,666	—	$240,000	$900,000	$13,200	$1,569,866
David G. Cramer	585,419	—	420,000	1,700,000	13,200	2,718,619
Brandon S. Togashi	475,000	—	285,000	750,000	13,200	1,523,200
William S. Cowan, Jr.	286,393	—	183,750	2,000,000	252,225	2,722,368
Tiffany S. Kenyon	325,000	—	96,000	325,000	13,200	759,200
(1)    The salaries listed for Ms. Fischer and Mr. Cramer are prorated and reflect their 2022 salaries through March 31, 2023 and their 2023 salaries that went into effect as of April 1, 2023. The salary listed for Mr. Cowan reflects the salary received between May 31, 2023, the date of his appointment, and December 31, 2023. The annualized base salaries for each of Ms. Fischer, Mr. Cramer, and Mr. Cowan are set forth below in "–Pay Elements– Salary."
(2)    Reflects the aggregate grant date fair value of LTIP unit awards granted to each of our NEOs in accordance with ASC Topic 718. For more information, see footnote (3) to the Summary Compensation Table below in "–Summary Compensation and Other Tables."
(3)    All other compensation for 2023 comprises the 401(k) employer matching contribution for each NEO other than Mr. Cowan. In the case of Mr. Cowan, all other compensation for 2023 consists of a relocation bonus, reimbursement of costs incurred in connection with his relocation to Denver, Colorado, and tax gross-up payments to offset taxes on such reimbursement. See footnote 1 to the Summary Compensation Table set forth in "–Summary Compensation and Other Tables."

WHAT STANDS OUT ABOUT OUR PAY

When Institutional Shareholder Services (“ISS”) reviewed our pay plans last year they gave us the highest possible grade: 1. Our disclosures show that:
•We have good external pay parity: our CEO’s pay is conservative relative to both our selected peers and those selected by ISS.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	33

•We have good internal pay parity: our CEO’s pay is less than double that of the next-highest-paid NEO.
•The majority of our CEO’s equity-based pay is performance-based.
•We have had consistently high support for our pay plans, averaging 97.9% over the last 5 years.
•As of December 31, 2023, our executive chairperson and CEO owned between 10 times and 22 times the minimum amount of our equity that they are required to hold under our Minimum Equity Ownership Guidelines.
•The objective metrics of our annual incentive cash bonus program are based on key elements that we believe drive our growth.
•The performance metrics of our long-term equity incentive program are based on the overall value that we provide to our shareholders as compared to shareholders of our self storage REIT peers and other REITs.

PAY ELEMENTS
Each of our NEOs is eligible to receive a base salary, an annual cash-bonus based on Company and individual performance factors and longer-term equity-based pay tied to continued employment and, for the performance-based amounts, to achievement of specified goals. In 2023, 80% of our CEO’s annualized target pay and more than 70% of our other NEOs’ annualized average target pay was at risk.
We believe this combination of short- and long-term and stable and variable pay promotes an appropriate balancing of steady and near-term operational and risk management initiatives with a creative and energetic focus on sustainable and exceptional best-in-class customer service, human capital and asset management, and value creation.

SALARY
Base salaries are reviewed annually by our CNCG Committee and may be adjusted to better match competitive market levels or to recognize a NEO's professional growth, development, and increased responsibility. The table below summarizes the 2023 and 2022 base salary for each NEO and, for each NEO serving in such capacity in 2022, the corresponding percentage change against the prior year for each such NEO:

	Base Salary
Executive	2023(1)	2022	Change
Tamara D. Fischer	$300,000	$700,000	(57)%
Arlen D. Nordhagen(2)	100,000	300,000	(67)%
David G. Cramer	600,000	550,000	9%
Brandon S. Togashi	475,000	450,000	6%
William S. Cowan, Jr.(3)	525,000	N/A	N/A
Tiffany S. Kenyon(3)	325,000	N/A	N/A
(1)    Reflects the annualized base salaries for 2023 for Messrs. Nordhagen, Cramer, and Cowan and Ms. Fischer. The salaries reflected above for Messrs. Nordhagen and Cramer and Ms. Fischer became effective as of April 1, 2023. The salary reflected above for Mr. Cowan was effective upon his appointment as executive vice president and chief strategy officer on May 31, 2023. For the actual salaries received in 2023 for Messrs. Cramer and Cowan and Ms. Fischer, see the Summary Compensation Table in "–Summary Compensation and Other Tables" below.
(2)    Mr. Nordhagen was a NEO in 2022 but not in 2023. Mr. Nordhagen's salary for 2023 is shown in the table above for comparison purposes only.
(3)    Mr. Cowan and Ms. Kenyon were not NEOs in 2022.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	34

The changes in 2023 base salaries were based on the 2022 NEO Benchmarking Analysis and the 2022 Nareit Compensation Survey, each conducted by FPC, to bring base salaries in line with the Company's peers, as discussed below at "–What Informs Our Pay Designs, Metrics and Decisions".
For 2024, our CNCG Committee approved the following base salaries for our NEOs in line with our compensation objectives: $300,000 for Ms. Fischer, $675,000 for Mr. Cramer, $495,000 for Mr. Togashi, $536,025 for Mr. Cowan, and $342,500 for Ms. Kenyon.

ANNUAL INCENTIVE CASH BONUS PAYMENTS
We have provided and expect to continue to provide incentive cash bonuses to encourage outstanding individual and Company performance by motivating our NEOs to achieve short-term Company performance objectives and individual goals. Our annual incentive cash bonus program for our NEOs is based primarily on objective factors aligned with our Company's performance, and to a lesser extent on subjective factors.

2023 Annual Incentive Cash Bonus Program Elements
Objective Performance Criteria	Same Store NOI growth
–Rationale: Key performance indicator to evaluate year-over-year operations
Core FFO per share
–Rationale: Key performance indicator widely used by REITs and by the Company to evaluate the operations of our properties and excludes various items in net income (loss) that do not relate to or are not indicative of our performance

Capital deployed in acquisitions and strategic initiatives
–Rationale: Key performance indicator reflecting the Company's growth, because acquisitions and strategic initiatives are a significant component of the Company's growth strategy
PRO retirements/new PROs or joint ventures signed/strategic initiatives
–Rationale: Key performance indicator reflecting the Company's ability to continue its growth over the long-term
Subjective Criteria	–Tailored to each NEO –Considered together with the objective elements and accounts for individual achievements not solely based on quantifiable metrics
Weighting	–Objective and subjective criteria are weighted for each NEO
Performance Levels	–Threshold: Minimum level of performance for incentive cash bonuses to be earned for a particular metric and if not met, no incentive cash bonuses will be earned for that metric
–Target: Level of performance that must be met for incentive cash bonuses to be earned at the target amount for a particular metric
–Maximum: Level of out-performance above target for a particular metric and, if met or exceeded, the incentive cash bonuses will be capped at the maximum level for such performance metric
Payout Range	–From 50% (at threshold) to 150% (at maximum performance) of target amount –If performance falls between two levels, linear interpolation applies

    For an explanation of how we calculate NOI and Core FFO, which are both non-GAAP financial measures, see Appendix A to this Proxy Statement.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	35

The performance levels of each metric are set annually by the CNCG Committee and are intended to take into account, among other things, the Company's prior performance and market conditions that may influence or affect the Company's performance during the upcoming year.
The following table shows the objective metrics and weightings for the 2023 incentive cash bonus opportunity for our NEOs, along with the actual performance achieved in 2023 for the objective metrics.

		2023 Annual Incentive Levels
Performance Criteria	Weighting for each NEO	Threshold	Target	Maximum	Actual
Same Store NOI Growth	25%	2.8%	4.5%	5.8%	1.6%
Core FFO per Share	35%	$2.77	$2.84	$2.90	$2.69
Capital deployed on acquisitions and strategic initiatives ($ millions)(1)	10%	$200.0	$250.0	$300.0	$539.5
PRO retirements/ new PROs or JVs signed/strategic initiatives	15%	1	2	3	3
Individual Based Goals	15%	—	—	—	—
(1)    Includes capital deployed in the Company's Common Share repurchase program.

The individual based goals for our NEOs in 2023 included the enhancement of technology platforms, implementation of our new property management system, and improved processes with respect to revenue management strategies.
The operating metrics set forth above are used for the limited purpose described above and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.
The following table shows the threshold, target and maximum incentive cash bonus opportunities that were available to each of our NEOs for 2023, as well as the actual bonus earned for the year ended December 31, 2023 and the percentage that the actual bonus earned bears to the target bonus amount. Whether any of the threshold, target or maximum bonus levels were attained was determined by our CNCG Committee based on achievement and weighting of the criteria set forth in the table above.

2023 Incentive Cash Bonus Levels
Executive	Threshold	Target	Maximum	Actual	Actual as a Percentage of Target
Tamara D. Fischer	$200,000	$400,000	$600,000	$240,000	60%
David G. Cramer	350,000	700,000	1,050,000	420,000	60%
Brandon S. Togashi	237,500	475,000	712,500	285,000	60%
William S. Cowan, Jr.(1)	153,125	306,250	459,375	183,750	60%
Tiffany S. Kenyon	80,000	160,000	240,000	96,000	60%
(1)    The 2023 incentive cash bonus threshold, target and maximum levels for Mr. Cowan are prorated based upon his first day of employment on May 31, 2023. As a result, the incentive cash bonus threshold, target and maximum levels for Mr. Cowan in future years may be materially different.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	36

EQUITY-BASED PAY
LONG-TERM EQUITY INCENTIVE COMPENSATION
Our CNCG Committee believes that a substantial portion of each NEO's compensation should be in the form of long-term equity incentive compensation because equity incentive awards:
•Encourage management to create shareholder value over the long-term;
•Promote management retention because full vesting of the awards generally requires continued employment for multiple years; and
•Encourage Company growth and the achievement of our business strategies that can take more than one year to execute when they are tied to specific performance criteria.
Long-term equity incentive compensation may be granted in many forms under our 2015 Equity Incentive Plan ("2015 Plan"). For a further description of such awards, see "–Awards Under the Plan" below. We currently use LTIP unit awards in connection with our executive compensation program.
Our long-term equity incentive compensation framework is designed to align the interests of the Company's NEOs with those of the Company's shareholders in a multi-year pay-for-performance structure utilizing both performance-based and time-based LTIP unit awards. The awards are structured to reward, among other things, favorable shareholder returns, the Company’s competitive position within its segment of the real estate industry, and each NEO's contributions to the Company. For each long-term incentive grant in 2023, 40% of the target dollar value of the award is time-based, and the remaining 60% is performance-based. We may also issue long-term incentive grants in connection with the hiring or promotion of NEOs, which may be in this same format or which may be composed of a different proportion of time-based and performance-based awards. In connection with the appointment of Mr. Cowan, Mr. Cowan received an award of 66,836 LTIP units, of which 38,241 vest over the course of four years, and 28,595 represent the maximum amount of LTIP units that may vest contingent upon the achievement of certain performance criteria, all together valued at $2,000,000 as of the grant date.
Previously, the performance-based portion of the LTIP awards were based 50% on the Company's three-year relative TSR versus the MSCI US REIT Index (the "Prior MSCI Component"), and 50% on the Company's three-year relative TSR versus the Company's four public company self storage REIT peers (the "Prior Storage Peer Component"). However, as a result of the merger between two members of the Company's public company self storage REIT peers in July 2023, one member of the peer group was eliminated as a standalone company. Because each member of the peer group must be part of the group for the entire three-year performance period, the CNCG Committee determined that it would be appropriate to amend certain aspects of the LTIP awards to our NEOs for the performance periods ending December 31, 2023, December 31, 2024 and December 31, 2025 for purposes of determining the portions of the awards that vest.
The CNCG Committee revised the LTIP awards granted for the performance period ending December 31, 2023 to, among other things, (i) reduce the size of the public company self storage REIT peers from four members to three members as a result of the above referenced merger, and (ii) modify the Prior Storage Peer Component to provide for no vesting of the relevant portion of the awards if the Company ranked in fourth place.
The CNCG Committee revised the LTIP awards granted for the performance periods ending December 31, 2024 and December 31, 2025 to, among other things, (i) reduce the size of the public company self storage REIT peers from four members to three members as a result of the above referenced merger, (ii) modify the Prior Storage Peer Component of the awards to now compare the Company's TSR to the cumulative three-year weighted average TSR of the peer group ("Peer Group 3-Year Weighted Average TSR"), plus or minus a certain number of basis points as set forth below (instead of having payout determined by achieving either fourth place for the minimum award, 110% of the peer group average TSR for the target award, or first place for the maximum award) (such modified component is referred to as the "Storage Peer Component"), and (iii) modify the allocation of performance-based LTIP units such that thirty percent (30%) of the potential award is based on the Storage Peer Component, and seventy percent (70%) of the potential award is based on the Company's three-year TSR versus the MSCI US REIT

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	37

Index (referred to below as the "MSCI Component"), with the allocation percentages subject to a ten percent (10%) decrease in the case of the Storage Peer Component, and ten percent (10%) increase in the case of the MSCI Component, if another peer is removed from the peer group. The terms of the LTIP awards with performance periods ending December 31, 2024 and December 31, 2025, as well as the LTIP awards granted with a performance period from January 1, 2024 through December 31, 2026, are depicted below.

100% of target dollar value of LTIP unit award	60% Performance-Based	70% 3-Year TSR versus MSCI US REIT Index (MSCI Component)(1)
		30% 3-Year TSR versus Peer Group 3-Year Weighted Average TSR (Storage Peer Component)(1)

		3-YEAR CLIFF VESTING IF FUTURE RELATIVE PERFORMANCE IS MET
			MSCI Component		Storage Peer Component(2)
		Result	% of Target to Vest(3)	MSCI US REIT Index Percentile	% of Target to Vest(3)	Peer Group 3-Year Weighted Average TSR(4)
		Minimum	—	Below 35th Percentile	—	Less than Peer Group 3-Year Weighted Average TSR minus 750 basis points
		Threshold	50%	35th Percentile	50%	Peer Group 3-Year Weighted Average TSR minus 750 basis points
		Target	100%	55th Percentile	100%	Peer Group 3-Year Weighted Average TSR plus 100 basis points
		Maximum	200%	75th Percentile	200%	Peer Group 3-Year Weighted Average TSR plus 750 basis points
	40% Time-Based
		3-YEAR VESTING PERIOD - 1/3 OF THE AWARD VESTING EACH YEAR
		–Vesting occurs each January 1 beginning in the first calendar year following the date of grant
		–Vesting subject to continued employment of the NEO

(1) If any public company self storage REIT peer is removed from the peer group during the performance period, then the allocation percentage for the MSCI Component will increase by ten percent (10%), and the allocation percentage for the Storage Peer Component will be reduced by ten percent (10%).
(2)    As of December 31, 2023, there were four public company self storage REIT peers, including us.
(3) Represents the percentage of the target dollar value of the portion of the total performance-based LTIP unit award relating to this metric.
(4)    The Peer Group 3-Year Weighted Average TSR is determined excluding the Company TSR and takes into account the following for each member of the peer group: common equity capitalization (on a fully diluted basis, assuming the conversion of all convertible securities and exchange on a one-for-one basis of all outstanding units in the peer group member's operating partnership for common shares or other securities), preferred equity capitalization, and debt capitalization.

The performance-based LTIP unit awards granted to our NEOs in 2023 represent the maximum amount of LTIP units that can vest contingent upon the achievement of the performance criteria discussed above during the period between January 1, 2023 and December 31, 2025 (the "performance period"). If the Company TSR is between threshold and target, or target and maximum, performance with respect to the MSCI Component or the Storage Peer Component, then the percentage of the MSCI Component or Storage Peer Component to vest will be determined by linear interpolation between the threshold and target, or target and maximum, amounts. If the Company's TSR during the performance period relative to the TSR of the companies in the MSCI US REIT Index equals or exceeds the 75th percentile, or if our TSR exceeds the Peer Group 3-Year Weighted Average TSR plus 750 basis points under the Storage Peer Component, each NEO will earn 200% of the target amount of the MSCI Component or Storage Peer Component, as applicable. If a criterion's threshold level of performance is not achieved,

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	38

such that our TSR during the performance period relative to the TSR of the companies in the MSCI US REIT Index is less than the 35th percentile or that our TSR is less than the Peer Group 3-Year Weighted Average TSR minus 750 basis points, then none of the performance-based awards will vest with respect to that criterion.

Majority Performance Based	Relative TSR Metrics	Outpeformance Required
The majority of our LTIP award grants (60%) are predicated on performance.	All of our performance-based LTIP awards are based on TSR performance versus the MSCI US REIT Index and the Peer Group 3-Year Weighted Average TSR.	The Company must perform above average as compared to the MSCI US REIT Index and the Peer Group 3-Year Weighted Average TSR in order to achieve target payout.

We have focused on the Company’s TSR performance relative to the TSR of our peers in the self storage industry because TSR achievement is a particularly useful metric for ensuring that our executives are thinking about the interests of our shareholders as they execute on our business plans.
During the vesting period for the performance-based LTIP units, each NEO will be entitled to receive interim distributions with respect to each performance-based LTIP unit at the maximum level equal to 10% of the distributions paid to a holder of an equal number of OP units. Upon vesting, each NEO will be entitled to receive full distributions payable in cash on each such performance-based LTIP unit earned equal to the distributions payable during the vesting period on an equal number of OP units less the amount of interim distributions already paid. Thereafter, each NEO will be entitled to receive distributions on each vested LTIP unit equal to the distributions paid to a holder of an OP unit as distributions on OP units are made.

During the vesting period for time-based LTIP units, each NEO will be entitled to receive distributions with respect to each time-based LTIP unit equal to the distributions paid to a holder of an equivalent number of OP units, as distributions on OP units are made.

If a NEO's employment is terminated by us without "cause" or by the NEO for "good reason" (each as defined in the applicable employment agreement), or by reason of the NEO's death or "disability" (as defined in the applicable employment agreement) prior to the completion of the vesting period, then:

•in the case of a termination by us without "cause" or by the NEO for "good reason", 100% of the unvested LTIP awards held by the NEO will become fully vested and free of restrictions.
•in the case of a termination due to death or disability, the following vesting terms ("Death or Disability Vesting Terms") apply with respect to outstanding unvested awards held by the NEO:
◦with respect to outstanding unvested time-based share awards, a prorated portion (based on the number of days of employment since the immediately preceding January 1st until the date of death or disability, as applicable, over 365) of such awards that would have vested on the next vesting date applicable to such awards will become vested and free of restrictions and any remaining portion of such awards will be forfeited; and
◦with respect to outstanding unvested performance-based share awards, such awards that vest based on the performance requirements pursuant to the applicable award agreements underlying such awards shall vest, as if no termination of service had occurred.
The following table summarizes the minimum, threshold, target and maximum number of performance-based LTIP unit awards granted in 2023 that may be earned by each NEO contingent upon performance between January 1, 2023 and December 31, 2025 and the total number of time-based awards granted in 2023 that each NEO may earn by January 1, 2026 or, in the case of Mr. Cowan, by June 10, 2027:

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	39

NEO	Performance-based Award(1)				Time-based Award(2)
	Minimum	Threshold	Target	Maximum
Tamara D. Fischer	—	6,377	12,753	25,504	9,967
David G. Cramer	—	12,044	24,087	48,173	18,827
Brandon S. Togashi	—	5,314	10,627	21,254	8,306
William S. Cowan, Jr.	—	7,150	14,298	28,595	38,241
Tiffany S. Kenyon	—	2,304	4,606	9,211	3,600
(1)    For each level of performance, the number of units shown in the table above assumes that the same level of performance is achieved for both the MSCI Component and the Storage Peer Component.
(2)    With respect to the NEOs other than Mr. Cowan, on January 1, 2024, one-third of the time-based awards set forth in this column vested. The remaining two-thirds are scheduled to vest in equal annual installments on January 1, 2025 and January 1, 2026, respectively, subject to the continued employment of the NEO. With respect to Mr. Cowan, the time-based award is scheduled to vest as follows, subject to the continued employment of Mr. Cowan: 3,642 LTIP units on June 10, 2024, 17,300 LTIP units on June 10, 2025, 10,471 LTIP units on June 10, 2026, and 6,828 LTIP units on June 10, 2027.

During the performance period from January 1, 2021 through December 31, 2023, the Company's 3-year relative TSR ranked in approximately the 67th percentile as compared to the TSR of companies in the MSCI US REIT Index and in 4th place as compared to the TSR of its public company REIT peers in the self storage industry. The following table summarizes the actual number of performance-based LTIP unit awards that vested on January 1, 2024 as a result of performance during the performance period from January 1, 2021 through December 31, 2023.

NEO	Performance-based Award Units Vested on January 1, 2024
Tamara D. Fischer	17,166
David G. Cramer	6,386
Brandon S. Togashi	5,652

EQUITY INCENTIVE PLAN
Our 2015 Plan allows for grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards.
Our 2015 Plan is administered by our CNCG Committee. The CNCG Committee consists solely of independent trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee.
In connection with our IPO, we terminated our operating partnership's prior equity incentive plan ("Prior Incentive Plan") but the awards granted thereunder remained outstanding after its termination.
For information about our 2024 Equity Incentive Plan ("2024 Plan"), see "–Pay-Related Votes–Proposal 5 on Approval of 2024 Equity Incentive Plan".
AVAILABLE SHARES
Our 2015 Plan provides for grants of equity-based awards in a quantity up to an aggregate of 5% of the Common Shares issued and outstanding from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities, including OP units and subordinated performance units, into Common Shares). If an award granted under our 2015 Plan expires, is forfeited or terminates, the Common Shares subject to any portion of the award that expires, is forfeited or terminates without having been exercised or paid, as the case may be, will again become available for issuance of

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	40

additional awards. Unless previously terminated by our board of trustees, no new award may be granted under our 2015 Plan after April 18, 2025.
AWARDS UNDER THE PLAN
Restricted Shares
A restricted share award is an award of Common Shares that are subject to forfeiture, vesting schedules, restrictions on transferability and such other restrictions as our CNCG Committee may impose at the date of grant. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our CNCG Committee may determine. In general, restricted share awards granted to non-executive employees vest in installments over a vesting period of at least three years. Generally, a participant granted restricted Common Shares has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted Common Shares. Although dividends will be paid on restricted Common Shares, whether or not vested, at the same rate and on the same date as on our Common Shares (unless otherwise provided in an award agreement), holders of restricted Common Shares are prohibited from selling such shares until they vest.
    LTIP Units
LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the 2015 Plan and will reduce the total number of equity awards available under the plan on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance, and for non-executive employees, LTIP unit awards generally vest in installments over a vesting period of at least three years. For information about the vesting of LTIP unit awards granted to our NEOs, please see "–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation." Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. For LTIP units granted under our Prior Incentive Plan or our 2015 Plan, upon reaching parity (or, under the 2015 Plan, earlier if provided under the individual award agreement), holders of LTIP units will be entitled to receive distributions from our operating partnership in the same amounts as those made on our Common Shares whether or not such LTIP units are vested. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
    Other Equity-Based Awards
Our 2015 Plan authorizes the granting of other awards based upon our Common Shares (including share options, phantom shares, securities convertible into Common Shares, and dividend equivalents), subject to terms and conditions established at the time of grant.
We have filed with the SEC a Registration Statement on Form S-8 registering the offers and sales of our Common Shares issuable under our Equity Incentive Plan.
EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain information about our equity compensation plans as of December 31, 2023:

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Plan Category	Number of securities to be issued upon exercise of outstanding options warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available at fiscal year‑end for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	N/A	N/A	5,478,612
Equity compensation plans not approved by shareholders	—	—	—
Total	N/A	N/A	5,478,612

(1)    The number of securities remaining available for issuance under our equity compensation plans as of December 31, 2023 as indicated in column (c) in the table above is equal to 7,081,073 securities, which is the total number of securities available to us under our 2015 Plan as of December 31, 2023 to make grants of share options, restricted Common Shares, phantom shares, dividend equivalent rights, LTIP units and other restricted limited partnership units issued by our operating partnership and other equity-based awards less 1,602,461 (including 168,400 securities that were previously awarded under the 2015 Plan but have been forfeited), which is the number of securities that have been issued (but not forfeited) under our 2015 Plan. The number of securities remaining available for issuance under our equity compensation plans as of December 31, 2023 as indicated in column (c) in the table above does not take into account forfeitures due to tax withholding. Our 2015 Plan provides for grants of equity awards up to, in the aggregate, the equivalent of 5% of the issued and outstanding Common Shares from time to time on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into Common Shares) at the time of the award. We estimate that the number of Common Shares issued and outstanding on a fully diluted basis is equal to 141,621,456. This is comprised of 82,285,995 Common Shares issued and outstanding as of December 31, 2023 and up to 59,335,461 Common Shares issuable directly or indirectly upon conversion or exchange of the outstanding units in our operating partnership and certain of its subsidiaries as of December 31, 2023, assuming that all such units are convertible into or exchangeable for Common Shares directly or indirectly on a one for one basis, in the case of OP units, OP units in one or more subsidiaries of our operating partnership ("DownREIT OP units") and LTIP units, and on a 1.55 to one basis, in the case of subordinated performance units and subordinated performance units in one or more subsidiaries of our operating partnership ("DownREIT subordinated performance units"), and that existing lock-up prohibitions on conversions and exchanges do not apply. For additional information on the conversion of subordinated performance units (including DownREIT subordinated performance units) into OP units, see "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Cash Distributions from our Operating Partnership" in our annual report on Form 10-K for the year ended December 31, 2023, filed with the SEC. The actual number of OP units into which subordinated performance units will become convertible may vary significantly from these estimates and will depend upon the conversion formula in effect at the time of conversion. This table excludes 2,474,710 LTIP unit awards granted under our Prior Incentive Plan because our Prior Incentive Plan was terminated in connection with the closing of our IPO. As of December 31, 2023, we did not have any options, warrants or rights to purchase Common Shares outstanding under our equity compensation plans.

AMENDMENTS AND TERMINATION
Our board of trustees may amend, suspend, alter or discontinue our 2015 Plan but cannot take any action that would impair the rights of an award recipient with respect to an award previously granted without such award recipient's consent unless such amendments are required in order to comply with applicable laws. Our board of trustees may not amend our 2015 Plan without shareholder approval in any case in which amendment in the absence of such approval would cause our 2015 Plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement, such as an amendment that would:
•other than through adjustment as provided in our 2015 Plan, increase the total number of Common Shares reserved for issuance under our 2015 Plan;
•materially expand the class of trustees, officers, employees, consultants and advisors eligible to participate in our 2015 Plan;
•reprice any share options under our 2015 Plan; or
•otherwise require such approval.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	42

BENEFITS/PERKS/OTHER
EMPLOYEE BENEFITS
We have a tax-qualified 401(k) Retirement Savings Plan, or the 401(k) plan. All eligible employees may participate in our 401(k) plan, including our NEOs. Under our 401(k) plan, employees are eligible to defer a portion of their salary, and we currently match a portion of each eligible employee's contributions. We do not enable our employees to invest in our Common Shares through our 401(k) plan.
PERQUISITES AND OTHER PERSONAL BENEFITS
We provide no perquisites or other personal benefits to our NEOs, except as disclosed in our Summary Compensation Table in "–Summary Compensation and Other Tables" below.

WHAT INFORMS OUR PAY DESIGNS, METRICS AND DECISIONS
We use our pay designs, metrics, and decisions as some of many tools to:
•attract, retain, motivate and provide direction and parameters to top talent.
•encourage the achievement of our business strategies and operational goals.
•encourage appropriate risk taking and reflect sound corporate governance practices.
•align NEOs’ and shareholders’ interests and support sustainable value creation.
Our CNCG Committee, in consultation with our outside compensation consultant, FPC, conducts compensation benchmarking analyses to ensure that our compensation programs for our NEOs and independent trustees are competitive with those of certain other publicly traded REITs (each, a "Benchmarking Analysis" and together, the "Benchmarking Analyses"). The Benchmarking Analyses include a comprehensive review of each component of the total compensation opportunities for our NEOs and independent trustees relative to market data for REITs with market capitalization and enterprise value similar to that of our Company. We refer to this group of REITs as our "peer group". The peer group used for the 2023 independent trustee Benchmarking Analysis and 2022 NEO Benchmarking Analysis is listed below.

Peer Group Companies
Apartment Income REIT Corp.	Kite Realty Group Trust
Brixmor Property Group Inc.	Life Storage, Inc.
Cousins Properties Incorporated	Omega Healthcare Investors, Inc.
CubeSmart	Rexford Industrial Realty, Inc.
EastGroup Properties, Inc.	STAG Industrial, Inc.
First Industrial Realty Trust, Inc.
The market data for our NEOs was sourced from FPC’s proprietary database and the 2021, 2022 and 2023 Nareit Compensation Surveys conducted by FPC. For our independent trustees, the market data was sourced from the 2023 National Association of Corporate Directors Director Compensation Report (as well as prior years), the Top 100 Real Estate Compensation Analysis conducted by FPC in June 2023, and the public filings of the REITs

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	43

included in the analysis. This information was considered by our CNCG Committee in approving increased annual base salaries for our NEOs in 2023 and 2024, as set forth above under "–Pay Elements–Salary." The independent trustee Benchmarking Analysis was considered by our CNCG Committee in approving our independent trustee compensation program for 2023, which remains in place for 2024, as described above under "Our Board–How We Are Paid." Any changes approved are intended to better align each NEO's and independent trustee's total compensation with the peer group.

    We also apply a collection of good pay governance standards and parameters to our pay designs and decisions including the following:

KEY PAY GOVERNANCE FEATURES
What we do and have....		What we don't do and don't have....
✓	Pay for performance, including incentive compensation (both cash and equity) that is subject to achievement of various performance objectives	✗	No excise tax gross-ups with respect to payments made in connection with a change of control
✓	Salaries comprise a relatively modest portion of each NEO's overall compensation opportunity	✗	No non-qualified deferred compensation or supplemental retirement benefits for our NEOs
✓	Balance of short-term and long-term incentives	✗	No hedging of the value of Company securities
✓	Minimum equity ownership guidelines for our executive officers and trustees	✗	No uncapped cash and equity incentive awards
✓	Policy for the recovery of erroneously awarded incentive compensation	✗	No excessive perquisites to NEOs
✓	Limitations on pledging of Company securities by executive officers and trustees
✓	Independent compensation consultant
✓	Take into consideration shareholder feedback on compensation, including "say on pay" votes
✓	"Double-trigger" change of control benefits

HOW WE OVERSEE AND APPLY OUR PAY PROGRAMS
ROLES OF OUR CNCG COMMITTEE, COMPENSATION CONSULTANT AND MANAGEMENT
    CNCG Committee
Our CNCG Committee, which is comprised entirely of independent trustees, has overall responsibility for monitoring the performance of our NEOs and evaluating and approving our executive compensation plans, policies and programs. In addition, our CNCG Committee oversees our 2015 Plan and will oversee our 2024 Plan, subject to the approval of the 2024 Plan at the Annual Meeting.
Our CNCG Committee determines all components of our executive chairperson's compensation. With respect to our other NEOs, our CNCG Committee seeks input from our executive chairperson and reviews and approves all components of the other NEOs' compensation.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	44

    Compensation Consultant
Our CNCG Committee has engaged FPC, an outside compensation consultant, to provide guidance with respect to the development and implementation of our compensation programs. FPC provides our CNCG Committee with advice concerning the types and levels of compensation to be paid to our NEOs and independent trustees.
Our CNCG Committee policy requires that its compensation consultants be independent of Company management. Our CNCG Committee performs an annual assessment to determine whether FPC is independent. Our CNCG Committee assessed FPC's independence most recently in February 2024 and determined that the engagement did not raise any conflict of interests with management.
    Management
Ms. Fischer, our executive chairperson, Mr. Nordhagen, our vice chairperson, and Mr. Cramer, our president and CEO and member of our board of trustees, generally attend CNCG Committee meetings and provide information as to the individual performance of the NEOs and other key employees. Ms. Fischer makes annual recommendations to our CNCG Committee with respect to our other NEOs (including Mr. Cramer) and other key employees. Nonetheless, all components of our NEOs' compensation are approved by our CNCG Committee in its sole discretion and our executive chairperson is not present during our CNCG Committee’s determination with respect to her own compensation.

RECOVERY POLICY FOR ERRONEOUSLY AWARDED INCENTIVE COMPENSATION
In compliance with the final rules adopted by the SEC and the listing standards adopted by the NYSE, we have adopted a policy which, subject to limited exceptions, requires us to recover erroneously awarded incentive compensation paid to our executive officers based on financial results that are subsequently restated.
MINIMUM EQUITY OWNERSHIP GUIDELINES
Our minimum equity ownership guidelines require each executive officer and independent trustee to maintain a minimum number of Common Shares (including OP units and LTIP units), 6.000% Series A cumulative redeemable preferred shares of beneficial interest ("Series A Preferred Shares") and 6.000% Series B cumulative redeemable preferred shares of beneficial interest ("Series B Preferred Shares") having a market value equal to a specified multiple of the individual's annual base salary (in the case of our executive officers) or annual cash compensation (in the case of our independent trustees) as specified below, which is determined at the time that they become subject to the policy or experience a change of position that increases the requirement. Each person covered by the policy is required to meet these requirements within five years after the date that they became subject to the policy (or, if the requirements increase due to a change in position of employment, any incremental increase in the required ownership level must be satisfied within five years after the change in position has become effective). The minimum equity ownership guidelines exclude any Common Shares or OP units pledged by a trustee or executive officer for purposes of determining if the minimum ownership requirements are met. The CNCG Committee annually reviews progress toward achieving these ownership levels. As of March 15, 2024, each executive officer and each independent trustee complied with the minimum equity ownership guidelines.

Position/NEO Subject to Guidelines	Requirement During 2023(1)	Approximate Multiple of Required Amount Owned as of December 31, 2023(2)
Ms. Fischer	6x	10.8x
Mr. Cramer	5x	22.0x
Mr. Togashi	3x	2.8x
Mr. Cowan	3x	0.9x(3)
Ms. Kenyon	3x	1.2x
Independent Trustees	5x	1.7x -14.2x

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(1)    Expressed as a multiple of annual base salary for NEOs and annual cash compensation for independent trustees (without regard to whether such annual cash compensation is taken in equity) at the time that the NEOs and independent trustees became subject to the guidelines or, if applicable, at the time that the NEOs experienced a change in employment which increased the requirement ("Measurement Time"). This multiple is then converted into a required number of shares that must be held based upon the share price at the Measurement Time ("Required Amount").
(2)    Calculated based on the number of Common Shares, OP units, vested LTIP units, time-based unvested LTIP units, Series A Preferred Shares and Series B Preferred Shares that are held and not pledged as of December 31, 2023 and the Required Amount that must be held, which is determined in the manner set forth in clause (1) above.
(3)    Each person covered by the minimum equity ownership guidelines must meet the requirements within five years after the date that they became subject to the policy (or, if the requirement increases due to a change in position of employment, any incremental increase in the required ownership level must be satisfied within five years after the change in position has become effective).

POLICY ON HEDGING AND PLEDGING TRANSACTIONS
We prohibit our executive officers, trustees, employees who are located at our corporate headquarters and hold a position at or above the director level, PRO advisory committee members, and other PRO employees whom we consider to hold the most senior PRO operations and finance position(s), from engaging in hedging transactions involving Company securities (which includes any securities issued by, or convertible or exchangeable for securities issued by, the Company or our subsidiaries). Prohibited hedging transactions include the use of financial instruments such as puts, calls, prepaid variable forward contracts, equity swaps, short sales, collars and exchange funds. This prevents such persons from continuing to own Company securities without having the full risks and rewards of ownership, which could cause such persons to have objectives that are not aligned with the Company's other shareholders. We have also adopted limitations on the ability of our executive officers and trustees to pledge Common Shares and OP units, with such pledges not to exceed the lesser of (i) 50% of each person's Common Shares and OP units on an aggregate basis or (ii) 2.5% of the Company's outstanding Common Shares, without taking into account any OP units. If an executive officer or trustee exceeds this threshold as a result of the Company repurchasing Common Shares pursuant to its share repurchase program, such person will not be deemed to be in violation of the threshold, but such person may not pledge additional Common Shares or OP units until he or she is within the threshold. If an individual exceeds the threshold (other than as a result of the Company repurchasing Common Shares pursuant to its share repurchase program), then promptly after discovery, such person shall remedy this by (i) causing the release of a portion of his or her pledged securities; (ii) acquiring additional Common Shares and/or OP units (or a combination thereof), such that his or her pledged securities no longer exceeds the permitted pledging threshold; or (iii) some other method approved by the CNCG Committee. We recognize that by allowing such limited pledging arrangements, our executive officers and trustees are able to pursue their respective business interests without the need to sell Company securities to raise additional capital.
TAX GROSS-UP PAYMENTS
We do not provide any gross-up or similar payments to our NEOs except in relation to certain relocation expenses as described in the Summary Compensation Table under "–Summary Compensation and Other Tables" below. According to their employment agreements, if any payments or benefits to be paid or provided to any NEO would be subject to "golden parachute" excise taxes under Section 4999 of the Code, the NEO's payments and benefits under his or her employment agreement will be reduced to the extent necessary to avoid such excise taxes, but only if such a reduction of pay or benefits would result in a greater net after-tax receipt for the NEO.
TAX IMPLICATIONS - DEDUCTIBILITY OF NEO COMPENSATION
Section 162(m) of the Internal Revenue Code ("Code") limits the deductibility on the Company’s tax return of compensation over $1 million to any of the chief executive officer and the two most highly compensated executive officers of the Company other than the chief executive officer. The Company believes that, because it has elected and believes it has qualified as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that is not deductible under Section 162(m) will generally not affect the Company’s net income in any material amount. Our CNCG Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	46

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS
Our CNCG Committee has discussed the concept of risk as it relates to our compensation programs with management and FPC, and our CNCG Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of our CNCG Committee is a current or former officer or employee of ours or any of our subsidiaries. None of our NEOs serves as a member of the board of trustees (or equivalent) or compensation committee (or other board committee performing equivalent functions) of any company that has one or more of its executive officers serving as a member of our board of trustees or CNCG Committee.

COMPENSATION COMMITTEE REPORT
The CNCG Committee evaluates and establishes compensation for our NEOs and administers our 2015 Equity Incentive Plan. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the CNCG Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The CNCG Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the CNCG Committee with regard to executive compensation. The CNCG Committee recommended to our board of trustees that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Members of the CNCG Committee

Rebecca L. Steinfort, Chairperson
Paul W. Hylbert, Jr.
Chad L. Meisinger

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) "soliciting material" or "filed" or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

PAY-RELATED VOTES

PROPOSAL 3 ON EXECUTIVE COMPENSATION

PROPOSAL 3: NON-BINDING VOTE ON EXECUTIVE COMPENSATION
We are requesting that our shareholders approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement, by voting on the following resolution:
"RESOLVED, that our shareholders approve, on an advisory basis, the compensation of our NEOs as described in this Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure."
Because your vote is advisory, it will not be binding upon us or our board of trustees. However, the CNCG

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	47

Committee, which is responsible for designing and administering our executive compensation programs, values your opinion and has and will continue to take into account the outcome of the vote when considering future executive compensation arrangements.
If a quorum is present, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve, on an advisory basis, the compensation of our NEOs. Proxies solicited by our board of trustees will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purposes of determining the presence of a quorum.
Our board of trustees recommends a vote FOR approval of the compensation of our NEOs as described in the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure in this Proxy Statement.

PROPOSAL 4 ON FREQUENCY OF COMPENSATION VOTES

PROPOSAL 4: NON-BINDING VOTE ON FREQUENCY OF HOLDING AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our shareholders with the opportunity to vote, on an advisory and non-binding basis, on whether the Company will seek an advisory vote on the compensation of our NEOs every one, two or three years. By voting on this proposal, you will be able to specify how frequently you would like us to hold an advisory vote on the compensation of our NEOs.
After careful consideration of this proposal, our board of trustees has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for our Company, and therefore our board of trustees recommends that you vote for a one-year interval for the advisory vote on executive compensation. In formulating its recommendation, our board of trustees considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in our annual Proxy Statement. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies, and practices.
You may cast your vote on your preferred voting frequency by choosing the option of every year, every two years, or every three years, or you may abstain from voting. If a quorum is present, the option of every year, every two years, or every three years that receives a majority of the votes cast on the proposal will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purposes of determining the presence of a quorum. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. In either case, this vote is advisory and not binding on us or our board of trustees and our board of trustees may decide that it is in the best interests of our shareholders and our Company to hold an advisory vote on executive compensation more or less frequently than the option selected by our shareholders.
Our board of trustees recommends a vote FOR the option of "EVERY YEAR" as the frequency for future advisory votes on compensation of our NEOs.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	48

PROPOSAL 5 ON APPROVAL OF OUR 2024 EQUITY INCENTIVE PLAN

PROPOSAL 5: APPROVAL OF 2024 EQUITY INCENTIVE PLAN
We are asking shareholders to approve the 2024 Plan, which would replace our 2015 Plan. The 2024 Plan is attached hereto as Appendix B. The 2024 Plan continues to achieve our goals of attracting, motivating, and retaining highly competent employees through grants of equity and cash performance awards. The CNCG Committee and our board of trustees have approved the 2024 Plan, subject to our shareholders' approval of the 2024 Plan at the Annual Meeting.
We strongly believe that the approval of the 2024 Plan is essential to our continued success. We use equity and cash performance awards to motivate high levels of performance, to align the interests of our employees and shareholders, and to enhance our ability to attract and retain highly qualified independent trustees. We believe that the ability to grant equity and cash performance awards is important to our future success.
COMPARISON OF THE 2015 PLAN AND 2024 PLAN
The following is a summary of the material differences between the 2024 Plan and the 2015 Plan. Please also read “—2024 Plan Summary” below.
•The 2024 Plan replaces the “evergreen” provision contained in the 2015 Plan with a fixed pool of Common Shares available for awards under the 2024 Plan.
•The 2024 Plan provides a maximum compensation available, including cash and equity compensation, during any fiscal year for services as a non-executive trustee.
•The term of the 2024 Plan is from the date of shareholder approval to May 13, 2034.
•The 2015 Plan will be terminated and replaced by the 2024 Plan.
If the 2024 Plan is approved, we will register the offers and sales of the additional approved Common Shares on a Registration Statement on Form S-8.
SHARE INFORMATION
The following table includes information regarding outstanding equity awards and Common Shares available for future awards under the 2015 Plan as of March 15, 2024 (and without giving effect to any approval of the 2024 Plan under this proposal):

Total shares underlying outstanding, unvested time-based restricted Common Share awards	22,672
Total shares underlying outstanding, unvested LTIP unit awards(1)	562,792
Total shares underlying vested LTIP units	1,075,313
Total shares currently available for grant based on maximum performance(2)	5,122,251
(1)    The number of LTIP units shown is based on maximum performance.
(2)    For more information on how this is calculated, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Available Shares." The total shares currently available for grant based on maximum performance does not take into account forfeitures due to tax withholding.
We have no outstanding awards under plans not approved by shareholders and we have not granted share options.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	49

Upon approval of the 2024 Plan, no further awards will be granted under the 2015 Plan and shares currently available for grant will no longer be available under the 2015 Plan.
As shown in the following table, our three-year average annual burn rate has been 0.27%.

Fiscal Year	Options Granted	Time-Based Awards Granted	Performance-Based Awards Granted	Performance-Based Awards Vested	Weighted Average Number of Common Shares Outstanding	Burn Rate - Total/Weighted Common Common Shares Outstanding
2023	—	142,789	74,162	43,832	86,845,856	0.30%
2022	—	82,078	40,117	85,485	91,239,361	0.23%
2021	—	127,624	49,522	47,206	81,194,751	0.28%
Three Year Average						0.27%

RATIONALE FOR APPROVING THE 2024 PLAN
•Permits continued alignment of interests through the use of equity compensation.
•Total number of Common Shares available for issuance under the 2024 Plan is capped at 3,250,000.
•We issue equity grants in a responsible manner.
◦Our three-year average burn rate is less than the ISS burn rate benchmark of 1.05% for our industry.
◦Executive officers and independent trustees are required to meet minimum equity ownership requirements.
◦Our recovery policy applies to our executive officers and allows us to recover erroneously awarded incentive compensation based on financial results that are subsequently restated.
•No repricing of awards without shareholder approval.
•Minimum vesting period of one year, subject to certain exceptions.
•Cap on total compensation available during any fiscal year for non-executive trustee services.
REQUIRED VOTE
The approval of the 2024 Plan requires the affirmative vote of a majority of the votes cast thereon at the Annual Meeting. Abstentions and broker non-votes are not votes cast on the proposal and, therefore, they will have no effect on the vote.
2024 PLAN SUMMARY
We summarize here the material features of the 2024 Plan. We have assumed for this summary that our shareholders will approve the 2024 Plan at the Annual Meeting. We qualify this summary by reference to the full text of the 2024 Plan, which you can find in this proxy statement in Appendix B.
Purpose
The purpose of the 2024 Plan is to use incentives to attract and retain officers, trustees, key employees, consultants, advisers, and other personnel and to encourage those individuals to increase their efforts to make our business more successful. The 2024 Plan allows for grants of options, share appreciation rights, restricted shares, RSUs, phantom shares, dividend equivalent rights, LTIP units, cash-based awards, other restricted limited

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partnership units issued by our operating partnership and other equity-based compensation. We consider our overall compensation philosophy when we decide to grant awards under the 2024 Plan.
Duration
If our shareholders approve the 2024 Plan, we will be able to grant awards under the 2024 Plan until May 13, 2034, which will be the 10th anniversary of the approval of the 2024 Plan by our shareholders. However, our board of trustees may terminate the 2024 Plan before that time.
Administration
The CNCG Committee will administer the 2024 Plan. If no CNCG Committee exists, our board of trustees will exercise the functions of our committee.
The CNCG Committee has broad discretion and full authority to administer and interpret the 2024 Plan. In addition, the CNCG Committee’s powers include but are not limited to granting awards, making eligibility determinations, determining the number of shares that any award agreement covers (subject to the individual participant limitations provided in the 2024 Plan), and determining the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2024 Plan). The CNCG Committee will prescribe the forms and properties of awards, take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2024 Plan or its operation, administration or interpretation.
The CNCG Committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

Except to the extent prohibited by applicable law, rules and regulations, the CNCG Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers (including the power to grant awards) to any person or persons that it selects. The CNCG Committee cannot delegate its authority to grant awards to persons who are trustees or who are subject to Section 16 of the Securities Exchange Act of 1934.

Our board of trustees may, in its sole discretion, at any time, and from time to time, grant equity awards and administer the 2024 Plan with respect to any awards, subject to the applicable rules. No member of our board of trustees, the CNCG Committee or any employee or agent of any of the Company and its subsidiaries will be liable for any action taken or omitted to be taken or determination made with respect to the 2024 Plan or any equity award granted under the 2024 Plan.
Eligibility
Persons who are eligible to be granted awards under the 2024 Plan are our officers, our trustees, our and our subsidiaries’ key employees, consultants, and advisers. Anyone who would receive an award under the 2024 Plan must be someone for whom the offers and sales of our securities may be registered on Form S-8. Employees covered by a collective bargaining agreement are not eligible to participate in the 2024 Plan unless the terms of the collective bargaining agreement so provides.
Available Shares
If the 2024 Plan is approved by shareholders, and subject to adjustment upon certain corporate transactions or events, a maximum of 3,250,000 Common Shares may be issued (or deemed issued) under the 2024 Plan, including upon redemption, exchange, conversion, or exercise of rights pursuant to awards under the 2024 Plan.
If any shares subject to an award are forfeited or cancelled, an award expires or otherwise terminates without the issuance of shares, or an award is settled for cash or otherwise does not result in the issuance of all or a portion of the shares subject to such award, such shares will, to the extent of such forfeiture, cancellation, expiration, termination, cash settlement or non-issuance, be added to the shares available for grant under the 2024 Plan on a one-for-one basis. In the event that any award is exercised through the tendering of shares or by our withholding of

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shares, or withholding tax liabilities arising from such award are satisfied by the tendering of shares or by our withholding of shares, then in each such case the shares so tendered or withheld will be added to the Common Shares available for grant under the 2024 Plan on a one-for-one basis. No shares will be treated as issued in settlement of a share appreciation right or an RSU that provides for settlement only in cash and settles only in cash.
The maximum number of shares subject to awards granted during a single fiscal year to any non-employee trustee under the 2024 Plan, taken together with any cash fees paid to such trustee during the fiscal year, will not exceed $750,000 in total value in respect of any fiscal year of the trustee’s service on our board of trustees (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).
Awards Under the 2024 Plan
Restricted Common Shares
A restricted share award is an award of Common Shares that are subject to restrictions on transferability and such other restrictions the CNCG Committee may impose at the date of grant. Grants of restricted Common Shares may also be subject to vesting schedules and other restrictions that the CNCG Committee sets. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the CNCG Committee may determine.
Except to the extent restricted under an applicable award agreement, a restricted shareholder has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive cash dividends on the restricted Common Shares. Although we will pay dividends on restricted Common Shares, whether or not vested, at the same rate and on the same date as our Common Shares (unless we provide otherwise in an award agreement), holders of restricted Common Shares are prohibited from selling such shares until they vest.
Phantom Shares and RSUs
A phantom share represents a right to receive the fair market value of a Common Share, or, if provided by the CNCG Committee, the right to receive the fair market value of a Common Share in excess of a base value established by the CNCG Committee at the time of grant. A phantom share may also be known as a “Restricted Share Unit” or “RSU,” which is an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the grantee remain continuously employed or provide continuous services for a specified period of time). Our current practice is to refer to all such awards as RSUs.
RSUs will vest as provided in the applicable award agreement. Unless otherwise determined by the CNCG Committee at the time of the grant, RSUs may generally be settled in cash or by transfer of Common Shares (as provided in the grant agreement).
Dividend Equivalents
A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or Common Shares) of dividends paid on Common Shares otherwise subject to an award. The CNCG Committee may provide that amounts payable with respect to dividend equivalents will be converted into cash or additional Common Shares. The CNCG Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.
Restricted Limited Partnership Units
A restricted limited partnership unit may be granted as a unit in our operating partnership (an OP unit) or may include LTIP units, which are structured as profits interests in our operating partnership, providing distributions to the holder of the award based on a specified period of employment, the achievement of specified levels of profitability by the operating partnership or the achievement of certain goals or events. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, the

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	52

operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unitholders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of the operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. The CNCG Committee will establish all other limitations and conditions of awards of restricted OP units as it deems appropriate.
Share Options and Share Appreciation Rights
The CNCG Committee will determine the terms of specific options, including whether options will constitute incentive share options. An award agreement covering options will specify the extent to which, and period during which, an option may be exercised after termination of employment.
The exercise price of a share option will be determined by the CNCG Committee and reflected in the applicable award agreement. The exercise price with respect to share options may not be lower than 100% (110% in the case of an incentive share option granted to a 10% shareholder, if permitted under the 2024 Plan) of the fair market value of Common Shares on the date of grant. The aggregate fair market value (determined as of the date an option is granted) of the shares for which any option holder may be awarded incentive share options that become exercisable for the first time during any calendar year (under the 2024 Plan or any other share option plan required to be taken into account under Section 422(d) of the Internal Revenue Code) may not exceed $100,000. Each share option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a 10% shareholder, if permitted under the 2024 Plan). The CNCG Committee will determine the time or times at which an option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the option price with respect thereto may be made or deemed to have been made (including by cash, loans or third-party sale programs, or by the tender of previously-owned shares).
    We may also grant share appreciation rights, which are share options that permit the recipient to exercise the share option without payment of the exercise price and to receive Common Shares (or cash or a combination of the foregoing) with a fair market value equal to the excess of the fair market value of the Common Shares with respect to which the share option is being exercised over the exercise price of the share option with respect to those shares.
Options granted under the 2024 Plan generally will not be transferable except by will or the laws of descent and distribution.
If an option or share appreciation right (other than an incentive share option) would expire at a time when our insider trading policy (or a Company-imposed “blackout period”) prohibits trading in Common Shares, the period for exercising the option or share appreciation right will be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.
Other Share-Based Awards and Cash-Based Incentive Awards
The 2024 Plan authorizes the granting of other awards based upon our Common Shares (including the grant of securities convertible into Common Shares), subject to terms and conditions established at the time of grant. The CNCG Committee may also grant cash based incentive awards under the 2024 Plan.
Performance Goals
The CNCG Committee may, in its discretion, establish one or more performance goals as a precondition to the issuance or vesting of awards and also provide for predetermined awards to those participants with respect to whom the applicable performance goals are already satisfied. The performance goals may be based upon one or more of the following or other criteria as determined by the CNCG Committee: same store net operating income, total return to shareholders, increase in same store revenues, acquisition volume, the Company’s published ranking

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	53

against its peer group or indices in each case as identified by the CNCG Committee, funds from operations, and adjusted or core funds from operations.
Certain Corporate Events, Reorganizations, Changes in Control, Etc.
If the Company or its subsidiaries are involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or its subsidiaries or a similar transaction, any share dividend, share split, reverse share split, share combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its subsidiaries, or if there is any distribution to shareholders other than cash dividends or any other event which in the judgment of the CNCG Committee necessitates adjustments to the terms of the outstanding awards, then the maximum aggregate number and kind of shares which may be made subject to options and dividend equivalent rights under the 2024 Plan, the maximum aggregate number and kind of restricted shares that may be granted under the 2024 Plan, and the maximum aggregate number of RSUs and other awards that may be granted under the 2024 Plan may be appropriately adjusted by the CNCG Committee in its discretion.
The CNCG Committee will take any such action as it determines is necessary to maintain each participant’s rights so that each participant’s rights with respect to his or her respective options, RSUs, restricted Common Shares, dividend equivalent rights and, as appropriate, other awards are substantially proportionate to the rights existing in such awards before the event, including, without limitation, adjustments in the number of options, RSUs, restricted Common Shares, dividend equivalent rights and, as appropriate, other awards granted, the number and kind of shares or other property to be distributed in respect of options, RSUs, restricted Common Shares and dividend equivalent rights (and other awards as applicable), the option price and RSU value, and any performance-based criteria established in connection with awards.
In the case of any “equity restructuring” (within the meaning of the ASC Topic 718 (or any successor pronouncement)), the CNCG Committee will make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.
In connection with any change in control, the CNCG Committee may, in its sole discretion, provide for any one or more of the following: (1) a substitution or assumption of awards, or to the extent the surviving entity does not substitute or assume the awards, the acceleration of vesting of, the exercisability of, or lapse of restrictions on awards and (2) cancellation of any one or more outstanding awards and payment to the holders of such awards that are vested as of such cancellation (including any awards that would vest as a result of the occurrence of such event but for such cancellation) the value of such awards, if any, as determined by the CNCG Committee (which value, if applicable, may be based upon the price per share of Common Shares received or to be received by other holders of Common Shares in such event), including, in the case of share options and share appreciation rights, a cash payment equal to the excess, if any, of the fair market value of the Common Shares subject to the option or share appreciation right over the aggregate exercise price or strike price of such award.
Amendments and Termination
Our board of trustees may amend the 2024 Plan as it deems advisable, except that it may not amend the 2024 Plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. Our board of trustees also may not amend our 2024 Plan without shareholder approval in any case in which amendment in the absence of such approval would cause our 2024 Plan to fail to comply with any applicable legal requirement or applicable exchange or similar requirement.
The 2024 Plan will terminate on, and no award will be granted, on or after May 13, 2034, provided, however, that our board of trustees may at any time prior to that date terminate the 2024 Plan.
Prohibition on Repricing
The repricing of awards shall not be permitted without shareholder approval. For this purpose, repricing generally includes changing the terms of an award to lower its exercise or base price, any other action that is treated

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	54

as a repricing under generally accepted accounting principles, and repurchasing for cash or canceling an award in exchange for another award at a time when its exercise or base price is greater than the fair market value of the underlying shares, unless the cancellation and exchange occurs in connection with a change in control or an event described in the 2024 Plan under “Changes in Capital Structure.”
Clawback/Repayment
The CNCG Committee may reduce, cancel, forfeit or recoup any awards as needed to comply with (1) any clawback, forfeiture or other similar policy that our board of trustees or the CNCG Committee has adopted and as in effect from time to time and (2) applicable law. To the extent that a participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant will be required to repay any such excess amount to the Company.
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2024 Plan and the disposition of shares acquired through the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirements of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.
Non-Qualified Share Options
No income will be recognized by an option holder at the time a non-qualified share option is granted. Ordinary compensation income generally will be recognized by an option holder at the time a non-qualified share option is exercised, in an amount equal to the excess of the fair market value of the underlying Common Shares on the exercise date over the exercise price.
The Company generally will be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary compensation income by the option holder with respect to a non-qualified share option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified share option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and generally will be long-term or short-term capital gain, depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified share option will be equal to the sum of the exercise price of the non-qualified share option and the amount included in income with respect to the option. If exercise of an option is permitted other than by cash payment of the exercise price, various special tax rules may apply.
Incentive Share Options
In general, neither the grant nor the exercise of an incentive share option will result in taxable income to an option holder or a deduction for us. To receive special tax treatment under the Code as to shares acquired upon exercise of an incentive share option, an option holder cannot dispose of the shares within two years after the incentive share option is granted, nor within one year after the transfer of the shares to the option holder through exercise of the option. In addition, the option holder must be an employee of the Company or a qualified subsidiary at all times between the date of grant and the date three months (one year in the case of disability) before exercise of the option (special rules apply in the case of the death of the option holder).
In the event of a sale of Common Shares received upon the exercise of an incentive share option, the Code generally allows any gain to be treated as a capital gain to the option holder, but the Company will not be entitled to a tax deduction. The exercise of an incentive share option (if the holding period rules described above are satisfied)

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	55

will give rise to income includable by the option holder in alternative minimum taxable income in an amount equal to the excess of the fair market value of the share acquired on the date of the exercise over the exercise price.
If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive share option will be characterized as ordinary income. This gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) The Company generally will be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise generally will be long-term or short-term capital gain, depending on the holding period involved. If exercise of an option is permitted other than by cash payment of the exercise price, various tax rules may apply.
Restricted Shares
Unless a holder of restricted Common Shares makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of restricted Common Shares until the restricted Common Shares are no longer subject to a substantial risk of forfeiture or are transferable (free of the risk). Dividends paid on unvested shares, if retained by the grantee, generally will be treated as ordinary compensation income for U.S. federal income tax purposes (unless an 83(b) election has been made). Generally, when the restrictions are lifted, the holder will recognize ordinary compensation income, and the Company will be entitled to a deduction, equal to the difference between the fair market value of the shares at the time restrictions are lifted and the amount, if any, paid by the holder for the restricted shares, subject to any limitations under Code Section 162(m). Subsequently realized changes in the value of the shares generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held.
In general terms, if a holder makes an election under Section 83(b) of the Code upon the award of restricted Common Shares, the holder will recognize ordinary compensation income on the date of the award, and the Company will be entitled to a deduction, equal to (i) the fair market value of the restricted Common Shares as though the shares were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (ii) the amount, if any, paid for the restricted Common Shares. If a holder makes an 83(b) election, there generally will be no tax consequences to the holder when restrictions are lifted, and all subsequent appreciation in the restricted Common Shares generally would be eligible for capital gains treatment. In the event of a forfeiture after a Section 83(b) election is made, no deduction or loss will be available, other than with respect to amounts actually paid for the shares.
RSUs
It is generally expected that RSUs will be designed with the intention there are no tax consequences as a result of the grant of an RSU until the associated payment is made, whether the payment is made in cash or Common Shares. When payment is made, the grantee generally will recognize ordinary income, and the Company generally will be entitled to a deduction, equal to the fair market value of the Common Shares and/or cash, as applicable, received upon payment, subject to any limitations under Code Section 162(m).
Dividend Equivalents
There generally will be no tax consequences as a result of the award of a dividend equivalent. When payment is made, the holder of the dividend equivalent generally will recognize ordinary income, and the Company will be entitled to a deduction, equal to the amount received, subject to any limitations under Code Section 162(m).
Cash Bonuses
When a cash bonus payment is made, the participant generally will recognize ordinary income, and the Company will be entitled to a deduction, equal to the amount of such payment, subject to any limitations under Code Section 162(m).

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New Plan Benefits Table
It is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2024 Plan or would have been received by or allocated to participants for the last completed year because awards under the 2024 Plan will be made at the discretion of the CNCG Committee.
Our board of trustees recommends a vote FOR the approval of our 2024 Equity Incentive Plan.

SUMMARY COMPENSATION AND OTHER TABLES
SUMMARY COMPENSATION TABLE
The following table summarizes the annual compensation received by our NEOs in the years ended December 31, 2023, 2022 and 2021.

Name and Principal Positions	Year	Salary	Bonus	Non-Equity Incentive Plan Compensation	Stock Awards		All Other Compensation(1)	Total
Tamara D. Fischer, Executive Chairperson(2)	2023	$416,666	—	$240,000	$900,000	(3)	$13,200	$1,569,866
	2022	700,000	—	1,160,000	2,200,000		12,342	4,072,342
	2021	600,000	—	924,000	1,640,000		11,600	3,175,600
David G. Cramer, Chief Executive Officer and President(2)	2023	585,419	—	420,000	1,700,000	(3)	13,200	2,718,619
	2022	550,000	—	797,500	850,000		—	2,197,500
	2021	420,000	—	588,000	610,000		—	1,618,000
Brandon S. Togashi, Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer	2023	475,000	—	285,000	750,000	(3)	13,200	1,523,200
	2022	450,000	—	652,500	600,000		12,342	1,714,842
	2021	400,000	—	504,000	540,000		11,600	1,455,600
William S. Cowan, Jr., Executive Vice President and Chief Strategy Officer(2)(3)	2023	286,393	—	183,750	2,000,000	(3)	252,225	2,722,368
Tiffany S. Kenyon, Executive Vice President, Chief Legal Officer and Secretary(2)	2023	325,000	—	96,000	325,000	(3)	13,200	759,200
(1)    For Ms. Fischer, Mr. Cramer, Mr. Togashi and Ms. Kenyon, all other compensation for 2023 comprises the value of such NEO's 401(k) employer matching contribution. For Mr. Cowan, all other compensation for 2023 comprises the following: $10,000 relocation bonus; $39,958 for reimbursement of moving costs and $115,500 for reimbursement of housing transaction closing costs, in each case incurred by Mr. Cowan in connection with his relocation to Denver, Colorado and his appointment as our chief strategy officer; and $86,767 for tax gross-up payments to Mr. Cowan to offset taxes incurred by Mr. Cowan in connection with such reimbursement.
(2)    Effective July 1, 2022, Mr. Cramer was elevated to the position of president, in addition to his position as our chief operating officer. Effective January 1, 2023, Ms. Kenyon was elevated to the position of chief legal officer. Effective April 1, 2023, Ms. Fischer was elevated to the position of executive chairperson, and Mr. Cramer was elevated to the position of chief executive officer. Effective May 31, 2023, Mr. Cowan was appointed to the position of chief strategy officer. The 2023 salaries listed for Ms. Fischer and Mr. Cramer are prorated and reflect their 2022 salaries through March 31, 2023 and their 2023 salaries that went into effect as of April 1, 2023. The 2023 salary listed for Mr. Cowan reflects the salary received between May 31, 2023, the date of his appointment, and December 31, 2023. The annualized base salaries for each of Ms. Fischer, Mr. Cramer, and Mr. Cowan are set forth above in "–Compensation Discussion and Analysis–Pay Elements–Salary."
(3)    Reflects the aggregate grant date fair value of LTIP unit awards granted to each of our NEOs in accordance with ASC Topic 718 based upon (i) $36.12 per unit for the time-based awards granted on January 1, 2023 to Ms. Fischer ($360,000), Mr. Cramer ($680,000), Mr. Togashi ($300,000), and Ms. Kenyon ($130,000) and $36.61 per unit for the time-based award granted on June 1, 2023 to Mr. Cowan ($1,400,000), in each case in connection with our long-term equity incentive plan and (ii) $42.34 per unit for the performance-based awards

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	57

granted on January 1, 2023 to Ms. Fischer ($540,000), Mr. Cramer ($1,020,000), Mr. Togashi ($450,000), and Ms. Kenyon ($195,000) and $41.96 per unit for the performance-based awards granted on June 1, 2023 to Mr. Cowan ($600,000), in each case in connection with our long-term equity incentive plan, which represents the value of the awards at their target levels on the grant date. The number and value of the performance-based awards granted on January 1, 2023 at their maximum levels on the grant date in accordance with ASC Topic 718 based upon $42.34 per unit is as follows: Ms. Fischer - 25,504 units ($1,080,000), Mr. Cramer - 48,173 units ($2,040,000), Mr. Togashi - 21,254 units ($900,000), and Ms. Kenyon - 9,211 units ($390,000). The number and value of the performance-based award granted to Mr. Cowan on June 1, 2023 at the maximum level on the grant date in accordance with ASC Topic 718 based upon $41.96 per unit is 28,595 units ($1,200,000). The assumptions used to calculate the grant date value of share awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024. For additional information, including the maximum level of such awards, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation" above.

2023 GRANTS OF PLAN-BASED AWARDS
The following table sets forth certain information with respect to each grant of a plan-based award made to a NEO in the fiscal year ended December 31, 2023. The following table reflects (i) under estimated future payouts under non-equity incentive plan awards, the threshold, target, and maximum performance payouts under our 2023 annual incentive cash bonus program, (ii) under estimated future payouts under equity incentive plan awards, the threshold, target and maximum amount of LTIP unit awards granted to a NEO that can vest contingent upon the achievement of performance criteria over a three-year performance period pursuant to the performance-based component of our long-term equity incentive plan, (iii) under all other share awards, the time-based LTIP unit awards granted in 2023 pursuant to our long-term equity incentive plan, and (iv) the grant date fair value of such awards. For additional information, see "–Compensation Discussion and Analysis–Pay Elements" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares or Units (#)	Grant Date Fair Value of Share Awards ($)(3)
Name	Grant Date	Date of CNCG Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara D. Fischer	—	—	$200,000	$400,000	$600,000	—	—	—	—	$—
	1/1/23	11/9/22	—	—	—	6,377	12,753	25,504	9,967	900,000
David G. Cramer	—	—	350,000	700,000	1,050,000	—	—	—	—	—
	1/1/23	11/9/22	—	—	—	12,044	24,087	48,173	18,827	1,700,000
Brandon S. Togashi	—	—	237,500	475,000	712,500	—	—	—	—	—
	1/1/23	11/9/22	—	—	—	5,314	10,627	21,254	8,306	750,000
William S. Cowan, Jr.	—	—	153,125	306,250	459,375	—	—	—	—	—
	6/1/23	5/24/23	—	—	—	7,150	14,298	28,595	38,241	2,000,000
Tiffany S. Kenyon	—	—	80,000	160,000	240,000	—	—	—	—	—
	1/1/23	11/9/22	—	—	—	2,304	4,606	9,211	3,600	325,000

(1)    The 2023 incentive cash bonus threshold, target and maximum levels for Mr. Cowan are prorated based upon his first day of employment on May 31, 2023. Our CNCG Committee determined annual cash incentive compensation for our NEOs in respect of the achievement of performance goals during fiscal year 2023 (paid in February 2024) as follows: Ms. Fischer - $240,000, Mr. Cramer - $420,000, Mr. Togashi - $285,000, Mr. Cowan - $183,750, and Ms. Kenyon - $96,000, based on the business performance of our Company and each executive's individual goals during the 2023 fiscal year, as described above in "–Compensation Discussion and Analysis–Pay Elements–Annual Incentive Cash Bonus Payments." These cash awards are reflected in the Summary Compensation Table under "Non-Equity Incentive Plan Compensation" above.
(2)    The second row for each NEO reflects (i) the threshold, target and maximum amounts of performance-based LTIP unit awards under the heading "Estimated Future Payouts Under Equity Incentive Plan Awards" and (ii) time-based LTIP unit awards under the heading "All Other Share Awards: Number of Shares or Units" granted on January 1, 2023 for Ms. Fischer, Mr. Cramer, Mr. Togashi, and Ms. Kenyon and granted on June 1, 2023 for Mr. Cowan under our long-term equity incentive plan as described above in "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation."
(3)    Reflects the aggregate grant date fair value in accordance with ASC Topic 718 based upon (i) $36.12 per unit for the time-based awards granted on January 1, 2023 and $36.61 per unit for the time-based award granted on June 1, 2023, in each case in connection with our long-term equity incentive plan and (ii) $42.34 per unit for the performance-based awards granted on January 1, 2023 and $41.96 per unit for the performance-based award granted on June 1, 2023, respectively, in connection with our long-term equity incentive plan, which represents

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	58

the number of units and value of the awards at their target levels on the grant date. The assumptions used to calculate the grant date value of equity-based awards are set forth under Note 9 of the Notes to the Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 28, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2023
The following table summarizes all outstanding equity awards held by our NEOs on December 31, 2023.

	Stock Awards(1)
Name	Number of Shares or Units That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(3)
Tamara D. Fischer	24,514	$1,016,596	83,311	$3,454,907
David G. Cramer	24,687	$1,023,770	71,053	$2,946,568
Brandon S. Togashi	12,616	$523,186	37,991	$1,575,487
William S. Cowan, Jr.	38,241	$1,585,854	28,595	$1,185,835
Tiffany S. Kenyon	6,894	$285,894	9,211	$381,980

(1)    The option award columns are omitted because the Company has no outstanding option awards.
(2)    Consists of compensatory time-based LTIP unit awards granted to our NEOs which had not vested as of December 31, 2023. Of these grants to Ms. Fischer, 13,631 vested on January 1, 2024, 7,561 are scheduled to vest on January 1, 2025, and 3,322 are scheduled to vest on January 1, 2026, subject to continued employment. Of these grants to Mr. Cramer, 10,335 vested on January 1, 2024, 8,077 are scheduled to vest on January 1, 2025, and 6,275 are scheduled to vest on January 1, 2026, subject to continued employment. Of these grants to Mr. Togashi, 5,923 vested on January 1, 2024, 3,925 are scheduled to vest on January 1, 2025, and 2,768 are scheduled to vest on January 1, 2026, subject to continued employment. Of these grants to Mr. Cowan, 3,642 are scheduled to vest on June 10, 2024, 17,300 are scheduled to vest on June 10, 2025, 10,471 are scheduled to vest on June 10, 2026, and 6,828 are scheduled to vest on June 10, 2027, subject to continued employment. Of these grants to Ms. Kenyon, 1,200 vested on January 1, 2024, 1,577 vested on March 1, 2024, 504 are scheduled to vest on June 10, 2024, 1,200 are scheduled to vest on January 1, 2025, 710 are scheduled to vest on March 1, 2025, 503 are scheduled to vest on June 10, 2025, and 1,200 are scheduled to vest on January 1, 2026, subject to continued employment.
(3)    The market value shown is based on the closing price of our common shares on the NYSE of $41.47 per share as of December 29, 2023, which was the last trading day of 2023.
(4)    Consists of compensatory performance-based LTIP unit awards granted to our NEOs which had not vested as of December 31, 2023. The number of unearned performance-based LTIP unit awards represents (i) the actual number of LTIP units that vested on January 1, 2024 upon the achievement of performance criteria during the period between January 1, 2021 and December 31, 2023, which represents a portion of the number of performance-based LTIP units that could vest on January 1, 2024, as follows: Ms. Fischer - 17,166, Mr. Cramer - 6,386, and Mr. Togashi - 5,652, (ii) the maximum amount of LTIP units that can vest on January 1, 2025 contingent upon the achievement of performance criteria during the period between January 1, 2022 and December 31, 2024 as follows: Ms. Fischer - 40,641, Mr. Cramer - 16,494, and Mr. Togashi - 11,085, and (iii) the maximum amount of LTIP units that can vest on January 1, 2026 contingent upon the achievement of performance criteria during the period between January 1, 2023 and December 31, 2025 as follows: Ms. Fischer - 25,504, Mr. Cramer - 48,173, Mr. Togashi - 21,254, Mr. Cowan - 28,595, and Ms. Kenyon - 9,211. For more information about the performance criteria, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation."

OPTION EXERCISES AND SHARES VESTED
We have not awarded any options to our NEOs and, therefore, there were no option awards outstanding at the fiscal year ended December 31, 2023. The following table summarizes the number of LTIP units held by our NEOs that vested on the dates set forth below during the fiscal year ended December 31, 2023 and value realized on vesting.

Name(1)	Vesting Date	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Tamara D. Fischer	1/1/23	38,259	$1,381,915
David G. Cramer	1/1/23	11,478	$414,585
Brandon S. Togashi	1/1/23	12,279	$443,517
Tiffany S. Kenyon	2/19/23	552	$23,134
Tiffany S. Kenyon	3/1/23	1,577	$67,448
Tiffany S. Kenyon	6/10/23	1,007	$36,836
(1)Mr. Cowan was appointed as executive vice president and chief strategy officer on May 31, 2023 and did not have any LTIP units vest during 2023.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	59

(2)Represents the aggregate number of LTIP units that vested in 2023 on the referenced date.
(3)The value realized on vesting of the LTIP units is the product of (a) the closing price on the NYSE of the Company's Common Shares on the vesting date (or, if the vesting date was not a trading day, the immediately preceding trading day), multiplied by (b) the number of LTIP units vesting. In each case, the value realized is before payment of any applicable taxes and brokerage commissions, if any.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS
We have entered into employment agreements with our NEOs. Each employment agreement provides for a three-year term, except in the case of Mr. Togashi which agreement provides for a one-year term, and in each case the agreements provide for automatic one-year extensions thereafter unless either party provides at least 90 days' notice of non-renewal. These employment agreements require our NEOs to devote substantially all of their time to our affairs.
The employment agreements provide for:
•a specified minimum annual base salary, subject to increases at the discretion of our board of trustees or the CNCG Committee;
•eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of trustees or our CNCG Committee, which will be awarded at the discretion of our CNCG Committee;
•participation in our 2015 Plan and, subject to the approval of our shareholders at the Annual Meeting, the 2024 Plan (including eligibility for regular, annual grants under the plan), as well as other incentive, savings and retirement plans applicable generally to NEOs; and
•medical and other group welfare plan coverage and fringe benefits provided to our NEOs.
Under the employment agreements, if a NEO's employment is terminated by us without "cause" or by the NEO for "good reason" (each as defined in the applicable employment agreement) (where good reason includes as a result of the Company's notice of non-renewal of the employment term), the NEO will be entitled to the following severance payments and benefits, subject to the execution and non-revocation of a general release of claims:
•accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;
•an amount equal to the sum of the NEO's then-current annual base salary plus the greater of the annual average bonus over the prior two years (or such fewer years with respect to which the NEO received an annual bonus) and the NEO's target annual bonus for the year of termination, multiplied by the applicable multiple set forth below for each NEO;

NEO	2023 Multiple
Tamara D. Fischer	3
David G. Cramer	3
Brandon S. Togashi	2
William S. Cowan, Jr.	1
Tiffany S. Kenyon	1

•health benefits for the NEO and eligible family members following the NEO's termination of employment at the same level as in effect immediately preceding such termination, for two years

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	60

in the case of Ms. Fischer, Mr. Cramer and Mr. Togashi and for one year in the case of Mr. Cowan and Ms. Kenyon, in each case subject to reduction to the extent that the NEO receives comparable benefits from a subsequent employer; and
•100% of the unvested shares or share-based awards held by the NEO will become fully vested and/or exercisable.
Each employment agreement also provides that each NEO, or his or her estate, will be entitled to certain severance benefits in the event of death or disability. Specifically, each NEO or, in the event of such person's death, his or her beneficiaries will receive:
•accrued but unpaid base salary, bonus and other benefits earned and accrued but unpaid prior to the date of termination;
•prorated annual bonus for the year in which the termination occurs;
•health benefits for the NEO and/or eligible family members following the NEO's termination of employment at the same level as in effect immediately preceding the NEO's death or disability, for two years in the case of Ms. Fischer, Mr. Cramer and Mr. Togashi and for one year in the case of Mr. Cowan and Ms. Kenyon; and
•for all outstanding unvested share awards held by the NEO, the Death or Disability Terms shall apply. For information about the Death or Disability Terms, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation."
The employment agreements also define "good reason" following a change-in-control (as defined in the applicable employment agreement), and provide for 100% of the unvested shares (or share-based awards) held by the NEO to become fully vested and/or exercisable if the NEO's employment is terminated by our Company without cause or if the NEO quits for "good reason" following the effective date of a change in control; provided that in the case of a "good reason" for each of our NEOs other than Mr. Togashi, such "good reason" occurs within twenty-four (24) months following the change in control.
The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-competition and non-solicitation provisions, which apply during the term of the employment agreements and for a period of two years following termination of employment in the case of Ms. Fischer, Mr. Cramer and Mr. Togashi and for a period of one year following termination of employment in the case of Mr. Cowan and Ms. Kenyon.
CHANGE IN CONTROL
Under our 2015 Plan, a change in control is defined as the occurrence of any of the following events: (1) the acquisition of more than 50% of our then outstanding Common Shares or the combined voting power of our outstanding securities by any person; (2) the sale or disposition of all or substantially all of our assets, other than certain sales and dispositions to entities owned by our shareholders; (3) a merger, consolidation, conversion, or statutory share exchange where our shareholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (4) during any consecutive 24 calendar month period, the members of our board of trustees at the beginning of such period, the "Incumbent Trustees," cease for any reason (other than due to death) to constitute at least a majority of the members of our board of trustees (for these purposes, any trustee whose election or nomination for election was approved or ratified by a vote of at least a majority of the Incumbent Trustees shall be deemed to be an Incumbent Trustee); or (5) shareholder approval of a plan or proposal for our liquidation or dissolution.
Upon a change in control, awards may be subject to accelerated automatic or conditional accelerated vesting depending on the terms of the grant agreement establishing the award. In addition, the CNCG Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the CNCG Committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	61

POTENTIAL PAYMENTS UPON TERMINATION OR FOLLOWING A CHANGE IN CONTROL
As set forth in the employment agreements for our NEOs, our NEOs will be entitled to certain compensation and benefits in the event of a termination of employment. Assuming a termination of employment occurred on December 31, 2023 and a price per share of our Common Shares on the date of termination of $41.47 (based on the closing price of our Common Shares on the NYSE as of December 31, 2023 or the last trading day immediately preceding such date), the amount of compensation that would have been payable to each NEO in each situation is listed in the table below. The amounts shown below are for illustrative purposes only. Actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

	Estimated Potential Payments Upon Termination or Change of Control
	Base Salary(1) ($)	Annual Bonus(2) ($)	Continued Medical Benefits(3) ($)	Number of Outstanding LTIP Unit Awards That Vest(4) (#)	Total Value of Outstanding LTIP Unit Awards That Vest(4) ($)	Total ($)
Name and Termination Scenario

Tamara D. Fischer
- Death or Disability	$12,500	$240,000	$15,250	96,725	$4,011,186	$4,278,936
- Without Cause or for Good Reason(5)	912,500	3,366,000	15,250	107,645	4,464,038	8,757,788
- Cause or Resignation(5)	12,500	240,000	—	—	—	252,500

David G. Cramer
- Death or Disability	25,000	420,000	—	81,360	3,373,999	3,818,999
- Without Cause or for Good Reason(5)	1,825,000	2,520,000	—	95,740	3,970,338	8,315,338
- Cause or Resignation(5)	25,000	420,000	—	—	—	445,000

Brandon S. Togashi
- Death or Disability	19,792	285,000	25,305	43,898	1,820,450	2,150,547
- Without Cause or for Good Reason(5)	969,792	1,441,500	25,305	50,607	2,098,672	4,535,269
- Cause or Resignation(5)	19,792	285,000	—	—	—	304,792

William S. Cowan, Jr.
- Death or Disability	21,875	183,750	12,653	30,631	1,270,268	1,488,546
- Without Cause or for Good Reason(5)	546,875	490,000	12,653	66,836	2,771,689	3,821,217
- Cause or Resignation(5)	21,875	183,750	—	—	—	205,625

Tiffany S. Kenyon
- Death or Disability	13,542	96,000	12,653	12,007	497,930	620,125
- Without Cause or for Good Reason(5)	338,542	256,000	12,653	16,105	667,874	1,275,069
- Cause or Resignation(5)	13,542	96,000	—	—	—	109,542

(1)We pay base salary to each of our NEOs in equal installments twice each month. Accordingly, accrued and unpaid base salary, which is reflected under each termination scenario above for each of our NEOs as of December 31, 2023 is equal to 1/24th of each NEOs' base salary as set forth above in the Summary Compensation Table, or in the case of each of Ms. Fischer, Mr. Cramer, and Mr. Cowan, the annualized base salary set forth above in "–Compensation Discussion and Analysis–Pay Elements–Base Salary." The line item "Without Cause or for Good Reason" also includes an amount equal to the NEO's then-current annual base salary multiplied by three for each of Ms. Fischer and Mr. Cramer, by two for Mr. Togashi, and by one for each of Mr. Cowan and Ms. Kenyon.
(2)On February 14, 2024, our CNCG Committee determined the bonus awards payable to each of our NEOs in respect of 2023 performance. Such amounts are also disclosed above in the Summary Compensation Table in "–Summary Compensation and Other Tables." The line item "Without Cause or for Good Reason" also includes an amount equal to (i) the greater of the target amount of such bonus as set forth in the 2023 Grants of Plan-Based Awards Table above or the average annual bonus awarded over the prior two years, multiplied by three for each of Ms. Fischer and Mr. Cramer, by two for Mr. Togashi, and by one for each of Mr. Cowan and Ms. Kenyon, plus (ii) the NEO's then-current accrued, but unpaid bonus, as set forth for each of our NEOs under "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above in "–Summary Compensation and Other Tables."

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	62

(3)Represents the cost of medical benefits for each NEO and/or eligible family members at the same annual level as in effect immediately preceding December 31, 2023, for a two year period for each of Ms. Fischer, Mr. Cramer and Mr. Togashi and for a one year period for each of Mr. Cowan and Ms. Kenyon.
(4)Reflects the time-based and performance-based unvested LTIP units that would vest on December 31, 2023, as further described under the Outstanding Equity Awards at Fiscal Year End Table above. Our time-based LTIP units vest annually, subject to continued employment. For each of our NEOs, the line item "Death or Disability" reflects a prorated amount of such time-based LTIP units based on the portion of the service period under the LTIP unit awards that had elapsed on December 31, 2023, such that each NEO would only receive the actual number of time-based LTIP units for the portion of the year prior to termination in the case of death or disability. As such, the line item "Death or Disability" reflects (i) a prorated portion of the actual time-based awards that vested for each NEO on January 1, 2024 or, in the case of Mr. Cowan, a prorated portion of the actual time-based awards that would vest on June 10, 2024 based on 204 days of employment, and in the case of Ms. Kenyon, it also includes a prorated portion of the actual time-based awards that would vest on the next applicable vesting date in 2024, based on the following number of days of employment: 305 days in the case of vestings on March 1, 2024, and 204 days in the case of vestings on June 10, 2024, (ii) the actual performance-based awards that vested for each NEO on January 1, 2024, (iii) the maximum amount of LTIP units that can vest on January 1, 2025 contingent upon the achievement of performance criteria during the period between January 1, 2022 and December 31, 2024, without proration, as if such death or disability had not occurred, and (iv) the maximum amount of LTIP units that can vest on January 1, 2026 contingent upon the achievement of performance criteria during the period between January 1, 2023 and December 31, 2025, without proration, as if such death or disability had not occurred. The line item "Without Cause or for Good Reason" reflects the vesting of all outstanding time-based and performance-based LTIP unit awards. For additional information, see "–Compensation Discussion and Analysis–Pay Elements–Equity-Based Pay–Long-Term Equity Incentive Compensation" above.
(5)The definition of "Good Reason" includes our delivery of a notice of non-renewal to the NEO, but does not include the NEO's delivery of a notice of non-renewal to us. Following a change in control (as defined in the 2015 Plan), any change in job title or diminution of roles, reporting lines or responsibilities and any reduction in the NEO's annual salary or annual bonus potential would be expected to constitute a Good Reason; provided that in the case of a "good reason" for each of our NEOs other than Mr. Togashi, such "good reason" occurs within twenty-four (24) months following the change in control. See "—Severance and Change in Control Arrangements—Change In Control" above.

PAY RATIO
Pursuant to SEC rules, we are disclosing the ratio of the annual total compensation of our CEO, Mr. Cramer, to that of our median employee.
To identify our median employee:
•We included all of our employees in the analysis (other than Mr. Cramer), including full-time, part-time and seasonal employees, who were employed by us on December 31, 2023.
•We reviewed the 2023 total W-2 compensation for all of our employees, subject to certain adjustments as described below.
•Due to the changes in the number of our employees as a result of our acquisitions, dispositions and the retirement of Move It Self Storage as a PRO as of January 1, 2023, as well as the rate of turnover in store employee positions that is customary for the industry, we approximated W-2 wages for our employees who were employed by us for less than a full year by annualizing the compensation of those full-time and part-time employees. The annualized compensation of hourly employees was calculated based upon a 2,080 hour year for full-time employees and a 1,040 hour year for part-time employees.
•We did not make any other assumptions, adjustments or estimates with respect to total W-2 compensation and did not apply any cost of living adjustments.
Mr. Cramer was our CEO as of the date that we identified our median employee. To determine Mr. Cramer's annual compensation, we utilized the total compensation for 2023 as shown above in the Summary Compensation Table in "–Summary Compensation and Other Tables", and added an amount to annualize Mr. Cramer's salary to reflect what it would have been had Mr. Cramer become our CEO on January 1, 2023.
Our median employee for 2023 is one of our on-site store employees, who is paid on an hourly basis, and the pay ratio for 2023 is set forth below.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	63

Median of the annual total compensation of our employees (other than Mr. Cramer)	$23,175
Annual total compensation for Mr. Cramer determined as described above	$2,733,200
Our chief executive officer to median employee pay ratio	118 to 1

PAY VERSUS PERFORMANCE
Set forth below is a table setting forth the relationship between compensation actually paid to our NEOs, as determined pursuant to SEC rules, and the Company's financial performance during each of the years ended December 31, 2020, 2021, 2022, and 2023. Compensation actually paid as set forth below does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. In general, “compensation actually paid” is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). Our NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. In addition, no adjustments were made for equity awards that were granted and vested in the same year, as no equity awards vested in the year of grant.

Year	Annual Total Compensation in Summary Compensation Table for PEO - Ms. Fischer(1)	Compensation Actually Paid to PEO - Ms. Fischer(1)(2)	Annual Total Compensation in Summary Compensation Table for PEO - Mr. Cramer(1)	Compensation Actually Paid to PEO - Mr. Cramer(1)(2)	Average Total Compensation in Summary Compensation Table for all other NEOs(3)	Average Compensation Actually Paid to all other NEOs(2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (in thousands)	Core FFO per Share ($)
							TSR ($)	Peer Group TSR(4) ($)
2023	$1,569,866	$1,983,647	$2,718,619	$4,481,248	$1,668,256	$2,447,252	$195	$144	$236,988	$2.69
2022	4,072,342	(5,447,460)	—	—	1,814,895	(1,979,905)	121	101	183,765	2.81
2021	3,175,600	11,759,386	—	—	1,485,900	4,980,787	221	134	146,935	2.26
2020	2,779,857	4,565,285	—	—	1,344,220	2,138,474	112	95	79,478	1.71
(1)     Tamara D. Fischer served as our principal executive officer during 2020, 2021, 2022 and from January 1, 2023 to March 31, 2023. Mr. Cramer has served as our principal executive officer since April 1, 2023.
(2)    Calculated for 2023 as set forth below. Fair value as referenced below is determined in accordance with ASC Topic 718 and for performance-based awards, reflects the maximum level of the LTIP grants and takes into account the probable outcome of the performance conditions as of the measurement date.

	2023
	PEO - Ms. Fischer	PEO - Mr. Cramer	Other NEOs Average(3)
Annual Total Compensation for covered fiscal year in Summary Compensation Table	$1,569,866	$2,718,619	$1,668,256
Deduct grant date fair value of equity awards granted during the covered year-end	(900,000)	(1,700,000)	(1,025,000)
Year-end fair value of awards granted in the covered year that were outstanding and unvested as of the covered year-end	1,950,029	3,683,336	1,827,622
Year-over-year change in fair value of awards granted in prior years that are outstanding and unvested as of the covered year-end	(805,357)	(303,255)	(79,989)
Vesting date fair value of equity awards granted and vested in the covered year	—	—	—
Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	—	—	4,715
Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	—	—
Dollar value of dividends/earnings paid on equity awards in the covered year	169,109	82,548	51,648
Excess fair value for equity award modifications	—	—	—
Compensation Actually Paid	$1,983,647	$4,481,248	$2,447,252

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	64

(3)    For each of 2020, 2021 and 2022, the NEOs included in this calculation are as follows: Mr. Nordhagen, Mr. Cramer and Mr. Togashi, and for 2023, the NEOs included in this calculation are as follows: Mr. Togashi, Mr. Cowan, and Ms. Kenyon (collectively, as applicable, the "Other NEOs").
(4)    The peer group utilized for the Peer Group TSR is the Nareit All Equity REIT Index.

Set forth below is a list of the three most important financial performance measures used to link executive compensation actually paid to our NEOs during 2023 to Company performance.
•Core FFO per share
•Same Store NOI
•the Company's TSR as compared to the MSCI US REIT Index and as compared to the Public Company Self Storage REIT Peers or the Peer Group 3-Year Weighted Average TSR, as applicable.
Set forth below are charts showing the following relationships for each of 2020, 2021, 2022 and 2023. For 2023, the compensation actually paid to our principal executive officer shown below consists of 25% of Ms. Fischer's 2023 compensation actually paid and 75% of Mr. Cramer's 2023 compensation actually paid, to reflect the change in our principal executive officer that occurred on April 1, 2023.
•The relationship between our principal executive officer and Other NEO compensation actually paid as compared to the Company's cumulative TSR and the Nareit All Equity REIT Index cumulative TSR, in each case as shown in the above table.
•The relationship between our principal executive officer and Other NEO compensation actually paid as compared to the Company's net income.
•The relationship between our principal executive officer and Other NEO compensation actually paid as compared to the Company's Core FFO per share.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	65

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	66

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MATERIAL BENEFITS TO RELATED PARTIES

Transactions with Mr. Van Mourick
    In connection with the acquisition of two properties by the Company during the year ended December 31, 2023, an aggregate of 3,900 LTIP units previously granted to an entity in which Mr. Van Mourick has an interest vested, which vested LTIP units had an aggregate value of $123,181 based on the closing price of the Company's Common Shares as of the respective vesting dates. Of the LTIP units that vested, Mr. Van Mourick's interest was approximately 1,365 LTIP units, which vested LTIP units had an aggregate value of $43,113, based on the closing price of the Company's Common Shares as of the respective vesting dates.

Effective as of January 1, 2023, 32,796 Optivest subordinated performance units held by an entity owned and controlled by Mr. Van Mourick were converted into 95,036 OP units in a voluntary conversion.
See "–Facilities Portfolio, Sales Commission and Asset Management Agreements" and "–Tenant Insurance-Related Arrangements" below for certain additional transactions with Mr. Van Mourick.
Transactions with Mr. Nordhagen
During the year ended December 31, 2023, the Company provided third party management services to a self storage property owned by an entity in which Mr. Nordhagen had an ownership interest. During the year ended December 31, 2023, in consideration of the provision of such third party management services, the Company received $40,331 in supervisory and administrative fees and $0.7 million in expense reimbursements from such entity. Of these amounts, Mr. Nordhagen's interest in the supervisory and administrative fees and expense reimbursements paid to the Company was approximately $15,366 and $0.3 million, respectively.
See "–Retirement of Move It Self Storage as a PRO" and "–Office Lease" for additional transactions with Mr. Nordhagen.
Transactions with Mr. Howard (5% or greater beneficial owner)
During the period between January 1, 2023 and March 15, 2024, the Company terminated a lease with several third parties, including an entity controlled by Mr. Howard, for vacant land owned by the Company at one of the Company's self storage facilities. In connection with the termination of the lease, the third parties, including Mr. Howard, contributed their rights to develop the vacant land to the Company. The aggregate consideration paid in connection with the termination of the lease and the contribution of the development rights was $750,000, of which the interest of Mr. Howard was approximately 11,147 Series A-1 preferred units in the Company's operating partnership with a value of approximately $253,037 based on the closing price of the Company's Series A preferred shares as of the closing date for the transaction.
Retirement of Move It Self Storage as a PRO
Effective as of January 1, 2023, Move It retired as a PRO. In connection with the retirement of Move It, effective as of January 1, 2023, we issued a non-voluntary conversion notice to convert all subordinated performance units related to Move It's managed portfolio into OP units, including the 163,128 subordinated performance units held by Mr. Nordhagen and the 74,617 subordinated performance units held by Mr. Cramer, in each case related to Move It's managed portfolio, and distributions on that series of subordinated performance units were discontinued. As a result, Mr. Nordhagen received 448,047 OP units and Mr. Cramer received 204,943 OP units effective as of January 1, 2023.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	67

Office Lease
During the year ended December 31, 2023, the Company leased office space from an entity controlled by Mr. Nordhagen and in which Mr. Nordhagen and Mr. Cramer had an ownership interest. The aggregate amount of rent paid by the Company under the office lease for the year ended December 31, 2023 was $84,000, of which Mr. Nordhagen's interest was approximately $47,771 and Mr. Cramer's interest was approximately $21,848. The rent payable by the Company under the lease increased to $97,380 per year beginning on January 1, 2024 through December 31, 2028, the end of the lease term, unless such lease is terminated earlier by the parties.
Registration Rights Agreements
Concurrent with the IPO, we entered into a registration rights agreement with certain of our holders of our Common Shares (including Common Shares issuable upon redemption of OP units). In connection with the internalization of SecurCare and the acquisition of DLAN in March 2020, we granted registration rights to the shareholders of SecurCare and DLAN.
Facilities Portfolio, Sales Commission and Asset Management Agreements
Each self storage property that was contributed to our operating partnership or one of its subsidiaries by a PRO continues to be managed by the PRO that contributed the property, including those in which Mr. Van Mourick, one of our trustees, has an interest. A PRO may also manage other properties acquired by our operating partnership from time to time, in which event those properties also become part of a PRO's managed portfolio, or upon our request, a PRO may on occasion manage one or more of our stores that are not part of a PRO's managed portfolio. Each PRO has entered into a facilities portfolio management and sales commission agreement with our Company with respect to its managed portfolio together with asset management agreements for each property in its managed portfolio and, if applicable, for stores managed on our behalf that are not part of its managed portfolio. Mr. Van Mourick is a party to a facilities portfolio management and sales commission agreement and various asset management agreements or controls or is an investor in an entity that controls a party to such agreements. The asset management agreements include payments of supervisory and administrative fees and expense reimbursements to Optivest. For the year ended December 31, 2023, supervisory and administrative fees of $4.8 million were paid to Optivest. Of these supervisory and administrative fees paid to Optivest, Mr. Van Mourick’s interest was approximately $1.7 million, excluding his share of any costs associated with such fees. For the year ended December 31, 2023, expense reimbursements of $7.2 million were paid to Optivest. Such expense reimbursements between the Company, as property owner, and each PRO, as property manager, are considered customary and do not result in any profit for the PRO. Of these expense reimbursements, Mr. Van Mourick's interest was approximately $2.5 million. Upon certain retirement events, the management of the properties in such PRO's managed portfolio will be transferred to us (or our designee) in exchange for OP units with a value equal to four times the average of the normalized annual EBITDA from the management contracts related to such PRO's managed portfolio over the immediately preceding 24-month period. Forms of our facilities portfolio management agreements are filed as exhibits to our SEC filings, available at www.sec.gov.

Tenant Insurance-Related Arrangements
We and certain of our PROs have various arrangements with regulated insurance companies to enable us to assist our tenants in obtaining insurance or tenant protection plans in association with storage rentals. These insurance companies typically pay some of our PROs access fees to help them procure business at our properties, and we receive a portion of such fees which are recognized as revenue at our properties. For the year ended December 31, 2023, tenant insurance-related and tenant protection plan-related access fees of $2.4 million were paid to an affiliate of Optivest. Of these tenant insurance-related and tenant protection plan-related access fees paid to the affiliate of Optivest, Mr. Van Mourick’s interest was approximately $0.8 million. Each PRO that arranges tenant insurance and/or tenant protection plans for tenants at the properties they manage maintains its own insurance or protection program, and in some cases our PROs or their affiliates have an ownership interest in the regulated insurance company that provides insurance coverage to our tenants at certain of the properties that they manage. As such, these PROs or their affiliates may benefit from our success in improving tenant insurance penetration through

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	68

both improved property performance and improved performance of the respective insurance companies in which they may have an ownership stake.
RELATED TRANSACTIONS POLICY
In our code of business conduct and ethics and our transaction approval policy, we have a conflicts of interest policy that prohibits our trustees, officers and employees who provide services to us from engaging in any transaction that involves an actual or potential conflict of interest with us unless approved by a majority of our disinterested independent trustees. Exceptions may be made only after review and approval of specific or general categories by our board of trustees (in the case of executive officers or trustees) and our compliance officer (in the case of employees who are not executive officers and trustees).

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	69

OUR SHAREHOLDERS

SHAREHOLDER OWNERSHIP INFORMATION

Except as otherwise indicated, the following table sets forth information as of March 15, 2024 regarding the (A) beneficial ownership of Common Shares, which includes OP units and vested LTIP units in our operating partnership and, to the extent that the applicable lockup period has expired, OP units in our DownREIT partnerships, as if each unit were redeemed for one Common Share, by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Shares, (ii) our NEOs and other executive officers, (iii) our trustees and trustee nominees and (iv) all of our trustees, trustee nominees, NEOs and other executive officers as a group and (B) beneficial ownership of subordinated performance units (including subordinated performance units in our DownREIT partnerships), which may become voluntarily convertible by the holder into OP units if (1) the applicable lockup has expired, (2) certain performance thresholds for the year ended December 31, 2023 relating to the properties to which such units relate are achieved, and (3) notice of conversion is submitted by such holder on or prior to December 1st of a given year. Upon satisfaction of the foregoing conditions, conversions into OP units will become effective on the immediately succeeding January 1st (the "conversion date") and will convert based upon a formula utilizing cash available for distribution, or CAD, for the immediately trailing fiscal year prior to the conversion date. For more information, including information about conversions that became effective on January 1, 2024, see Note 15 to the Company's Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2023. The number of OP units into which a subordinated performance unit is convertible as of March 15, 2024 is not yet determinable for conversions made by subordinated performance unitholders on or prior to December 1, 2024 to be effective on January 1, 2025.

Beneficial ownership includes any shares over which the beneficial owner has sole or shared voting or investment power and also any shares that the beneficial owner has the right to acquire within 60 days of such date through the exercise of options or other rights.

	Common Shares Beneficially Owned			Subordinated Performance Units Owned
Name(1)	Number(2)		Percent(3)	Number(4)
NEOs, Other Executive Officers, Trustees and Trustee Nominees:
Tamara D. Fischer	471,662	(5)	*	—
Arlen D. Nordhagen	6,568,037	(6)	8.1%	—
David G. Cramer	2,183,538	(7)	2.8%	—
Brandon S. Togashi	93,641	(8)	*	—
William S. Cowan, Jr.	—	(9)	*	—
Tiffany S. Kenyon	27,880	(10)	*	—
Derek Bergeon	10,918	(11)	*	—
Lisa R. Cohn	—	(12)	*	—
Paul W. Hylbert, Jr.	67,000	(13)	*	—
Chad L. Meisinger	142,358	(14)	*	—
Steven G. Osgood	131,036	(15)	*	—
Dominic M. Palazzo	48,303	(16)	*	—
Michael J. Schall	2,000	(17)	*	—
Rebecca L. Steinfort	27,645	(18)	*	—

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	70

	Common Shares Beneficially Owned			Subordinated Performance Units Owned
Name(1)	Number(2)		Percent(3)	Number(4)
Mark Van Mourick	259,154	(19)	*	—
Charles F. Wu	12,726	(20)	*	—
All trustees, trustee nominees, NEOs and other executive officers as a group (16 persons)	10,045,898		12.2%	—
5% or Greater Beneficial Owners
BlackRock, Inc.	9,030,972	(21)	10.9%	—
The Vanguard Group, Inc.	11,086,119	(22)	13.3%	—
Kevin M. Howard	7,779,428	(23)	8.6%	—
State Street Corporation	4,577,007	(24)	5.5%
Wasatch Advisors LP	5,455,292	(25)	6.6%

Certain Other Equity Owners:
John Minar	3,871,293	(26)	4.7%	3,484,907
David Lamb	1,871,821	(27)	2.4%	1,951,940

*    Represents beneficial ownership of less than 1%.
(1)    The address for each of the trustees, trustee nominees and officers named above is 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111.
(2)    A person is deemed to be the beneficial owner of any Common Shares, OP units, DownREIT OP units or vested LTIP units in our operating partnership if that person has or shares voting power or investment power with respect to those Common Shares, OP units, DownREIT OP units or vested LTIP units or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, "voting power" is the power to vote or direct the voting of shares or units and "investment power" is the power to dispose or direct the disposition of shares or units. The numerator in the column "Common Shares Beneficially Owned" includes each beneficial owner's Common Shares, OP units, DownREIT OP units and vested LTIP units and excludes each beneficial owner's unvested LTIP units, subordinated performance units and units in our DownREIT partnerships, except those units that are convertible into or exchangeable for Common Shares at any time within 60 days of the date of the table.
(3)    With respect to our NEOs, other executive officers, trustees, trustee nominees, and certain other equity owners, the denominator in the table is based on a total of 78,126,440 Common Shares outstanding as of March 15, 2024 (which includes restricted Common Shares), plus each person's OP units and vested LTIP units and, to the extent that the applicable lockup period has expired, OP units in our DownREIT partnerships, assuming that such person's OP units, DownREIT OP units and vested LTIP units have been converted or exchanged on a one-for-one basis into Common Shares, and none of the OP units, vested LTIP units, or DownREIT OP units held by other persons or entities are converted or exchanged for Common Shares.
(4)    Excluded from the column "Subordinated Performance Units Owned" are each holder's Common Shares, OP units, DownREIT OP units and LTIP units. Included are DownREIT subordinated performance units.
(5)    This amount includes 18,000 Common Shares, 441,861 OP units and 11,801 vested LTIP units and excludes 107,843 unvested LTIP units. In addition, Ms. Fischer has or shares voting and investment power over 1,500 Series A Preferred Shares.
(6)    This amount includes 4,103,130 Common Shares for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls, which includes 170,504 Common Shares for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through the Nord Foundation, which is a nonprofit tax-exempt organization under section 501(c)(3) of the internal revenue code for which Mr. Nordhagen does not have a pecuniary interest, 1,995,812 OP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through entities he controls, 463,261 DownREIT OP units for which Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls and 5,834 vested LTIP units, and excludes 28,347 unvested LTIP units in our operating partnership. Mr. Nordhagen or entities he controls have pledged 600,000 Common Shares and 1,469,012 OP units to one or more banks or financial institutions as security for one or more loans. Mr. Nordhagen disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein. In addition, Mr. Nordhagen has or shares voting and investment power directly or indirectly through his spouse or entities he controls with respect to 24,066 Series A Preferred Shares, plus an additional 8,689 Series A Preferred Shares held by the Nord Foundation.
(7)    This amount includes 1,912,204 Common Shares for which Mr. Cramer has or shares voting and investment power directly or indirectly through his spouse or entities he controls, 261,453 OP units that he owns directly and 9,881 vested LTIP units. This amount excludes 147,496 unvested LTIP units. Mr. Cramer has pledged 605,000 common shares to one or more banks or financial institutions as security for one or more loans. Mr. Cramer disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein.
(8)    This amount includes 250 Common Shares, 82,657 OP units, and 10,734 vested LTIP units and excludes 60,771 unvested LTIP units.
(9)    This amount excludes 104,499 unvested LTIP units.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	71

(10)    This amount includes 26,680 OP units and 1,200 vested LTIP units and excludes 25,056 unvested LTIP units.
(11)    This amount includes 9,810 OP units and 1,108 vested LTIP units and excludes 22,014 unvested LTIP units.
(12)    This amount excludes 1,352 unvested LTIP units which are scheduled to vest on February 15, 2026, so long as Ms. Cohn remains a trustee.
(13)    This amount includes 16,350 Common Shares, 41,186 OP units, 3,862 vested LTIP units and 5,602 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Hylbert remains a trustee.
(14)    This amount includes 95,750 Common Shares, 38,596 OP units, 3,367 vested LTIP units and 4,645 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Meisinger remains a trustee.
(15)    This amount includes 122,081 OP units, 3,763 vested LTIP units and 5,192 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Osgood remains a trustee.
(16)    This amount includes 39,584 OP units, 3,664 vested LTIP units and 5,055 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Palazzo remains a trustee.
(17)    This amount includes 2,000 Common Shares.
(18)    This amount includes 19,223 OP units, 3,367 vested LTIP units and 5,055 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Ms. Steinfort remains a trustee.
(19)    This amount includes 1,280 Common Shares, 250,818 OP units for which Mr. Van Mourick has or shares voting and investment power directly or indirectly through entities he controls, 3,367 vested LTIP units and 3,689 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Van Mourick remains a trustee. Mr. Van Mourick is the general partner of Van Mourick Diversified, LP, which has pledged 121,182 OP units to one or more banks or financial institutions as security for one or more loans. Mr. Van Mourick disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein.
(20)    This amount includes 4,714 OP units, 3,367 vested LTIP units, and 4,645 unvested LTIP units that are scheduled to vest on the earlier of May 23, 2024 and the calendar day immediately preceding the Annual Meeting, so long as Mr. Wu remains a trustee.
(21)    Based on information provided in a Schedule 13G/A filed on January 24, 2024, BlackRock, Inc. reported sole voting power with respect to 8,719,403 Common Shares and sole dispositive power with respect to 9,030,972 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. BlackRock Inc.'s address is 50 Hudson Yards, New York, NY 10001.
(22)    Based on information provided in a Schedule 13G/A filed on February 13, 2024, The Vanguard Group ("Vanguard") reported shared voting power with respect to 100,477 Common Shares, sole dispositive power with respect to 10,895,108 Common Shares and shared dispositive power with respect to 191,011 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. Vanguard's address is 100 Vanguard Blvd., Malvern, PA 19355.
(23)    This amount includes 20,500 Common Shares held directly by Mr. Howard and 7,758,928 OP units for which Mr. Howard has or shares voting and investment power directly or indirectly through entities he controls. Mr. Howard disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein. In addition, Mr. Howard has or shares voting and investment power directly or indirectly through his spouse or entities he controls with respect to 11,147 Series A-1 preferred units in our operating partnership.
(24)    Based on information provided in a Schedule 13G/A filed on January 30, 2024, State Street Corporation reported shared voting power as to 3,455,095 Common Shares and shared dispositive power as to 4,568,707 Common Shares. The Schedule 13G/A reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G/A. State Street Corporation's address is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114.
(25)    Based on information provided in a Schedule 13G filed on February 9, 2024, Wasatch Advisors LP reported sole voting power with respect to 5,455,292 Common Shares and sole dispositive power with respect to 5,455,292 Common Shares. The Schedule 13G reports beneficial ownership information, which does not include any shares acquired or sold since the date of such Schedule 13G. Wasatch Advisors LP's address is 505 Wakara Way, Salt Lake City, UT 84108.
(26)    This amount includes 172,551 Common Shares, 2,124,236 OP units and 1,574,506 DownREIT OP units for which Mr. Minar has or shares voting and investment power and that are held directly or indirectly through entities he controls, and excludes 736,800 subordinated performance units in our operating partnership and 2,748,107 DownREIT subordinated performance units that are held in entities controlled by Mr. Minar. Mr. Minar has pledged 1,118,799 OP units and 1,182,076 DownREIT OP units to one or more banks or financial institutions as security for one or more loans. Mr. Minar disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein.
(27)     This amount includes 491,418 Common Shares, 1,297,679 OP units and 82,724 DownREIT OP units for which Mr. Lamb has or shares voting and investment power and that are held directly or indirectly through entities he controls and excludes 577,522 subordinated performance units in our operating partnership and 1,374,418 DownREIT subordinated performance units that are held in entities controlled by Mr. Lamb. Mr. Lamb is a trustee of Lamb Family Trust, which has pledged 575,000 OP units to one or more banks or financial institutions as security for one or more loans. Mr. Lamb disclaims beneficial ownership over the units shown in the table, except to the extent of his pecuniary interest therein.

SUBMISSION OF SHAREHOLDER PROPOSALS

Any shareholder intending to present a proposal at our 2025 annual meeting of shareholders (the "2025 Annual Meeting") and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, deliver the proposal in writing to us no later than November 29, 2024, which is 120 days prior to the one-year anniversary of the first distribution to shareholders of this proxy statement.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	72

Our Bylaws currently provide that a shareholder intending to nominate a trustee or present a shareholder proposal of other business for consideration at the 2025 Annual Meeting, but not intending for such a nomination or proposal to be considered for inclusion in our proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must deliver a notification to us in writing no earlier than the 150th day and not later than 5:00 p.m., mountain time, on the 120th day prior to the first anniversary of the date that the proxy statement for the immediately preceding annual meeting of shareholders was first released to our shareholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the shareholder, to be timely, must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., mountain time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or, if later, the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, assuming that the date of the 2025 Annual Meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 Annual Meeting, to timely submit a trustee candidate for nomination or propose other business for consideration at our 2025 Annual Meeting, shareholders must have delivered the nomination or proposal, in writing, by November 29, 2024, but in no event earlier than October 30, 2024. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of shareholders to request the inclusion of certain proposals in our proxy statement pursuant to SEC rules.
In addition to satisfying the notice requirements under our Bylaws, any shareholder who intends to solicit proxies in support of trustee nominees other than the Company's nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act, including providing a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company's shares entitled to vote on the election of trustees in support of trustee nominees other than the Company's nominees, at least 60 days before the anniversary of the prior year's annual meeting, which, for statements delivered with respect to the 2025 annual meeting, will be March 14, 2025 (assuming that the date of the 2025 Annual Meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2024 Annual Meeting). If our 2025 Annual Meeting is changed by more than 30 calendar days from the first anniversary of our 2024 Annual Meeting, shareholders must comply with the requirements of Rule 14a-19(b) under the Exchange Act no later than the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting is first made.
Any such nomination or proposal should be sent to our corporate secretary at National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111, and, to the extent applicable, must include the information and other materials required by our Bylaws.
Our board of trustees knows of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	73

OUR MEETING

GENERAL MEETING INFORMATION

We are providing this Proxy Statement on behalf of the board of trustees of the Company, to solicit your proxies for use at the Annual Meeting. Our Common Shares are listed on the NYSE under the symbol "NSA". This Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card are first being made available to shareholders on or about March 29, 2024.
VOTING INFORMATION
Meeting Date, Time and Location
The Annual Meeting will be a virtual meeting held on May 13, 2024, at 11:00 a.m., Mountain Daylight Time (MDT), or at any postponements or adjournments thereof. You will only be able to attend the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/NSA2024. The virtual meeting has been designed to provide the same rights to participate as you would have had at an in-person meeting.

During the Annual Meeting, you may ask questions and will be able to vote your shares electronically from your home or any remote location with Internet connectivity. We will allocate up to fifteen minutes to answer questions that we deem appropriate and that are pertinent to the Company and the business conducted at the Annual Meeting, and we intend to respond to as many such inquiries at the Annual Meeting as time allows. We request that each shareholder submit no more than two questions, and we may combine similar questions and answer them at once, so that we may have an opportunity to respond to as many questions as possible in the allotted time. If a shareholder has a question that is not appropriate for general discussion, you may contact our Investor Relations team at (720) 630-2600.
If you plan to attend the Annual Meeting via the live webcast, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at 11:00 a.m., MDT. Online check-in will begin at 10:45 a.m., MDT, and you should allow ample time for the online check-in procedures.
If you experience technical difficulties with connecting to the live webcast, please contact Broadridge by telephone at 1-844-986-0822 (toll-free in the U.S. and Canada) or at 1-303-562-9302 (for international participants).
Record Date
The record date is March 15, 2024.
Who Can Vote
Holders of our Common Shares as of the close of business on the record date are entitled to vote. For all matters submitted for a vote at the Annual Meeting, each Common Share is entitled to one vote. As of the close of business on March 15, 2024, we had 78,126,440 Common Shares that are issued, outstanding and entitled to vote at the Annual Meeting (including unvested restricted Common Shares).
Proxy Materials Provided Through Internet
We have provided access to our proxy materials over the Internet, and we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our common shareholders of record who are entitled to vote at the Annual Meeting. We believe that posting these materials on the Internet enables us to provide shareholders with the information that they need more quickly. It also lowers our costs of printing and delivering these materials and

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	74

reduces the environmental impact of the Annual Meeting. The Notice and this Proxy Statement summarize the information you need to know to vote by proxy or electronically at the Annual Meeting.
Shareholders of Record and Holders in "Street Name"
If you are a registered holder of Common Shares as of the close of business on the record date, the Notice was sent directly to you and you may vote your Common Shares electronically at the Annual Meeting or by proxy. If you hold Common Shares in "street name" through a brokerage firm, bank, broker-dealer or other intermediary (your "intermediary"), you are a beneficial owner, and the Notice was forwarded to you by your intermediary and you must follow the instructions provided by your intermediary regarding how to instruct the intermediary to vote your Common Shares. In the absence of specific instructions from you on how to vote your shares, your intermediary may not be able to vote your shares on certain matters.
Recommendations of our Board of Trustees
Our board of trustees recommends that you vote:

✓	FOR the Election of the Twelve Nominees Named in this Proxy Statement to Serve on our Board of Trustees
✓	FOR the Ratification of KPMG LLP as our Independent Registered Public Accounting Firm for 2024
✓	FOR the Advisory Approval of our Executive Compensation
✓	FOR the Option of "Every Year" as the Frequency for Future Advisory Votes on Executive Compensation
✓	FOR the Approval of our 2024 Plan
Quorum Required
The presence at the Annual Meeting, via live webcast or by proxy, of holders of Common Shares entitled to cast a majority of all the votes entitled to be cast on any matter to be considered at the Annual Meeting or at any postponement or adjournment thereof shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present.
A broker non-vote occurs when an intermediary holding shares for a beneficial owner delivers a properly-executed proxy but does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.
Vote Required

If a quorum is present, then the affirmative vote required to approve the proposals described in this Proxy Statement are as follows:

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	75

Proposal	Vote Required
Election of a Trustee	A majority of votes cast for and against the election of such nominee(1)
Ratification of KPMG LLP as our Independent Registered Public Accounting Firm for 2024	A majority of votes cast on the proposal
Non-Binding Vote to Approve Executive Compensation	A majority of votes cast on the proposal
Non-Binding Vote to Approve the Frequency of Holding an Advisory Vote on Executive Compensation on an Annual Basis	A majority of votes cast on the proposal
Approval of the 2024 Plan	A majority of votes cast on the proposal
(1)    For more information regarding the election of a trustee, please see "Our Board–How We Govern and Are Governed–Majority Vote and Trustee Resignation Policy" herein.
The votes on compensation and the frequency of such votes are advisory and not binding on our board of trustees. However, our board of trustees and CNCG Committee value all shareholder feedback and will continue to consider the outcome of the vote in reviewing executive compensation each year.
How Proxies will be Voted

Common Shares represented by properly submitted proxies received by us prior to or at the Annual Meeting will be voted according to the instructions specified on those proxies.

If you are a registered holder of Common Shares as of the close of business on the record date and have given a properly authorized proxy without specifying any voting instructions, and the proxy is not revoked prior to the Annual Meeting, then the Common Shares represented by such proxy will be voted:

•FOR the election of the twelve trustee nominees named in this Proxy Statement as trustees;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;
•FOR the advisory approval of the compensation of the NEOs as described in this Proxy Statement;
•FOR the advisory approval of the frequency of holding a vote on executive compensation on an annual basis; and
•FOR our 2024 Plan.
    As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

If you hold your Common Shares in "street name" through an intermediary, then under NYSE rules, your intermediary may vote your Common Shares without receiving instructions from you only with respect to the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. All other matters that are to be voted upon at the Annual Meeting are considered to be "non-routine" matters. If you hold your shares in street name and do not give the intermediary specific voting instructions on the election of trustees, the advisory vote regarding the compensation of our NEOs, the advisory vote regarding the frequency of votes on executive compensation, or our 2024 Plan, your shares will not be voted on

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	76

those items, and a broker non-vote will occur. Broker non-votes and abstentions will have no effect on the voting results for any of the proposals.
How to Vote

You can vote in any of the following ways:

:
By Internet: To vote electronically, have your proxy card in hand when you access the website at www.proxyvote.com, and follow the instructions to obtain your records and to create an electronic voting instruction form. If you hold your shares in street name, follow the instructions provided by your intermediary. Voting instructions transmitted by Internet must be received by 11:59 P.M. Eastern Time on May 12, 2024.

(
By Phone: To vote by telephone, use any touch-tone telephone to dial 1-800-690-6903. Have your proxy card in hand when you call and then follow the instructions. If you hold your shares in street name, follow the instructions provided by your intermediary. Voting instructions transmitted by telephone must be received by 11:59 P.M. Eastern Time on May 12, 2024.

*
By Mail: To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o  Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you hold your shares in street name, follow the instructions provided by your intermediary. Your proxy card must be received by May 12, 2024.

!
In Person at the Annual Meeting via the Live Webcast: If you are a registered holder of Common Shares and attend the Annual Meeting via the live webcast, you may vote electronically at the Annual Meeting. You may also vote electronically at the Annual Meeting if you hold your Common Shares in street name by following the instructions provided by your intermediary. To vote electronically at the Annual Meeting, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials.

Even if you plan to attend the Annual Meeting via the live webcast, your plans may change, so we recommend you vote in advance of the meeting.
How to Revoke a Proxy

Any common shareholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering at or prior to the Annual Meeting a written notice of revocation to our corporate secretary at National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111, (ii) submitting a later-dated proxy or (iii) voting electronically at the Annual Meeting. Attending the Annual Meeting via the live webcast will not automatically revoke your previously submitted proxy unless you vote electronically at the Annual Meeting. If your shares are held in “street name” through an intermediary and you desire to change your vote, you should contact your intermediary for instructions on how to do so.

ANNUAL REPORT
This Proxy Statement is accompanied by our annual report to shareholders (our "Annual Report to Shareholders"), which includes our Form 10-K for the year ended December 31, 2023.

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OTHER MATTERS

Our board of trustees knows of no other business that may be properly presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by shareholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the Common Shares represented by properly submitted proxies in their discretion.

DELIVERY OF MATERIALS

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to our shareholders, we are, except as described below, furnishing proxy materials, including this Proxy Statement and our 2023 Annual Report to Shareholders, by providing access to these documents on the Internet. Accordingly, on or about March 29, 2024, the Notice will be sent to our beneficial owners of shares (i.e., those who hold in street name through an intermediary). The Notice provides instructions for accessing our proxy materials on the Internet and instructions for receiving printed copies of the proxy materials without charge by mail or electronically by email. Please follow the instructions included in the Notice.
The Notice provides you with instructions regarding the following: (1) viewing our proxy materials for the Annual Meeting on the Internet; (2) voting your shares after you have viewed our proxy materials; (3) requesting a printed copy of the proxy materials; and (4) how to instruct us to send our future proxy materials to you. We believe electronic delivery allow us to provide our shareholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to view those proxy materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
In addition, certain shareholders of record (i.e., those who hold shares directly in their name with our transfer agent) will be sent, by mail, this Proxy Statement, the Notice of Annual Meeting of Shareholders and the related proxy card on or about April 5, 2024.
MULTIPLE COPIES OF OUR ANNUAL REPORT TO SHAREHOLDERS
The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and mailing and printing expenses. A number of brokerage firms have instituted householding.
As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely receive only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that shareholder should contact their broker or send a request to our corporate secretary at our principal executive offices, National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111, telephone number (720) 630-2600. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2023 Annual Report to Shareholders and this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered. Similarly, you may also contact us if you received multiple copies of such materials and would prefer to receive a single copy in the future.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	78

CHANGING THE WAY YOU RECEIVE PROXY MATERIALS IN THE FUTURE
Instead of receiving a Notice in the mail for future meetings, shareholders may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials and a paper proxy card by mail. If you elect to receive proxy materials by e-mail, you will not receive a Notice in the mail. Instead, you will receive an e-mail with links to proxy materials and online voting. In addition, if you elect to receive a paper copy of the proxy materials, or if applicable rules or regulations require paper delivery of the proxy materials, you will receive a Notice in the mail. If you received a paper copy of the proxy materials or the Notice in the mail, you can eliminate all such paper mailings in the future by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials online will save us the cost of producing and mailing such documents to you and help us conserve natural resources. You can change your election by directing your request in writing to National Storage Affiliates Trust, 8400 East Prentice Avenue, 9th Floor, Greenwood Village, CO 80111, Attention: Investor Relations, by sending a blank e-mail with the 16-digit control number on your Notice to sendmaterial@proxyvote.com, via the Internet at www.proxyvote.com, or by telephone at 1-800-579-1639. Your election will remain in effect until you change it.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	79

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily by mail but may also be made by our trustees, NEOs and employees by telephone, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our trustees, NEOs or employees for this solicitation. We will request brokerage firms, banks, broker-dealers and other intermediaries who hold Common Shares in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokerage firms, banks, broker-dealers and other intermediaries for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY SHAREHOLDER. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS AT NATIONAL STORAGE AFFILIATES TRUST, 8400 EAST PRENTICE AVENUE, 9TH FLOOR, GREENWOOD VILLAGE, CO 80111.

By Order of the Board of Trustees,

Tamara D. Fischer
Executive Chairperson

Arlen D. Nordhagen
Vice Chairperson

David G. Cramer
President, Chief Executive Officer and Trustee

Greenwood Village, Colorado
March 29, 2024

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	80

APPENDIX A - RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

CORE FFO

Funds from operations, or FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of our operating performance. The December 2018 Nareit Funds From Operations White Paper - 2018 Restatement, which we refer to as the White Paper, defines FFO as net income (as determined under GAAP), excluding: real estate depreciation and amortization, gains and losses from the sale of certain real estate assets, gains and losses from change in control, mark-to-market changes in value recognized on equity securities, impairment write-downs of certain real estate assets and impairment of investments in entities when it is directly attributable to decreases in the value of depreciable real estate held by the entity and after items to record unconsolidated partnerships and joint ventures on the same basis. Distributions declared on subordinated performance units and DownREIT subordinated performance units represent our allocation of FFO to noncontrolling interests held by subordinated performance unitholders and DownREIT subordinated performance unitholders. For purposes of calculating FFO attributable to common shareholders, OP unitholders, and LTIP unitholders, we exclude distributions declared on subordinated performance units, DownREIT subordinated performance units, preferred shares and preferred units. We define Core FFO as FFO, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. These further adjustments consist of acquisition costs, gains on debt forgiveness, gains (losses) on early extinguishment of debt, casualty-related expenses, losses and related recoveries and adjustments for unconsolidated partnerships and joint ventures.
Management uses FFO and Core FFO as key performance indicators in evaluating the operations of our properties. Given the nature of our business as a real estate owner and operator, we consider FFO and Core FFO as key supplemental measures of our operating performance that are not specifically defined by GAAP. We believe that FFO and Core FFO are useful to management and investors as a starting point in measuring our operational performance because FFO and Core FFO exclude various items included in net income (loss) that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of self storage properties and depreciation, which can make periodic and peer analyses of operating performance more difficult. Our computation of FFO and Core FFO may not be comparable to FFO reported by other REITs or real estate companies.
FFO and Core FFO should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income (loss). FFO and Core FFO do not represent cash generated from operating activities determined in accordance with GAAP and are not a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and Core FFO should be compared with our reported net income (loss) and considered in addition to cash flows computed in accordance with GAAP, as presented in our consolidated financial statements.
The following table presents a reconciliation of earnings per share - diluted to FFO and Core FFO per share and unit for the periods presented:

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	81

	Year Ended December 31,
	2023	2022
Earnings per share - diluted	$1.48	$0.99
Impact of the difference in weighted average number of shares(1)	0.23	(0.28)
Impact of GAAP accounting for noncontrolling interests, two-class method and treasury stock method(2)	—	0.62
Add real estate depreciation and amortization	1.73	1.79
Add Company's share unconsolidated venture real estate depreciation and amortization	0.13	0.13
Subtract gain on sale of self storage properties	(0.52)	(0.05)
FFO attributable to subordinated performance unitholders	(0.38)	(0.46)
FFO per share and unit	2.67	2.74
Add acquisition costs	0.01	0.02
Add casualty-related expenses	—	0.05
Add loss on early extinguishment of debt	0.01	—
Core FFO per share and unit	$2.69	$2.81

(1) Adjustment accounts for the difference between the weighted average number of shares used to calculate diluted earnings per share and the weighted average number of shares used to calculate FFO and Core FFO per share and unit. Diluted earnings per share is calculated using the two-class method for the Company's restricted common shares, the treasury stock method for certain unvested LTIP units, and includes the assumption of a hypothetical conversion of subordinated performance units and DownREIT subordinated performance units into OP units, even though such units may only be convertible into OP units (i) after a lock-out period and (ii) upon certain events or conditions. For additional information about the conversion of subordinated performance units, DownREIT subordinated performance units and LTIP units into OP units, see Note 10 of our annual report on Form 10-K filed with the SEC on February 28, 2024. The computation of weighted average shares and units for FFO and Core FFO per share and unit includes all restricted common shares and LTIP units that participate in distributions and excludes all subordinated performance units and DownREIT subordinated performance units because their effect has been accounted for through the allocation of FFO to the related unitholders based on distributions declared.

(2) Represents the effect of adjusting the numerator to consolidated net income (loss) prior to GAAP allocations for noncontrolling interests, after deducting preferred share and unit distributions, and before the application of the two-class method and treasury stock method, as described in footnote (1).

NOI
Net operating income, or NOI, represents rental revenue plus other property-related revenue less property operating expenses. NOI is not a measure of performance calculated in accordance with GAAP.
We believe NOI is useful to investors in evaluating our operating performance because:
•NOI is one of the primary measures used by our management and our PROs to evaluate the economic productivity of our properties, including our ability to lease our properties, increase pricing and occupancy and control our property operating expenses;
•NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending upon accounting methods, the book value of assets, and the impact of our capital structure; and
•We believe NOI helps our investors to meaningfully compare the results of our operating performance from period to period by removing the impact of our capital structure (primarily interest expense on our outstanding indebtedness) and depreciation of the cost basis of our assets from our operating results.
There are material limitations to using a non-GAAP measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income (loss). We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss). NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues and net income (loss).
The following table presents a reconciliation of net income (loss) to NOI and same store data for the periods presented (dollars in thousands):

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	82

	Year Ended December 31,
	2023	2022
Rental revenue
Same store portfolio	$646,893	$633,708
Non-same store portfolio	147,073	115,106
Total rental revenue	793,966	748,814
Other property-related revenue
Same store portfolio	23,634	20,821
Non-same store portfolio	6,052	4,310
Total other property-related revenue	29,686	25,131
Property operating expenses
Same store portfolio	178,006	169,987
Non-same store portfolio	50,980	41,338
Prior period comparability adjustment	—	(300)
Total property operating expenses	228,986	211,025
Net operating income
Same store portfolio	492,521	484,542
Non-same store portfolio	102,145	78,378
Total net operating income	594,666	562,920
Management fees and other revenue	34,411	27,624
General and administrative expenses	(59,281)	(59,311)
Depreciation and amortization	(221,993)	(233,158)
Other	(11,108)	(8,537)
Other (expense) income
Interest expense	(166,147)	(110,599)
Loss on early extinguishment of debt	(758)	—
Equity in earnings of unconsolidated real estate ventures	7,553	7,745
Acquisition costs	(1,659)	(2,745)
Non-operating expense	(1,016)	(951)
Gain on sale of self storage properties	63,910	5,466
Other expense	(98,117)	(101,084)
Income before income taxes	238,578	188,454
Income tax expense	(1,590)	(4,689)
Net income	$236,988	$183,765
EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income (loss), as determined under GAAP, plus interest expense, loss on early extinguishment of debt, income taxes, depreciation and amortization expense and the Company's share of unconsolidated real estate venture depreciation and amortization. We define Adjusted EBITDA as EBITDA plus acquisition costs, equity-based compensation expense, losses on sale of properties and impairment of long-lived assets and casualty-related expense, minus gains on sale of properties and debt forgiveness, and after adjustments for unconsolidated partnerships and joint ventures. These further adjustments eliminate the impact of items that we do not consider indicative of our core operating performance. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	83

We present EBITDA and Adjusted EBITDA because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. EBITDA and Adjusted EBITDA have limitations as an analytical tool. Some of these limitations are:
•EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures, contractual commitments or working capital needs;
•EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
•Adjusted EBITDA excludes equity-based compensation expense, which is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;
•EBITDA and Adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.
We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss). EBITDA and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues and net income (loss).
The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented (dollars in thousands):

	Year Ended December 31,
	2023	2022
Net income	$236,988	$183,765
Add:
Depreciation and amortization	221,993	233,158
Company's share of unconsolidated real estate venture depreciation and amortization	17,083	17,072
Income tax expense	166,147	110,599
Interest expense	1,590	4,689
Loss on early extinguishment of debt	758	—
EBITDA	644,559	549,283
Add (subtract):
Acquisition costs	1,659	2,745
Gain on sale of self storage properties	(63,910)	(5,466)
Casualty related (recoveries) expenses	(522)	6,388
Equity-based compensation expense	6,679	6,258
Adjusted EBITDA	$588,465	$559,208

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	84

APPENDIX B - NATIONAL STORAGE AFFILIATES TRUST 2024 EQUITY INCENTIVE PLAN

NATIONAL STORAGE AFFILIATES TRUST
2024 EQUITY INCENTIVE PLAN

National Storage Affiliates Trust, a Maryland real estate investment trust, wishes to attract officers, Trustees, key employees, consultants, advisers and other personnel to the Company and its Subsidiaries and induce officers, Trustees, key employees, consultants, advisers and other personnel to remain with the Company and its Subsidiaries, and encourage them to increase their efforts to make the Company's business more successful whether directly or through its Subsidiaries. In furtherance thereof, the 2024 National Storage Affiliates Trust Equity Incentive Plan is designed to provide equity-based incentives to Eligible Persons. Awards under the Plan may be made to Eligible Persons in the form of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Phantom Shares, Dividend Equivalent Rights, LTIP Units, Cash-Based Awards, other restricted limited partnership units and other forms of equity-based compensation in the Company and its Subsidiaries. The Plan reads as follows:
1.    DEFINITIONS.
Whenever used herein, the following terms shall have the meanings set forth below:
"Affiliate" means any entity other than a Subsidiary that is controlled by or under common control with the Company that is designated as an "Affiliate" by the Committee in its discretion.
"Award," except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Shares, Phantom Shares, Dividend Equivalent Rights, LTIP Units, OP Units, other restricted limited partnership units and other equity-based Awards as contemplated herein.
"Award Agreement" means a written agreement in a form approved by the Committee to be entered into between the Company and the Grantee as provided in Section 3.
"Board" means the Board of Trustees of the Company.
"Cash-Based Incentive Award" means an Award denominated in cash that is granted under Section 9 of the Plan.
"Cause" means, unless otherwise provided in the Grantee's Award Agreement or employment agreement, (i) conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or fraud (but excluding traffic violations) that is injurious to the business or reputation of the Company, (ii) willful failure to perform the Grantee's material duties assigned by the Company (other than any such failure resulting from Grantee’s incapacity due to injury or physical or mental illness), (iii) conduct constituting an act of willful misconduct or gross negligence in connection with the performance of Grantee’s duties that are injurious to the business, including, without limitation, embezzlement or the misappropriation of funds or property of the Company, (iv) failure to adhere to the lawful directions of the Board or to comply with policies or practices of the Company or its Subsidiaries or any Affiliate thereof, (v) intentional and material breach of any covenant contained in any employment agreement or any other material agreement between the Grantee and the Company; or (vi) intentional and material breach of any other terms and provisions of any employment agreement in effect between the Grantee and the Company.
"Change in Control" means, unless otherwise provided in an Award Agreement, the happening of any of the following:
(i) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Company, any entity controlling, controlled by or under common control with the

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	85

Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and with respect to any particular Grantee, the Grantee and any "group" (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member, is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of either (A) the combined voting power of the Company's then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or
(ii) any consolidation, merger or statutory share exchange of the Company where the shareholders of the Company, immediately prior to the consolidation, merger or statutory share exchange, would not, immediately after the consolidation, merger or statutory share exchange, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation, merger or statutory share exchange (or of its ultimate parent corporation, if any); or
(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by "persons" (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or
(iv) the Incumbent Trustees cease for any reason other than due to death or Disability to constitute at least a majority of the members of the Board; provided that any Trustee whose election, or nomination for election by the Company's shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24 calendar month period shall be deemed to be an Incumbent Trustee.
Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.
"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
"Committee" means the compensation, nominating and corporate governance committee (or the committee of the Board then-responsible for compensation-related matters) appointed by the Board under Section 3, and if no compensation committee has been appointed or is responsible for compensation-related matters, then Committee shall refer to the Board.
"Common Shares" means the Company's common shares of beneficial trust, par value $.01 per share, either currently existing or authorized hereafter.
"Company" means National Storage Affiliates Trust, a Maryland real estate investment trust.
"Disability" means, shall mean, unless otherwise provided by the Committee in the Grantee's Award Agreement, the occurrence of an event which would entitle the Grantee to the payment of disability income under an approved long-term disability income plan or a long-term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed upon or with respect to any Award under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	86

"Dividend Equivalent Right" means a right awarded under Section 8 of the Plan to receive (or have credited) the equivalent value of dividends paid on Common Shares.
"Effective Date" means May 13, 2024.
"Eligible Person" means any (i) individual employed by any of the Company or its Subsidiaries; provided, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) Trustee or officer of any of the Company or its Subsidiaries; or (iii) consultant or advisor to any of the Company or its Subsidiaries who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.
"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Fair Market Value" per Share as of a particular date means (i) if Shares are then listed on a national securities exchange or quoted or reported on a national quotation system, the closing sales price per Share on the exchange or system for the applicable date or, if there are no sales on such date, for the last preceding date on which there was a sale of Shares on such exchange or system; (ii) if Shares are not then listed on a national securities exchange or quoted on a national quotation system but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the Shares in such over-the-counter market for the date in question, or, if there are no bid and asked prices on such date, for the last preceding date on which there was a sale of such Shares in such market; or (iii) if Shares are not then listed on a national securities exchange, quoted on a national quotation system or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the Shares are so listed or traded, the Committee may make such discretionary determinations where the Shares have not been traded for 10 trading days. Notwithstanding the foregoing, with respect to any "stock right" within the meaning of Section 409A of the Code, Fair Market Value shall not be less than the "fair market value" of the Shares determined in accordance with the final regulations promulgated under Section 409A of the Code.
"GAAP" means Generally Accepted Accounting Principles.
"Grantee" means an Eligible Person to whom an Award is granted hereunder.
"Incentive Share Option" means an "incentive stock option" within the meaning of Section 422(b) of the Code.
"Incumbent Trustees" means the members of the Board at the beginning of any consecutive 24 calendar month period.
"LTIP Unit" means a restricted limited partner profits interests in the Partnership.
"Non-Qualified Share Option" means an Option which is not an Incentive Share Option.
"Option" means the right to purchase, at a price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of Shares determined by the Committee.
"Option Price" means the price per Share, determined by the Committee, at which an Option may be exercised.
"OP Units" means units representing limited partner interests in the Partnership.
"Partnership" means NSA OP, LP, a Delaware limited partnership.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	87

"Performance Goals" have the meaning set forth in Section 10.
"Performance Period" means any period designated by the Committee for which Performance Criteria (as defined in Exhibit A) shall be calculated.
"Phantom Share" means a right, pursuant to the Plan, of the Grantee to payment of the Phantom Share Value in accordance with Section 7. A Phantom Share may also be known as a "Restricted Share Unit," which is an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain restrictions (which may include, without limitation, a requirement that the Grantee remain continuously employed or provide continuous services for a specified period of time).
"Phantom Share Value" per Phantom Share, means the Fair Market Value of a Share or, if so provided by the Committee, such Fair Market Value to the extent in excess of a base value established by the Committee at the time of grant (which base value may not be less than the Fair Market Value of the underlying Shares at the date of grant).
"Plan" means the Company's 2024 Equity Incentive Plan, as set forth herein and as the same may from time to time be amended.
"REIT" shall mean a real estate investment trust under Sections 856 through 860 of the Code.
"REIT Requirements" means the requirements to qualify as a REIT under the Code and the rules and regulations promulgated thereunder.
"Restricted Shares" means an award of Shares that are subject to restrictions in accordance with Section 6 below.
"Rule 16b-3" means Rule 16b-3 as promulgated by the Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
"Settlement Date" means the date determined under Section 7.4(c).
"Shares" means Common Shares of the Company.
"Share Appreciation Right" means a right described in Section 5.7.
"Subsidiary" means any corporation (other than the Company), partnership, limited liability company or other entity of which at least 50% of the economic interest in the equity or voting power is owned (directly or indirectly) by the Company. In the event the Company becomes such a subsidiary of another company (directly or indirectly), the provisions hereof applicable to Subsidiaries shall, unless otherwise determined by the Committee, also be applicable to such parent company.
"Termination of Service" means a Grantee's termination of employment or other service, as applicable, with the Company, its Subsidiaries and, as applicable, Affiliates. Cessation of service as an officer, Trustee, key employee, consultant, adviser or other personnel shall not be treated as a Termination of Service if the Grantee continues without interruption to serve thereafter in another one (or more) of such other capacities. With respect to any Award subject to Section 409A of the Code, Termination of Service shall be a "separation from service" as interpreted within the meaning of Section 409A of the Code and Treasury Regulation 1.409A-1(h).
"Trustee" means a non-employee member of the Board of Trustees of the Company or its Subsidiaries.
2.    EFFECTIVE DATE AND TERMINATION OF PLAN.
The effective date of the Plan is May 13, 2024. The Plan shall terminate on, and no Award shall be granted hereunder on or after, the 10-year anniversary of the approval of the Plan by the shareholders of the Company; provided, however, that the Board may at any time prior to that date terminate the Plan.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	88

3.    ADMINISTRATION OF PLAN.
(a)    The Plan shall be administered by the Committee. The Committee shall consist of at least two individuals each of whom shall be a "nonemployee director" as defined in Rule 16b-3 under the Exchange Act; provided that no action taken by the Committee (including without limitation grants) shall be invalidated because any or all of the members of the Committee fails to satisfy the foregoing requirements of this sentence. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member, provided that the Committee may approve the payment of any fees due a Trustee using Awards granted under the Plan in lieu of cash. Notwithstanding the other foregoing provisions of this Section 3(a), any Award under the Plan to a person who is a member of the Committee shall be made and administered by the Board. If no Committee is designated by the Board to act for these purposes, the Board shall have the rights and responsibilities of the Committee hereunder and under the Award Agreements.
(b)    Subject to the provisions of the Plan, the Committee shall in its discretion as reflected by the terms of the Award Agreements (i) authorize the granting of Awards to Eligible Persons; (ii) determine the eligibility of an Eligible Person to receive an Award (subject to the individual participant limitations provided hereunder), as well as determine the number of Shares to be covered under any Award Agreement, considering the position and responsibilities of the Eligible Person, the nature and value to the Company of the Eligible Person's present and potential contribution to the success of the Company whether directly or through its Subsidiaries or Affiliates and such other factors as the Committee may deem relevant; (iii) determine the terms, provisions and conditions of each Award (which may not be inconsistent with the terms of the Plan); (iv) prescribe the form of instruments evidencing such awards; (v) make recommendations to the Board with respect to any Award that is subject to Board approval; and (vi) take such other actions as are prescribed under the Plan, including, without limitation, Section 13 herein.
(c)    The Award Agreement shall contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee. In the event that any Award Agreement or other agreement hereunder provides (without regard to this sentence) for the obligation of the Company or any Subsidiary or Affiliate thereof to purchase or repurchase Shares from a Grantee or any other person, then, notwithstanding the provisions of the Award Agreement or such other agreement, such obligation shall not apply to the extent that the purchase or repurchase would not be permitted under governing state law. The Grantee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of the Plan and the Award Agreement.
(d)    Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any of the Company and its Subsidiaries, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except with respect to grants of Awards to persons (i) who are Trustees or (ii) who are subject to Section 16 of the Exchange Act.
(e)    Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any of the Company and its Subsidiaries, any Grantee, any holder or beneficiary of any Award, and any shareholder of the Company.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	89

(f)    Indemnification. No member of the Board, the Committee or any employee or agent of any of the Company and its Subsidiaries (each such Person, an "Indemnifiable Person") shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys' fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Indemnifiable Person with the Company's approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company's choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts, omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person's fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any of the Company and its Subsidiaries. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the organizational documents of any of the Company and its Subsidiaries, as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold such Indemnifiable Persons harmless.
(g)    Board Authority. Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to any Awards. Any such actions by the Board shall be subject to the applicable rules of the securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
(h)    For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Grantee or a duly authorized representative of the Company.
4.    SHARES AND UNITS SUBJECT TO THE PLAN.
4.1    In General.
(a)    The Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee, including, without limitation, attainment of Performance Criteria. Awards may be granted in respect of Shares, OP Units and/or LTIP Units. Subject to adjustments as provided in Section 14, the total number of Shares subject to Awards granted under the Plan, in the aggregate, may not exceed 3,250,000 Shares. Shares issued by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase or a combination of the foregoing.
(b)    Other than (A) as a result of a Termination of Service or (B) in connection with a Change in Control or an event set forth in Section 14(a) hereof, each Grant issued to an Eligible Person shall include a minimum vesting period of no less than one year from the date of Grant prior to which time no portion of the Grant

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	90

shall be or become exercisable or free of restriction, unless the Committee otherwise exercises its discretion to accelerate the vesting of the Grant.
(c)    Shares subject to Dividend Equivalent Rights, other than Dividend Equivalent Rights based directly on the dividends payable with respect to Shares subject to Options or the dividends payable on a number of Shares corresponding to the number of Phantom Shares awarded, or the dividends payable on a number of Shares corresponding to the number of LTIP Units awarded, shall be subject to the limitation of Section 4.1(a). If any Phantom Shares, Dividend Equivalent Rights or other equity-based Awards under Section 9 are paid out in cash, then, notwithstanding Section 4.1(a) above, the underlying Shares may again be made the subject of Awards under the Plan.
(d)    Any certificates for Shares or other evidence of ownership issued hereunder may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the Award Agreement, or as the Committee may otherwise deem appropriate.
(e)    Notwithstanding any provision hereunder, no Award hereunder shall be exercisable or eligible for settlement if, as a result of either the ability to exercise or settle, or the exercise or settlement of such Award, the Company would not satisfy the REIT Requirements in any respect.
(f)    The maximum number of Shares subject to Awards granted during a single fiscal year to any Trustee, for services rendered as a Trustee, taken together with any cash fees paid to such Trustee during the fiscal year, shall not exceed $750,000 in total value in respect of any fiscal year of the Trustee's service on the Board (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). For purposes of the preceding sentence, any Awards granted to and any cash fees paid to a Trustee shall be taken into account in the fiscal year in which such Awards and/or fees are granted and/or are earned, rather than settled or paid.
(g)    If any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without the issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Share Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. No shares shall be deemed to have been issued in settlement of a Share Appreciation Right or a Restricted Share Unit that provides for settlement only in cash and settles only in cash.
(h)    Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in the assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines ("Substitute Awards"). Substitute Awards shall not be counted against the Absolute Share Limit; provided, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code shall be counted against the aggregate number of Shares available for Awards of Incentive Share Options under the Plan. Subject to applicable share exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for issuance under the Plan.

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	91

5.    PROVISIONS APPLICABLE TO SHARE OPTIONS.
5.1    Grant of Option.
Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those Eligible Persons to whom Options are to be granted and the number of Shares to be optioned to each Eligible Person; (ii) determine whether to grant Options intended to be Incentive Share Options, or to grant Non-Qualified Share Options, or both (to the extent that any Option does not qualify as an Incentive Share Option, it shall constitute a separate Non-Qualified Share Option); provided that Incentive Share Options may only be granted to employees of the Company or its Subsidiaries; (iii) determine the time or times when and the manner and condition in which each Option shall be exercisable and the duration of the exercise period; (iv) designate each Option as one intended to be an Incentive Share Option or as a Non-Qualified Share Option; and (v) determine or impose other conditions to the grant or exercise of Options under the Plan as it may deem appropriate.
5.2    Option Price.
The Option Price shall be determined by the Committee on the date the Option is granted and reflected in the Award Agreement, as the same may be amended from time to time. Any particular Award Agreement may provide for different Option Prices for specified amounts of Shares subject to the Option; provided that the Option Price with respect to each Option shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted.
5.3    Period of Option and Vesting.
(a)    Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the 10th anniversary of the date of grant or shall have such other term (which may be shorter, but not longer, in the case of Incentive Share Options) as is set forth in the applicable Award Agreement (except that, in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners) who is granted an Incentive Share Option, the term of such Option shall be no more than five years from the date of grant). The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement. If the Option (other than in the case of an Incentive Share Option) would expire at a time when trading in the Shares is prohibited by the Company's insider trading policy (or Company-imposed "blackout period"), then the period for exercising such Option shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.
(b)    Each Option, to the extent that the Grantee thereof has not had a Termination of Service and the Option has not otherwise lapsed, expired, terminated or been forfeited, shall first become exercisable (vested) according to the terms and conditions set forth in the Award Agreement, as determined by the Committee at the time of grant. Unless otherwise provided in the Award Agreement or herein, no Option (or portion thereof) shall ever be exercisable if the Grantee has a Termination of Service before the time at which such Option (or portion thereof) would otherwise have become exercisable, and any Option that would otherwise become exercisable after such Termination of Service shall not become exercisable and shall be forfeited upon such termination. Notwithstanding the foregoing provisions of this Section 5.3(b), Options exercisable pursuant to the schedule set forth by the Committee at the time of grant may be fully or more rapidly exercisable or otherwise vested at any time in the discretion of the Committee. Upon and after the death of any Grantee, such Grantee's Options, if and to the extent otherwise exercisable hereunder or under the applicable Award Agreement after the Grantee's death, may be exercised by the Successors of the Grantee.
5.4    Exercisability Upon and After Termination of Grantee.
(a)    Except as provided in an applicable employment agreement or Award Agreement, in the event a Grantee of an Option has a Termination of Service other than by the Company or its Subsidiaries for Cause or other than by reason of death or Disability, no exercise of a vested Option may occur after the expiration of the three-month period to follow the termination, or if earlier, the expiration of the term of the Option as provided under Section 5.3(a); provided that, if the Grantee should die after the Termination of Service, such termination being for

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	92

a reason other than Disability or Cause, but while the Option is still in effect, the Option (if and to the extent otherwise exercisable by the Grantee at the time of death) may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Grantee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3(a).
(b)    Subject to provisions of the Award Agreement, in the event the Grantee has a Termination of Service on account of death or Disability, the Option to the extent vested may be exercised until the earlier of (i) one year from the date of the Termination of Service of the Grantee, or (ii) the date on which the term of the Option expires in accordance with Section 5.3.
(c)    Notwithstanding any other provision hereof, unless otherwise provided in the employment agreement or Award Agreement, if the Grantee has a Termination of Service by the Company, a Subsidiary or Affiliate for Cause the Grantee's Options, to the extent then unexercised, shall thereupon cease to be exercisable and shall be forfeited forthwith (whether or not the Options were exercisable previously).
(d)    Except as may otherwise be expressly set forth in this Section 5, and except as may otherwise be expressly provided under the Award Agreement, no provision of this Section 5 is intended to or shall permit the exercise of the Option to the extent the Option was not exercisable before or upon Termination of Service.
5.5    Exercise of Options.
(a)    Subject to vesting, restrictions on exercisability and other restrictions provided for hereunder or otherwise imposed in accordance herewith, an Option may be exercised, and payment in full of the aggregate Option Price made, by a Grantee only by written notice (in the form prescribed by the Committee) to the Company or its designee specifying the number of Shares to be purchased.
(b)    Without limiting the scope of the Committee's discretion hereunder, the Committee may impose such other restrictions on the exercise of Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.
5.6    Payment.
(a)    The aggregate Option Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods:
(i)    a certified or bank cashier's check;
(ii)    subject to Section 12(e), the proceeds of a Company loan program or third-party sale program or a notice acceptable to the Committee given as consideration under such a program, in each case if permitted by the Committee in its discretion, if such a program has been established and the Grantee is eligible to participate therein;
(iii)    if approved by the Committee in its discretion, Shares of previously owned Common Shares, which have been previously owned for more than six months, having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price;
(iv)    other than as prohibited under Section 13(k) of the Exchange Act, if approved by the Committee in its discretion, through the written election of the Grantee to have Shares withheld by the Company from the Shares otherwise to be received, with such withheld Shares having an aggregate Fair Market Value on the date of exercise equal to the aggregate Option Price; or
(v)    by any combination of such methods of payment or any other method acceptable to the Committee in its discretion.
(b)    Except in the case of Options exercised by certified or bank cashier's check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without

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limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Shares as payment upon exercise of an Option.
(c)    The Committee shall provide in the Award Agreement the extent (if any) to which an Option may be exercised with respect to any fractional Share, including whether any fractional Shares resulting from a Grantee's exercise may be paid in cash.
5.7    Share Appreciation Rights.
The Committee, in its discretion, may also grant a Share Appreciation Right by permitting the Grantee to elect to receive (taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate), upon the exercise of an Option, Shares with an aggregate Fair Market Value equal to the excess of the Fair Market Value of the Shares with respect to which the Option is being exercised over the aggregate Option Price, as determined as of the day the Option is exercised; provided that, after consideration of possible accounting issues, the Committee may permit a Share Appreciation Right to be settled in a combination of Shares and cash, or exclusively in cash, with an aggregate Fair Market Value (or, to the extent of payment in cash, in an amount) equal to such excess. Without limiting the Committee's discretion hereunder, the Committee is expressly authorized to cause the grant of a Share Appreciation Right (i) in tandem with an otherwise exercisable underlying Option, by having the method of exercise under this Section 5.7 apply in addition to other methods of exercise, as to all or a portion of any particular Award under this Section 5, or (ii) as a free-standing right, by having the method of exercise under this Section 5.7 be the exclusive method of exercise. If the period for exercising a Share Appreciation Right would expire at a time when trading in the Shares is prohibited by the Company's insider trading policy (or Company-imposed "blackout period"), then the exercise Period for the Share Appreciation Right shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition.
5.8    Exercise by Successors.
An Option may be exercised, and payment in full of the aggregate Option Price made, by the Successors of the Grantee only by written notice (as may be prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Option Price will be paid in full, or that the Option will be exercised as otherwise provided hereunder, in the discretion of the Company or the Committee, if and as applicable.
5.9    Non-transferability of Option.
Except if otherwise provided in the applicable Award Agreement, each Option granted under the Plan shall be nontransferable by the Grantee except by will or the laws of descent and distribution of the state wherein the Grantee is domiciled at the time of his death; provided, however, that the Committee may (but need not) permit other transfers, where the Committee concludes that such transferability (i) does not result in accelerated U.S. federal income taxation, (ii) does not cause any Option intended to be an Incentive Share Option to fail to be described in Section 422(b) of the Code, (iii) complies with applicable law, including securities laws, and (iv) is otherwise appropriate and desirable.
5.10    Certain Incentive Share Option Provisions.
(a)    In no event may an Incentive Share Option be granted other than to employees of the Company or a "subsidiary corporation" (as defined in Section 424(f) of the Code) or a "parent corporation" (as defined in Section 424(e) of the Code) with respect to the Company. The aggregate Fair Market Value, determined as of the date an Option is granted, of the Common Shares for which any Grantee may be awarded Incentive Share Options which are first exercisable by the Grantee during any calendar year under the Plan (or any other stock option plan required to be taken into account under Section 422(d) of the Code) shall not exceed $100,000. To the extent the $100,000 limit referred to in the preceding sentence is exceeded, an Option will be treated as a Non-Qualified Share Option.
(b)    If Shares acquired upon exercise of an Incentive Share Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by an Grantee prior to the expiration of

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either two years from the date of grant of such Option or one year from the transfer of Shares to the Grantee pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Grantee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any Affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such Affiliate) an amount equal to any withholding tax the Company (or Affiliate) is required to pay as a result of the disqualifying disposition.
(c)    Without limiting the application of Section 5.2, the Option Price with respect to each Incentive Share Option shall not be less than 100%, or 110% in the case of an individual described in Section 422(b)(6) of the Code (relating to certain 10% owners), of the Fair Market Value of a Share on the day the Option is granted. In the case of an individual described in Section 422(b)(6) of the Code who is granted an Incentive Share Option, the term of such Option shall be no more than five years from the date of grant.
6.    PROVISIONS APPLICABLE TO RESTRICTED SHARES.
6.1    Grant of Restricted Shares.
(a)    In connection with the grant of Restricted Shares, whether or not Performance Goals (as provided for under Section 10) apply thereto, the Committee shall establish one or more vesting periods with respect to the Restricted Shares granted, the length of which shall be determined in the discretion of the Committee and set forth in the applicable Award Agreement. Subject to the provisions of this Section 6, the applicable Award Agreement and the other provisions of the Plan, restrictions on Restricted Shares shall lapse if the Grantee satisfies all applicable employment or other service requirements through the end of the applicable vesting period. The Committee also may authorize the granting of Shares that are immediately vested, but otherwise subject to the provisions of the Plan applicable to Restricted Shares.
(b)    Subject to the other terms of the Plan, the Committee may, in its discretion as reflected by the terms of the applicable Award Agreement: (i) authorize the granting of Restricted Shares to Eligible Persons; (ii) provide a specified purchase price for the Restricted Shares if desired (whether or not the payment of a purchase price is required by any state law applicable to the Company); (iii) determine the restrictions applicable to Restricted Shares and (iv) determine or impose other conditions, including any applicable Performance Goals, to the grant of Restricted Shares under the Plan as it may deem appropriate.
6.2    Certificates.
(a)    In the discretion of the Committee, each Grantee of Restricted Shares may be issued a certificate in respect of Restricted Shares awarded under the Plan. Each such certificate shall be registered in the name of the Grantee. A "book entry" (by computerized or manual entry) shall be made in the records of the Company or its designee to evidence an award of Restricted Shares where no certificate is issued in the name of the Grantee. Each certificate, if any, shall be registered in the name of the Grantee and may include any legend which the Committee deems appropriate to reflect any restrictions on transfer hereunder or under the applicable Award Agreement, or as the Committee may otherwise deem appropriate, and, without limiting the generality of the foregoing, shall bear a legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE NATIONAL STORAGE AFFILIATES TRUST 2024 EQUITY INCENTIVE PLAN AND AN AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND NATIONAL STORAGE AFFILIATES TRUST, COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF NATIONAL STORAGE AFFILIATES TRUST AT 8400 EAST PRENTICE AVENUE, 9TH FLOOR, GREENWOOD VILLAGE, COLORADO.

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(b)    If the Committee exercises its discretion and has share certificates issued in respect of Restricted Shares, then the Committee shall require that any certificates evidencing such Shares be held in custody by the Company or its designee until the restrictions thereon shall have lapsed, and may in its discretion require that, as a condition of any Award of Restricted Shares, the Grantee shall have delivered to the Company or its designee a share power, endorsed in blank, relating to the shares covered by such Restricted Share Award. If and when such restrictions so lapse, any share certificates shall be delivered by the Company to the Grantee or his or her designee (and the share power shall be so delivered or shall be discarded).
6.3    Restrictions and Conditions.
Unless otherwise provided by the Committee in an Award Agreement, the Restricted Shares awarded pursuant to the Plan shall be subject to the following restrictions and conditions:
(a)    Subject to the provisions of the Plan and the applicable Award Agreements, during a period commencing with the date of such Award and ending on the date the period of forfeiture with respect to such Restricted Shares lapses, the Grantee shall not be permitted voluntarily or involuntarily to sell, transfer, pledge, anticipate, alienate, encumber or assign Restricted Shares awarded under the Plan (or have such Shares attached or garnished). Subject to the provisions of the applicable Award Agreements and clause 6.3(c) below, the period of forfeiture with respect to Restricted Shares granted hereunder shall lapse as provided in the applicable Award Agreement. Notwithstanding the foregoing, unless otherwise expressly provided by the Committee, the period of forfeiture with respect to such Restricted Shares shall only lapse as to whole Shares.
(b)    Except as provided in the foregoing clause 6.3(a), below in this clause 6.3(b), in Section 14 or as otherwise provided in the applicable Award Agreement, the Grantee shall have, in respect of the Restricted Shares, all of the rights of a shareholder of the Company, including the right to vote the Shares, and, except as provided below, the right to receive any cash dividends; provided, however, that, if provided in an Award Agreement, cash dividends on such Shares shall be (A) held by the Company (unsegregated as a part of its general assets) until the period of forfeiture lapses (and forfeited if the underlying Shares are forfeited), and paid over to the Grantee (without interest) as soon as practicable after such period lapses (if not forfeited), or (B) treated as may otherwise be provided in an Award Agreement.
(c)    Except as otherwise provided in an applicable employment agreement or Award Agreement, if the Grantee has a Termination of Service for any reason during the applicable period of forfeiture, then (A) all Shares still subject to restriction shall thereupon, and with no further action, be forfeited by the Grantee, and (B) the Company shall pay to the Grantee as soon as practicable (and in no event more than 30 days) after such termination an amount, if any, equal to the lesser of (x) the amount paid by the Grantee, if any, for such forfeited Restricted Shares as contemplated by Section 6.1, and (y) the Fair Market Value on the date of termination of the forfeited Restricted Shares.
7.    PROVISIONS APPLICABLE TO RESTRICTED SHARE UNITS OR PHANTOM SHARES.
7.1    Grant of Restricted Share Units or Phantom Shares.
Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement:
(i)    authorize the granting of Phantom Shares to Eligible Persons; and
(ii)    determine or impose other conditions to the grant of Phantom Shares under the Plan as it may deem appropriate.
7.2    Term.
The Committee may provide in an Award Agreement that any particular Phantom Share shall expire at the end of a specified term.

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7.3    Vesting.
(a)    Subject to the provisions of an applicable Award Agreement and Section 7.3(b), Phantom Shares shall vest as provided in the applicable Award Agreement.
(b)    Unless otherwise determined by the Committee in an applicable Award Agreement, in the event that a Grantee has a Termination of Service, any and all of the Grantee's Phantom Shares which have not vested prior to or as of such termination shall thereupon, and with no further action, be forfeited and cease to be outstanding and the Grantee's vested Phantom Shares shall be settled as set forth in Section 7.4.
7.4    Settlement of Restricted Share Units and Phantom Shares.
(a)    Except as otherwise provided by the Committee, each vested and outstanding Phantom Share shall be settled by the transfer to the Grantee of one Share; provided, however, that, the Committee at the time of grant (or, in the appropriate case, as determined by the Committee, thereafter) may provide that, after consideration of possible accounting issues, a Phantom Share may be settled (i) in cash at the applicable Phantom Share Value, (ii) in cash or by transfer of Shares as elected by the Grantee in accordance with procedures established by the Committee (if any) or (iii) in cash or by transfer of Shares as elected by the Company.
(b)    Payment (whether of cash or Shares) in respect of Phantom Shares shall be settled with a single-sum payment or distribution by the Company; provided that, with respect to Phantom Shares of a Grantee which have a common Settlement Date, the Committee (taking into account, without limitation, Section 409A of the Code, as the Committee may deem appropriate) may permit the Grantee to elect in accordance with procedures established by the Committee to receive installment payments over a period not to exceed 10 years. If the Grantee's Phantom Shares are paid out in installment payments, such installment payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.
(c)    (i)    Unless otherwise provided in the applicable Award Agreement, the "Settlement Date" with respect to a Phantom Share is the first day of the month to follow the date on which the Phantom Share vests; provided, however, that a Grantee may elect at or prior to grant, if permitted by and in accordance with procedures to be established by the Committee, that such Settlement Date will be deferred as elected by the Grantee to the first day of the month to follow the Grantee's Termination of Service, or such other time as may be permitted by the Committee. Notwithstanding the prior sentence, all initial elections to defer the Settlement Date shall be made in accordance with the requirements of Section 409A of the Code. In addition, unless otherwise determined by the Committee, any subsequent elections under this Section 7.4(c)(i) must, except as may otherwise be permitted under the rules applicable under Section 409A of the Code, (A) not be effective for at least one year after they are made, or, in the case of payments to commence at a specific time, be made at least one year before the first scheduled payment and (B) defer the commencement of distributions (and each affected distribution) for at least five years.
(ii)    Notwithstanding Section 7.4(c)(i), the Committee may provide that distributions of Phantom Shares can be elected at any time in those cases in which the Phantom Share Value is determined by reference to Fair Market Value to the extent in excess of a base value, rather than by reference to unreduced Fair Market Value.
(iii)    Notwithstanding the foregoing, the Settlement Date, if not earlier pursuant to this Section 7.4(c), is the date of the Grantee's death.
(d)    Notwithstanding the other provisions of this Section 7, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, in the event of a Change in Control, the Settlement Date shall be the date of such Change in Control and all amounts due with respect to Phantom Shares to a Grantee hereunder shall be paid as soon as practicable (but in no event more than 30 days) after such Change in Control, unless such Grantee elects otherwise in accordance with procedures established by the Committee.

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(e)    Notwithstanding any other provision of the Plan, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, a Grantee may receive any amounts to be paid in installments as provided in Section 7.4(b) or deferred by the Grantee as provided in Section 7.4(c) in the event of an "Unforeseeable Emergency." For these purposes, an "Unforeseeable Emergency" means an event that would cause a severe financial hardship to the Grantee resulting from (x) a sudden and unexpected illness or accident of the Grantee or "dependent," as defined in Section 152(a) of the Code, of the Grantee, (y) loss of the Grantee's property due to casualty, or (z) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Grantee. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved:
(i)    through reimbursement or compensation by insurance or otherwise,
(ii)    by liquidation of the Grantee's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or
(iii)    by future cessation of the making of additional deferrals with respect to Phantom Shares.
Without limitation, the need to send a Grantee's child to college or the desire to purchase a home shall not constitute an Unforeseeable Emergency. Distributions of amounts because of an Unforeseeable Emergency shall be permitted to the extent reasonably needed to satisfy the emergency need.
7.5    Other Phantom Share Provisions.
(a)    Except as permitted by the Committee, rights to payments with respect to Phantom Shares granted under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, levy, execution, or other legal or equitable process, either voluntary or involuntary; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish, or levy or execute on any right to payments or other benefits payable hereunder, shall be void.
(b)    A Grantee may designate in writing, on forms to be prescribed by the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death and may amend or revoke such designation at any time. If no beneficiary designation is in effect at the time of a Grantee's death, payments hereunder shall be made to the Grantee's estate. If a Grantee with a vested Phantom Share dies, such Phantom Share shall be settled and the Phantom Share Value in respect of such Phantom Shares paid, and any payments deferred pursuant to an election under Section 7.4(c) shall be accelerated and paid, as soon as practicable (but no later than 60 days) after the date of death to such Grantee's beneficiary or estate, as applicable.
(c)    The Committee may, taking into account, without limitation, the application of Section 409A of the Code, as the Committee may deem appropriate, establish a program under which distributions with respect to Phantom Shares may be deferred for periods in addition to those otherwise contemplated by the foregoing provisions of this Section 7. Such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.
(d)    Notwithstanding any other provision of this Section 7, any fractional Phantom Share will be paid out in cash at the Phantom Share Value as of the Settlement Date.
(e)    No Phantom Share shall be construed to give any Grantee any rights with respect to Shares or any ownership interest in the Company. Except as may be provided in accordance with Section 8, no provision of the Plan shall be interpreted to confer upon any Grantee of a Phantom Share any voting, dividend or derivative or other similar rights with respect to any Phantom Share.

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7.6    Claims Procedures.
(a)    To the extent that the Plan is determined by the Committee to be subject to the Employee Retirement Income Security Act of 1974, as amended, the Grantee, or his beneficiary hereunder or authorized representative, may file a claim for payments with respect to Phantom Shares under the Plan by written communication to the Committee or its designee. A claim is not considered filed until such communication is actually received. Within 90 days (or, if special circumstances require an extension of time for processing, 180 days, in which case notice of such special circumstances should be provided within the initial 90-day period) after the filing of the claim, the Committee will either:
(i)    approve the claim and take appropriate steps for satisfaction of the claim; or
(ii)    if the claim is wholly or partially denied, advise the claimant of such denial by furnishing to the claimant a written notice of such denial setting forth (A) the specific reason or reasons for the denial; (B) specific reference to pertinent provisions of the Plan on which the denial is based and, if the denial is based in whole or in part on any rule of construction or interpretation adopted by the Committee, a reference to such rule, a copy of which shall be provided to the claimant; (C) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of the reasons why such material or information is necessary; and (D) a reference to this Section 7.6 as the provision setting forth the claims procedure under the Plan.
(b)    The claimant may request a review of any denial of his claim by written application to the Committee within 60 days after receipt of the notice of denial of such claim. Within 60 days (or, if special circumstances require an extension of time for processing, 120 days, in which case notice of such special circumstances should be provided within the initial 60-day period) after receipt of written application for review, the Committee will provide the claimant with its decision in writing, including, if the claimant's claim is not approved, specific reasons for the decision and specific references to the Plan provisions on which the decision is based.
8.    PROVISIONS APPLICABLE TO DIVIDEND EQUIVALENT RIGHTS.
8.1    Grant of Dividend Equivalent Rights.
Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the Award Agreements, authorize the granting of Dividend Equivalent Rights to Eligible Persons based on the regular cash dividends declared on Common Shares, to be credited as of the dividend payment dates, during the period between the date an Award is granted, and the date such Award is exercised, vests or expires, as determined by the Committee. Such Dividend Equivalent Rights shall be converted to cash or additional Shares by such formula and at such time and subject to such limitation as may be determined by the Committee. With respect to Dividend Equivalent Rights granted with respect to Options intended to be qualified performance-based compensation, such Dividend Equivalent Rights shall be payable regardless of whether such Option is exercised. If a Dividend Equivalent Right is granted in respect of another Award hereunder, then, unless otherwise stated in the Award Agreement, or, in the appropriate case, as determined by the Committee, in no event shall the Dividend Equivalent Right be in effect for a period beyond the time during which the applicable portion of the underlying Award is in effect.
8.2    Certain Terms.
(a)    The term of a Dividend Equivalent Right shall be set by the Committee in its discretion.
(b)    Unless otherwise determined by the Committee, except as contemplated by Section 8.4, a Dividend Equivalent Right is exercisable or payable only while the Grantee is an Eligible Person.
(c)    Payment of the amount determined in accordance with Section 8.1 shall be in cash, in Common Shares or a combination of both, as determined by the Committee.
(d)    The Committee may impose such employment-related conditions on the grant of a Dividend Equivalent Right as it deems appropriate in its discretion.

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8.3    Other Types of Dividend Equivalent Rights.
The Committee may establish a program under which Dividend Equivalent Rights of a type whether or not described in the foregoing provisions of this Section 8 may be granted to Grantees. For example, and without limitation, the Committee may grant a Dividend Equivalent Right in respect of each Share subject to an Option or with respect to a Phantom Share, an LTIP Unit and/or OP Unit, which right would consist of the right (subject to Section 8.4) to receive a cash payment in an amount equal to the dividend distributions paid on a Share from time to time.
8.4    Deferral.
The Committee may establish a program or programs (taking into account, without limitation, the possible application of Section 409A of the Code, as the Committee may deem appropriate) under which Grantees (i) will have Phantom Shares credited, subject to the terms of Sections 7.4 and 7.5 as though directly applicable with respect thereto, upon the granting of Dividend Equivalent Rights, or (ii) will have payments with respect to Dividend Equivalent Rights deferred. In the case of the foregoing clause (ii), such program may include, without limitation, provisions for the crediting of earnings and losses on unpaid amounts, and, if permitted by the Committee, provisions under which Grantees may select from among hypothetical investment alternatives for such deferred amounts in accordance with procedures established by the Committee.
9.    OTHER EQUITY-BASED AWARDS AND CASH-BASED INCENTIVE AWARDS
The Committee shall have the right to grant other Awards based upon the Common Shares having such terms and conditions as the Committee may determine, including, without limitation, an Award granted or denominated in Shares or units of Shares based upon certain conditions or denominated in other equity interests, including, without limitation, equity interests of the Partnership, such as LTIP Units that are convertible or exchangeable into Shares, or equity interests in other Subsidiaries. The Committee may grant Cash-Based Incentive Awards under the Plan to any Eligible Person. Each Cash-Based Incentive Award granted under the Plan shall be evidenced in such form as the Committee may determine from time to time.
10.    PERFORMANCE GOALS.
The Committee, in its discretion, may, in the case of any Awards intended to be performance-based incentives ("Performance-Based Awards"), (i) establish one or more Performance Goals ("Performance Goals") as a precondition to the issuance or vesting of Awards, and (ii) provide, in connection with the establishment of the Performance Goals, for predetermined Awards to those Grantees (who continue to meet all applicable eligibility requirements) with respect to whom the applicable Performance Goals are satisfied. The Performance Goals may be based upon the criteria set forth in Exhibit A hereto which is hereby incorporated herein by reference as though set forth in full. Prior to the award or vesting, as applicable, of affected Awards hereunder, the Committee shall have certified (which certification may be provided by a third party) that any applicable Performance Goals, and other material terms of the Award, have been satisfied.
11.    TAX WITHHOLDING.
11.1    In General.
The Company, or a properly designated paying agent, shall be entitled to withhold from any payments or deemed payments any amount of tax withholding determined by the Committee to be required by law. Without limiting the generality of the foregoing, the Committee may, in its discretion, require the Grantee to pay to the Company at such time as the Committee determines the amount that the Committee deems necessary to satisfy the Company's obligation to withhold federal, state or local income or other taxes incurred by reason of (i) the exercise of any Option, (ii) the lapsing of any restrictions applicable to any Restricted Shares, (iii) the receipt of a distribution in respect of Phantom Shares or Dividend Equivalent Rights or (iv) any other applicable income-recognition event (for example, an election under Section 83(b) of the Code).

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11.2    Share Withholding.
(a)    Upon exercise of an Option, the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares then issued withheld by the Company from the Shares otherwise to be received, or to deliver previously owned Shares, in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable withholding taxes. Where the exercise of an Option does not give rise to an obligation by the Company to withhold federal, state or local income or other taxes on the date of exercise, but may give rise to such an obligation in the future, the Committee may, in its discretion, make such arrangements and impose such requirements as it deems necessary or appropriate.
(b)    Upon lapsing of restrictions on Restricted Shares (or other income-recognition event), the Grantee may, if approved by the Committee in its discretion, make a written election to have Shares withheld by the Company from the Shares otherwise to be released from restriction, or to deliver previously owned whole Shares (not subject to restrictions hereunder) (for which such holder has good title, free and clear of all liens and encumbrances), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, the number of Shares so withheld or delivered shall have an aggregate Fair Market Value on the date of vesting sufficient to satisfy the applicable withholding taxes.
(c)    Upon the making of a distribution in respect of Phantom Shares or Dividend Equivalent Rights, the Grantee may, if approved by the Committee in its discretion, make a written election to have amounts (which may include Shares) withheld by the Company from the distribution otherwise to be made, or to deliver previously owned whole Shares (not subject to restrictions hereunder) (for which such holder has good title, free and clear of all liens and encumbrances), in order to satisfy the liability for such withholding taxes. In the event that the Grantee makes, and the Committee permits, such an election, any Shares so withheld or delivered shall have an aggregate Fair Market Value on the date distribution and settlement of the Phantom Shares and/or Dividend Equivalent Rights sufficient to satisfy the applicable withholding taxes.
11.3    Withholding Required.
Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the Grantee's satisfaction of any tax-withholding requirements imposed by the Committee shall be a condition precedent to the Company's obligation as may otherwise be provided hereunder to provide Shares to the Grantee and to the release of any restrictions as may otherwise be provided hereunder, as applicable; and the applicable Option, Restricted Shares, Phantom Shares or Dividend Equivalent Rights shall be forfeited upon the failure of the Grantee to satisfy such requirements with respect to, as applicable, (i) the exercise of the Option, (ii) the lapsing of restrictions on the Restricted Shares (or other income- recognition event) or (iii) distributions in respect of any Phantom Share or Dividend Equivalent Right.
11.4    No Section 83(b) Elections Without Consent of Company.
Except with respect to LTIP Units, no election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by the action of the Company in writing prior to the making of such election. If a Grantee, in connection with the acquisition of LTIP Units or Shares, under the Plan or otherwise, is expressly permitted to make such election and the Grantee makes the election, the Grantee shall notify the Company of such election within ten (10) days after filing the notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.
12.    REGULATIONS AND APPROVALS.
(a)    The obligation of the Company to sell Shares with respect to an Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

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(b)    The Committee may make such changes to the Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority or to obtain tax benefits applicable to an Award.
(c)    Each grant of Options, Restricted Shares, Phantom Shares (or issuance of Shares in respect thereof) or Dividend Equivalent Rights (or issuance of Shares in respect thereof), or other Award under Section 9 (or issuance of Shares in respect thereof), is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Options, Restricted Shares, Phantom Shares, Dividend Equivalent Rights, other Awards or other Shares, no payment shall be made, or Phantom Shares or Shares issued or grant of Restricted Shares or other Award made, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.
(d)    In the event that the disposition of shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares are acquired for investment only and not with a view to distribution and that such Shares will be disposed of only if registered for sale under the Securities Act or if there is an available exemption for such disposition.
(e)    Notwithstanding any other provision of the Plan, the Company shall not be required to take or permit any action under the Plan or any Award Agreement which, in the good-faith determination of the Company, would result in a material risk of a violation by the Company of Section 13(k) of the Exchange Act.
(f)    The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company's acquisition of Shares from the public markets, the Company's issuance of Common Shares to the Grantee, the Grantee's acquisition of Common Shares from the Company and/or the Grantee's sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Grantee an amount equal to the excess of (I) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof cancelled (determined as of the applicable exercise date, or the date that the Shares would have been vested or issued, as applicable); over (II) the aggregate Option Price (in the case of an Option or Share Appreciation Right, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award). Such amount shall be delivered to the Grantee as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Shares, Restricted Share Units or Other Equity-Based Awards, provide the Grantee with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Share Units or Other Equity-Based Awards, or the underlying shares in respect thereof.
13.    INTERPRETATION AND AMENDMENTS; OTHER RULES.
(a)    The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. In the event of conflict between the terms of the Plan and an Award Agreement in a circumstance in which no employment agreement between the Company and the Grantee includes any provisions conflicting with the Plan or an Award agreement, the Award Agreement shall control. In the event of a conflict between the terms of an Award Agreement and an employment agreement between the Company and the Grantee, absent language to the contrary, the terms of such employment agreement shall control and be binding. Without limiting the generality of the foregoing, the Committee may (i) determine the extent, if any, to which Options, Phantom Shares or Shares (whether or not Restricted Shares), Dividend Equivalent Rights or other equity-based Awards shall be forfeited (whether or not such forfeiture is expressly contemplated hereunder); (ii) interpret the Plan and the Award Agreements hereunder, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee's

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interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control; and (iii) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In the event of any dispute or disagreement as to the interpretation of the Plan or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan, the decision of the Committee, except as provided in clause (ii) of the foregoing sentence, shall be final and binding upon all persons. Unless otherwise expressly provided hereunder, the Committee, with respect to any grant, may exercise its discretion hereunder at the time of the Award or thereafter. Notwithstanding any provision in the Plan to the contrary, no Option or Share Appreciation Right (granted pursuant to Section 5.7) issued under the Plan may be amended to reduce the Option Price or the exercise price of such Share Appreciation Right below the Option Price or exercise price as of the date the Option or Share Appreciation Right was granted. Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to (iv) designate Grantees; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, Shares, LTIP Units, other securities, other Awards or other property, or cancelled, forfeited, suspended or accelerated and the method or methods by which Awards may be settled, exercised, cancelled, forfeited, suspended or accelerated; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of Grantee or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(b)    The Board may amend the Plan as it shall deem advisable, except that no amendment may adversely affect a Grantee with respect to an Award previously granted without such Grantee's written consent unless such amendments are required in order to comply with applicable laws; provided, however, that the Plan may not be amended without shareholder approval in any case in which amendment in the absence of shareholder approval would cause the Plan to fail to comply with any applicable legal requirement or applicable exchange or similar rule.
(c)    Notwithstanding Section 13(a) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without shareholder approval. For this purpose, a "repricing" means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from actions described in Section 14(a) hereof), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Share, unless the cancellation and exchange occurs in connection with a Change in Control or an event set forth in Section 14(a) hereof.
14.    CHANGES IN CAPITAL STRUCTURE.
(a)    If (i) the Company or its Subsidiaries shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or shares of the Company or its Subsidiaries or a transaction similar thereto, (ii) any share dividend, share split, reverse share split, share combination, reclassification, recapitalization or other similar change in the capital structure of the Company or its Subsidiaries, or any distribution to holders of Common Shares other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the outstanding Awards, then:
(A)    the maximum aggregate number and kind of Shares which may be made subject to Options and Dividend Equivalent Rights under the Plan, the maximum aggregate number and kind of Restricted Shares that may be granted under the Plan, and the maximum aggregate number

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of Phantom Shares and other Awards which may be granted under the Plan may be appropriately adjusted by the Committee in its discretion; and
(B)    the Committee shall take any such action as in its discretion shall be necessary to maintain each Grantees' rights hereunder (including under their Award Agreements) with respect to Options, Phantom Shares and Dividend Equivalent Rights (and, as appropriate, other Awards under the Plan), so that they are substantially proportionate to the rights existing in such Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan) prior to such event, including, without limitation, adjustments in (A) the number of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan) granted, (B) the number and kind of shares or other property to be distributed in respect of Options, Phantom Shares and Dividend Equivalent Rights (and other Awards under the Plan, as applicable), (C) the Option Price and Phantom Share Value, and (D) performance-based criteria established in connection with Awards; provided that, in the discretion of the Committee, the foregoing clause (D) may also be applied in the case of any event relating to a Subsidiary if the event would have been covered under this Section (a) had the event related to the Company.
Notwithstanding the foregoing, in the case of any "equity restructuring" (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.
To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to all outstanding Awards, the number of Shares (or units) available under Section 4 shall be increased or decreased, as the case may be, proportionately, as may be determined by the Committee in its discretion.
(b)    Change in Control. Without limiting the foregoing, and unless provided otherwise in an Award Agreement, in connection with any Change in Control, the Committee may, in its sole discretion, provide for any one or more of the following:
(i)    substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change in Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards; provided, that, with respect to any performance-vested Awards, any such acceleration of vesting, exercisability, or lapse of restrictions shall be based on actual performance through the date of such Change in Control; and
(ii)    cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (i) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Shares received or to be received by other shareholders of the Company in such event), including, without limitation, in the case of an outstanding Option or Share Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or Share Appreciation Right over the aggregate Option Price of such Option or Share Appreciation Right (it being understood that, in such event, any Option or Share Appreciation Right having a per share Option Price equal to, or in excess of, the Fair Market Value of Common Shares subject thereto may be cancelled and terminated without any payment or consideration therefor).
For purposes of clause (i) above, an award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (ii) above) with the original Award, whether designated in securities of the acquiror in such Change in Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other shareholders of the Company receive in connection with such Change in Control transaction), and retains the vesting schedule applicable to the original Award.

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Payments to holders pursuant to clause (ii) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Grantee to receive property, cash, or securities (or a combination thereof) as such Grantee would have been entitled to receive upon the occurrence of the transaction if the Grantee had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Option Price).
(c)    Other Requirements. Prior to any payment or adjustment contemplated under this Section 14, the Committee may require a Grantee to (i) represent and warrant as to the unencumbered title to the Grantee's Awards; (ii) bear such Grantee's pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)    Fractional Shares. Any adjustment provided under this Section 14 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
(e)    Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 14 shall be conclusive and binding for all purposes.
15.    MISCELLANEOUS.
15.1    No Rights to Employment or Other Service.
Nothing in the Plan or in any grant made pursuant to the Plan shall confer on any individual any right to continue in the employ or other service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries and its shareholders to terminate the individual's employment or other service at any time.
15.2    No Fiduciary Relationship.
Nothing contained in the Plan (including without limitation Sections 7.5(c) and 8.4, and no action taken pursuant to the provisions of the Plan, shall create or shall be construed to create a trust of any kind, or a fiduciary relationship between the Company or its Subsidiaries, or their officers or the Committee, on the one hand, and the Grantee, the Company, its Subsidiaries or any other person or entity, on the other.
15.3    Compliance with Section 409A of the Code.
(a)    Any Award Agreement issued under the Plan that is subject to Section 409A of the Code may include such additional terms and conditions as the Committee determines are required to satisfy the requirements of Section 409A of the Code.
(b)    With respect to any Award issued under the Plan that is subject to Section 409A of the Code, and with respect to which a payment or distribution is to be made upon a Termination of Service, if the Grantee is determined by the Company to be a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and any of the Company's shares are publicly traded on an established securities market or otherwise, such payment or distribution, to the extent it would constitute a payment of nonqualified deferred compensation within the meaning of Section 409A of the Code that is ineligible for an exemption from treatment as such, may not be made before the date which is six months after the date of Termination of Service (to the extent required under Section 409A of the Code). Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Grantee on the first day of the seventh month following the Grantee's Termination of Service.
(c)    To the extent compliance with Section 409A of the Code is intended, the Board and the Committee shall administer the Plan, and exercise authority and discretion under the Plan, consistent with the requirements of Section 409A of the Code or any exemption thereto.

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(d)    The Company makes no representation or warranty and shall have no liability to any Grantee or any other person if any provisions of this Plan or any Award Agreement issued pursuant hereto are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
15.4    No Fund Created.
Any and all payments hereunder to any Grantee under the Plan shall be made from the general funds of the Company (or, if applicable, a participating Subsidiary), no special or separate fund shall be established or other segregation of assets made to assure such payments, and the Phantom Shares (including for purposes of this Section 15.4 any accounts established to facilitate the implementation of Section 7.4(c)) and any other similar devices issued hereunder to account for Plan obligations do not constitute Common Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company (or a participating Subsidiary) may establish a mere bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The obligations of the Company (or, if applicable, a participating Subsidiary) under the Plan are unsecured and constitute a mere promise by the Company (or, if applicable, a participating Subsidiary) to make benefit payments in the future and, to the extent that any person acquires a right to receive payments under the Plan from the Company (or, if applicable, a participating Subsidiary), such right shall be no greater than the right of a general unsecured creditor of the Company (or, if applicable, a participating Subsidiary). (If any Affiliate of the Company is or is made responsible with respect to any Awards, the foregoing sentence shall apply with respect to such Affiliate.) Without limiting the foregoing, Phantom Shares and any other similar devices issued hereunder to account for Plan obligations are solely a device for the measurement and determination of the amounts to be paid to a Grantee under the Plan, and each Grantee's right in the Phantom Shares and any such other devices is limited to the right to receive payment, if any, as may herein be provided.
15.5    Notices.
All notices under the Plan shall be in writing, and if to the Company, shall be delivered to the Committee or mailed to its principal office, addressed to the attention of the Committee; and if to the Grantee, shall be delivered personally, sent by facsimile transmission or mailed to the Grantee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section 15.5.
15.6    Indemnification.
The Company shall indemnify the members of the Board and the members of the Committee in connection with the performance of such person's duties, responsibilities and obligations under the Plan, to the maximum extent permitted by Maryland law.
15.7    Captions.
The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.
15.8    Governing Law.
THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MARYLAND.
15.9    Gender Neutral.
Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

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15.10    Nontransferability.
(a)    Each Award shall be exercisable only by such Grantee to whom such Award was granted during the Grantee's lifetime, or, if permissible under applicable law, by the Grantee's legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any of the Company or its Subsidiaries; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(b)    Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Share Options) to be transferred by a Grantee, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (i) any person who is a "family member" of the Grantee, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the Securities and Exchange Commission (collectively, the "Immediate Family Members"); (ii) a trust solely for the benefit of the Grantee and the Grantee's Immediate Family Members; (iii) a partnership or limited liability company whose only partners or shareholders are the Grantee and the Grantee's Immediate Family Members; or (iv) a beneficiary to whom donations are eligible to be treated as "charitable contributions" for federal income tax purposes (each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a "Permitted Transferee"); provided, that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan.
(c)    The terms of any Award transferred in accordance with clause (b) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Grantee shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (iii) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Grantee under the Plan or otherwise; and (iv) the consequences of a Grantee's Termination of Service under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
15.11    Payments to Persons Other Than Grantees. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Grantee's affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Grantee's estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Grantee's spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefore.
15.12    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
15.13    Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act

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in good faith, in reliance upon any report made by the independent public accountant of any member of the Company and its Subsidiaries and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
15.14    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.
15.15    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
15.16    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
15.17    Clawback/Repayment. All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (b) applicable law. Further, to the extent that the Grantee receives any amount in excess of the amount that the Grantee should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Grantee shall be required to repay any such excess amount to the Company.
15.18    Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to any member of the Company and its Subsidiaries and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is "deferred compensation" subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

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EXHIBIT A
PERFORMANCE CRITERIA
Performance-Based Awards intended to qualify as "performance-based" incentive compensation, may be payable upon the attainment of objective Performance Goals that are established by the Committee and relate to one or more Performance Criteria, in each case on specified date or over any period, up to 10 years, as determined by the Committee. Performance Criteria may (but need not) be based on the achievement of the specified levels of performance under one or more of the measures set out below relative to the performance of one or more other corporations or indices.
"Performance Criteria" includes, but is not limited to, the following business criteria (or any combination thereof) with respect to one or more of the Company, any participating Subsidiary or any division or operating unit thereof:
(i)    same store net operating income, as defined by the Company,
(ii)    total return to shareholders (meaning the aggregate Common Share price appreciation and dividends paid (assuming full reinvestment of dividends, unless otherwise determined by the Committee) during the applicable period),
(iii)    increases in same store revenues,
(iv)    acquisition volume,
(v)    the Company's published ranking against its peer group (as determined by the Committee) or indexes identified by the Committee based on total shareholder return,
(vi)    funds from operations, and
(vii)    adjusted or core funds from operations.
Performance Goals may be absolute amounts or percentages of amounts, may be relative to the performance of other companies or of indexes or may be based upon absolute values or values determined on a per-share basis.
Except as otherwise expressly provided, all financial terms are used as defined under GAAP and all determinations shall be made in accordance with GAAP, as applied by the Company in the preparation of its periodic reports to shareholders.
Unless the Committee provides otherwise at or after the time of establishing the Performance Goals, for each fiscal year of the Company, there shall be objectively determinable adjustments, as determined in accordance with GAAP, to any of the Performance Criteria described above for one or more of the items of gain, loss, profit or expense: (A) determined to be extraordinary or unusual in nature or infrequent in occurrence, (B) related to the disposal of a segment of a business, (C) related to a change in accounting principle under GAAP, (D) related to discontinued operations that do not qualify as a segment of a business under GAAP, and (E) attributable to the business operations of any entity acquired by the Company during the fiscal year.

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NATIONAL STORAGE AFFILIATES

BROADRIDGE CORPORATE ISSUER SOLUTIONS
C/O NATIONAL STORAGE AFFILIATES TRUST
P.O. BOX 1342
BRENTWOOD, NY 11717

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NATIONAL STORAGE AFFILIATES TRUST

The Board of Trustees recommends you vote FOR each nominee listed below:

1. The election of twelve trustees to serve on the Board of Trustees:	For	Against	Abstain
1a. Tamara D. Fischer	☐	☐	☐
1b. Arlen D. Nordhagen	☐	☐	☐
1c. David G. Cramer	☐	☐	☐
1d. Lisa R. Cohn	☐	☐	☐
1e. Paul W. Hylbert, Jr.	☐	☐	☐
1f. Chad L. Meisinger	☐	☐	☐
1g. Steven G. Osgood	☐	☐	☐
1h. Dominic M. Palazzo	☐	☐	☐
1i. Michael J. Schall	☐	☐	☐
1j. Rebecca L. Steinfort	☐	☐	☐
1k. Mark Van Mourick	☐	☐	☐
1l. Charles F. Wu	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposals:

	For	Against	Abstain
2. The ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐
3. Shareholder advisory vote (non-binding) on the executive compensation of the Company's Named Executive Officers as more fully described in the Proxy Statement.	☐	☐	☐

The Board of Trustees recommends you vote for 1 YEAR for the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Shareholder advisory vote (non-binding) on the frequency of the shareholder advisory vote on the executive compensation of the Company's Named Executive Officers.	☐	☐	☐	☐

The Board of Trustees recommends you vote FOR the following proposal:

	For	Against	Abstain
5. The National Storage Affiliates Trust 2024 Equity Incentive Plan.	☐	☐	☐

NOTE: In its discretion, the Proxy holder is authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign and date. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer or partner.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NATIONAL STORAGE AFFILIATES 2024 PROXY STATEMENT	110

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 13, 2024:
The 2023 Annual Report to Shareholders, Notice and Proxy Statement and the means to vote by Internet or telephone are available at www.proxyvote.com.

V32396-P04488

NATIONAL STORAGE AFFILIATES TRUST
8400 East Prentice Avenue, 9th Floor
Greenwood Village, CO 80111
This proxy is solicited by the Board of Trustees of National Storage Affiliates Trust

The undersigned shareholder of National Storage Affiliates Trust, a Maryland real estate investment trust (the "Company"), hereby appoints David G. Cramer and Brandon S. Togashi, or either of them, as proxies for the undersigned, each with full power of substitution and revocation, to attend the Annual Meeting of Shareholders of the Company to be held on May 13, 2024, at 11:00 a.m., mountain daylight time, via live webcast at www.virtualshareholdermeeting.com/NSA2024, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting. The undersigned acknowledges receipt of the Notice of such Annual Meeting and accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy previously given with respect to the meeting.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE CAST "FOR" THE ELECTION OF EACH OF THE TRUSTEE NOMINEES NAMED IN THE PROXY STATEMENT, "FOR" ITEM 2, "FOR" ITEM 3, FOR "1 YEAR" FOR ITEM 4, "FOR" ITEM 5, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side